   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 28, 1996


                        REGISTRATION NO. 333-04569
                               and 333-04569-01
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549



                                AMENDMENT NO. 2

                                      TO

                                   FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                         INTELCOM GROUP (U.S.A.), INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                              INTELCOM GROUP INC.
                   (REGISTRANT WITH RESPECT TO THE GUARANTY)

       COLORADO                                       4813, 4899                                            84-1128866
        CANADA                                        4813, 4899                                          NOT APPLICABLE
(State or other jurisdiction of            (Primary Standard Industrial Classification       (I.R.S. Employer Identification Number)
 incorporation or organization)            Code Number)



INTELCOM GROUP (U.S.A.), INC.                                                                INTELCOM GROUP INC.
  9605 E. MAROON CIRCLE                                                                          UNIT 11
      P.O. BOX 6742                                                                         1155 SERVICE ROAD WEST
ENGLEWOOD, COLORADO 80155-6742                                                                 OAKVILLE, ONTARIO
    (303) 572-5960                                                                               CANADA, L6M 3E3
                                                                                                 (905) 469-0686
(Address, including zip code, and telephone number, including area code, of each registrant's principal executive offices)


                    JOHN D. FIELD, EXECUTIVE VICE PRESIDENT
                             9605 E. MAROON CIRCLE
                                 P.O. BOX 6742
                         ENGLEWOOD, COLORADO 80155-6742
                                 (303) 572-5960
 (Name, address, including zip code, and telephone number, including area code, of agent for service for each registrant)

                               WITH A COPY TO:
                              LEONARD GUBAR, ESQ.
                               REID & PRIEST LLP
                              40 WEST 57TH STREET
                           NEW YORK, NEW YORK  10019
                                 (212) 603-2000

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

      IF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED IN CONNECTION WITH THE FORMATION OF A HOLDING COMPANY AND THERE IS COMPLIANCE WITH GENERAL INSTRUCTION G, CHECK THE FOLLOWING BOX: [_]



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

                         INTELCOM GROUP (U.S.A.), INC.
                             CROSS REFERENCE SHEET
               PURSUANT TO ITEM 501(b) OF REGULATION S-K SHOWING
                           LOCATION IN PROSPECTUS OF
                               ITEMS OF FORM S-4

A. INFORMATION ABOUT THE TRANSACTION

1.  Forepart of the Registration Statement and
    Outside Front Cover page of Prospectus.............  Facing Page of Registration Statement; Cross Reference Sheet;
                                                         Outside Front Cover Page of Prospectus

2.  Risk Factors, Ratio of Earnings to Fixed
    Charges, and Other Information.....................  Inside Front Cover Page of Prospectus; Outside Back Cover
                                                         Page of Prospectus

3.  Risk Factors, Ratio of Earnings to Fixed
    Charges, and Other Information.....................  Prospectus Summary; Risk Factors; Summary Historical and Pro
                                                         Forma Financial Information;

4.  Terms of the Transaction.........................    The Exchange Offer; Description of New Notes; Description of
                                                         New Preferred Stock; Certain United States Federal Income Tax
                                                         Consequences

5.  Pro Forma Financial Information..................    Pro Forma Condensed Consolidated Financial Statements

6.  Material Contracts with the Company Being
    Acquired...........................................  Not Applicable

7.  Additional Information Required for Reoffering
    by Persons and Parties Deemed to be
    Underwriters.......................................  Not Applicable

8.  Interests of Named Experts and Counsel.............  Legal Matters; Experts

9.  Disclosure of Commission Position on
    Indemnification for Securities Act Liabilities.....  Not Applicable

 B. INFORMATION ABOUT THE REGISTRANT

10.  Information with Respect to S-3 Registrants.......  Prospectus Summary; Recent Developments; Description of New
                                                         Notes; Description of New Preferred Stock
11.  Incorporation of Certain Information by
     Reference.......................................... Information Incorporated by Reference

12.  Information with Respect to S-2 or S-3
     Registrants........................................ Not Applicable

13.  Incorporation of Certain Information by
     Reference.......................................... Not Applicable

14.  Information with Respect to Registrants Other
     Than S-3 or S-2 Registrants........................ Not Applicable

 C. INFORMATION ABOUT THE COMPANY TO BE ACQUIRED

15.   Information with Respect to S-3 Companies......... Not Applicable

16.  Information with Respect to S-2 or S-3
     Companies.......................................... Not Applicable

17.  Information with Respect to Companies Other
     Than S-3 or S-2 Companies.........................  Not Applicable

 D. VOTING AND MANAGEMENT INFORMATION

18.  Information if Proxies, Consents or
     Authorizations Are To Be Solicited................. Not Applicable

19.  Information if Proxies, Consents or
     Authorizations Are Not to Be Solicited or in
     an Exchange Offer.................................. Not Applicable


                               OFFER TO EXCHANGE

                                ALL OUTSTANDING

                    12 1/2% SENIOR DISCOUNT NOTES DUE  2006

                                      FOR


               12 1/2% SENIOR EXCHANGE DISCOUNT NOTES DUE  2006

                                      OF

                         INTELCOM GROUP (U.S.A.), INC.

                                 GUARANTEED BY

                              INTELCOM GROUP INC.

                                      AND

                               OFFER TO EXCHANGE
                               ALL OUTSTANDING
                         EXCHANGEABLE PREFERRED STOCK
                         MANDATORILY REDEEMABLE 2007
                     (EXCHANGEABLE AT THE OPTION OF ICG)

                                     FOR
                       NEW EXCHANGEABLE PREFERRED STOCK
                          MANDATORILY REDEEMABLE 2007
                     (EXCHANGEABLE AT THE OPTION OF ICG)
                                      OF
                         INTELCOM GROUP (U.S.A.), INC.

                       ---------------------------------

                              THE EXCHANGE OFFERS
                 WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                    ON _____________, 1996 UNLESS EXTENDED

                        -------------------------------


         IntelCom Group (U.S.A.), Inc., a Colorado corporation ("ICG"), hereby offers upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), (i) to exchange (the "Note Exchange Offer") its outstanding 12 1/2% Senior Discount Notes due 2006 (the "Old Notes"), of which an aggregate of $550,300,000 in principal amount is outstanding as of the date hereof for an equal principal amount of newly issued 12 1/2% Senior Exchange Discount Notes due 2006 (the "New Notes") and (ii) to exchange (the "Preferred Stock Exchange Offer") its outstanding Exchangeable Preferred Stock (the "Old Preferred Stock") for an equal amount of newly issued New Exchangeable Preferred Stock (the "New Preferred Stock"). The form and terms of the New Notes will be the same as the form and terms of the Old Notes except that the New Notes will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and will not bear legends restricting the transfer thereof. The form and terms of the New Preferred Stock will be the same as the form and terms of the Old Preferred Stock except that the New Preferred Stock will be registered under the Securities Act and will not bear legends restricting the transfer thereof. The New Preferred Stock will be entitled to the benefits of the First Amended and Restated Articles of Incorporation of ICG, filed with the Secretary of State of the State of Colorado on April 29, 1996, governing the Preferred Stock (the "Amended Articles"). The New Notes will be entitled to the benefits of the indenture, dated as of April 30, 1996, governing the Notes (the "Indenture"). The New Notes and the Old Notes are sometimes referred to herein collectively as the "Notes" or the "Senior Notes." The Old Notes and the Old Preferred Stock are sometimes referred to herein collectively as the Old Securities, and the New Notes and the New Preferred Stock are sometimes referred to herein collectively as the New Securities.
  The New Preferred

                           (Continued on next page)


  SEE "RISK FACTORS" AT PAGE 20 FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD
     BE CONSIDERED BY ELIGIBLE HOLDERS IN EVALUATING THE EXCHANGE OFFERS.


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

  Stock and the Old Preferred Stock are sometimes referred to herein as the "Preferred Stock." The Note Exchange Offer and the Preferred Stock Exchange Offer are sometimes collectively referred to herein as the "Exchange Offers."

         There will not be any payment of interest on the New Notes prior to November 1, 2001. Interest on the New Notes will be paid in cash at the rate of 12 1/2% per annum on each May 1 and November 1, commencing November 1, 2001, to holders of record on the immediately preceding April 15 and October 15, respectively. Payment of the New Notes is fully and unconditionally guaranteed by IntelCom. Prior to these Exchange Offers there has been no public market for any securities of ICG and there can be no assurance that such a market will develop. See "Description of New Notes." ICG is a subsidiary of IntelCom Group Inc., a Canadian federal corporation ("IntelCom"; and together with ICG, the "Company").



         On or after May 1, 2001, the New Notes are redeemable, at the option of the Company, in whole or in part, at the redemption prices set forth herein plus accrued interest to the date of redemption. Upon a Change of Control (as herein defined), the Company is required to repurchase all of the outstanding Notes at 101% of the accreted value thereof plus accrued interest to the date of repurchase. At March 31, 1996, ICG and IntelCom had, on an unconsolidated basis, approximately $327.0 million of senior indebtedness, including capital lease obligations, and $68.5 million of subordinated indebtedness outstanding (which amounts do not include the New Notes and the Note Guarantee).

         Dividends on the New Preferred Stock at a rate of 14 1/4% per annum will be cumulative from the date of issuance and are payable quarterly in cash or, on or prior to May 1, 2001, at the option of ICG, in additional shares of Preferred Stock, on each February 1, May 1, August 1 and November 1, commencing August 1, 1996. If additional shares of Preferred Stock are issued in lieu of cash dividends, such shares will be registered under the Securities Act. If additional shares of Preferred Stock are issued in lieu of cash dividends, such dividends will be registered under the Securities Act. ICG is required to redeem the New Preferred Stock at the liquidation preference of $1,000 per share, plus accrued and unpaid dividends on May 1, 2007. The New Preferred Stock will be redeemable, in whole or in part, at the option of ICG, at any time on or after May 1, 2001. The New Preferred Stock will be exchangeable, in whole but not in part, at the option of ICG, into 14 1/4% Senior Subordinated Exchange Debentures due 2007 of ICG (the "Exchange Debentures"). If issued, the Exchange Debentures will be redeemable, in whole or in part, at the option of ICG, at any time on or after May 1, 2001.

         The Company will accept for exchange any and all Old Securities which are properly tendered in the Exchange Offers prior to 5:00 p.m., New York City time, on _________________ __, 1996 (if and as extended, the "Expiration Date"). Tenders of Old Securities may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offers are not conditioned upon any minimum principal amount of Old Notes or number of shares of Old Preferred Stock being tendered for exchange. Old Notes may be tendered only in integral multiples of $1,000.

         Based on a previous interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters to third parties, the Company believes that the New Securities issued pursuant to the Exchange Offers may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such New Securities directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company (within the meaning of Rule 405 under the Securities
  Act)) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder or any other such person is acquiring the New Securities in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Securities. Holders of Old Securities wishing to accept the Exchange Offers must represent to the Company that such conditions have been met.

         Each broker-dealer that receives New Securities for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a Prospectus in connection with any resale of such New Securities. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter," within the meaning of the Securities Act, in connection with resales of New Securities received in exchange for Old Securities where such Old Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

         The Company believes that none of the registered holders of the Old Securities is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company. Prior to this Exchange Offer, there has been no public market for the Old Securities. The Company does not intend to list the New Securities on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the New Securities will develop. To the extent that a market for the New Securities does develop, the market value of the New Securities will depend on market conditions (including yields on alternative investments), general economic conditions, the Company's financial condition and other conditions. Such conditions might cause the New Notes, to the extent that they are actively traded, to trade at a significant discount from face value. The Company has not entered into any arrangement or understanding with any person to distribute the New Securities to be received in the Exchange Offers.

         The Company will not receive any proceeds from the Exchange Offers. The Company has agreed to bear the expenses of the Exchange Offers. No underwriter is being used in connection with the Exchange Offers.

                The date of this Prospectus is _________, 1996.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST ADDRESSED TO INTELCOM GROUP INC., C/O INTELCOM GROUP (U.S.A.), INC., 9605 E. MAROON CIRCLE, P.O. BOX 6742 ENGLEWOOD, COLORADO 80112, ATTN: INVESTOR RELATIONS (TELEPHONE NUMBER (303) 572-5960). IN ORDER TO INSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ________, 1996.

                             AVAILABLE INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the New Securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the New Securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. IntelCom is and has been subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Summary financial information with respect to ICG is contained in the Exchange Act reports of IntelCom. The Registration Statement (and the exhibits and schedules thereto), as well as the periodic reports and other information filed by IntelCom with the Commission, may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.20549 and at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10007 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois at the prescribed rates. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

         No person is authorized in connection with any offering made hereby to give any information or to make any representation other than as contained in this Prospectus or the accompanying Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither this Prospectus nor the accompanying Letter of Transmittal or both together constitute an offer to sell or a solicitation of an offer to buy any security other than the New Securities offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby to any person in any jurisdiction in which it is unlawful to make such offer or solicitation to such person. Neither the delivery of this Prospectus or the accompanying Letter of Transmittal or both together, nor any sale made hereunder shall under any circumstances imply that the information contained herein is correct as of any date subsequent to the date hereof.

                     INFORMATION INCORPORATED BY REFERENCE

         The following documents have been filed by IntelCom with the Commission and are hereby incorporated by reference and made a part of this
       Prospectus:



          1. Annual Report on Form 10-K for the year ended September 30, 1995 (File No. 1-11052).
          2. Annual Report on Form 10-K/A for the fiscal year ended September 30, 1995 (File No. 1-11052).
          3. Quarterly Report on Form 10-Q/A for the fiscal quarter ended December 31, 1995 (File No. 1-11052).
          4. Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 1996 (File No. 1-11052).
          5. Current Report on Form 8-K dated April 29, 1996 (File No. 1-
              11052).
          6. Current Report on Form 8-K dated April 11, 1996 (File No. 1-
             11052).

         All documents subsequently filed by the Company or IntelCom with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into the Registration Statement of which this Prospectus is a part and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, upon oral or written request of such person, a copy of any and all information that has been incorporated by reference into this Prospectus (not including exhibits to the information unless such exhibits are specifically incorporated by reference into such information). Requests for information should be addressed to: IntelCom Group Inc., c/o IntelCom Group (U.S.A.), Inc., 9605 E. Maroon Circle, P.O. Box 6742, Englewood, Colorado 80112, Attn:
       Investor Relations (telephone number (303) 572-5960).

                               ------------------

         Until _________________, 1996 (90 days after the date of the Exchange Offers), all dealers offering transactions in the New Securities, whether or not participating in the Exchange Offers, may be required to deliver a Prospectus.

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus as well as the information appearing in the documents incorporated by reference herein. Unless the context otherwise requires, the term "Company" means the combined business operations of ICG and its subsidiaries and ICG's parent, IntelCom; the terms "fiscal" and "fiscal year" refer to IntelCom's fiscal year ending September 30; and all dollar amounts are in U.S. dollars. Industry figures were obtained from reports published by the Federal Communications Commission ("FCC"), the U.S. Department of Commerce, Connecticut Research (an industry research organization) and other industry sources, which the Company has not independently verified. Certain information contained in this Summary and elsewhere in this Prospectus and information with respect to the Company's plans and strategy for its business and related financing are forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from forward-looking statements, see "Risk Factors." Investors should carefully consider the information set forth under the caption "Risk Factors" including the risks relating to historical and anticipated operating losses and negative cash flow.


                                  THE COMPANY


    The Company is one of the largest providers of competitive local access services in the United States, based on estimates of the industry's 1995 revenue. Competitive local exchange companies ("CLECs"), formerly known as CAPs (competitive access providers), seek to provide an alternative to the local exchange telephone company ("LEC") for a full range of telecommunications services in the newly opened federal regulatory environment. The Company operates networks in 37 cities with populations in excess of 100,000, has recently acquired fiber optic facilities in 22 more cities and has networks under construction in four additional cities. As a result, the Company now serves more Tier II and Tier III markets with populations of between 250,000 and 2,000,000 than any other CLEC in the United States, with a significant presence in regional clusters covering major metropolitan areas in California, Colorado and the Ohio Valley. The Company also provides a wide range of network systems integration services and maritime and international satellite transmission services. As a leading participant in a rapidly growing industry, the Company has experienced significant growth, with total revenues increasing from $7.6 million for fiscal 1992 to $111.6 million for fiscal 1995 and $132.4 million for the 12-month period ended March 31, 1996.

    The Federal Telecommunications Act of 1996 (the "Telecommunications Act") and several state regulatory initiatives have substantially changed the telecommunications regulatory environment in the United States. Due to these regulatory changes, the Company is now permitted to offer all interstate and intrastate switched services, including local dial tone (which the Company intends to begin offering in the second half of 1996). In order to take advantage of the switched services market, the Company has installed 13 high capacity digital switches that enable the Company to offer these services in all of its markets.


    In response to these regulatory changes, the Company is accelerating the development of its telecom services business and, in order to facilitate rapid and cost-effective expansion, is investing significant resources to expand its network footprint and service offerings and is entering into agreements with utility companies and other local strategic partners. The Company has entered into long-term agreements with three utilities, Southern California Edison Company ("SCE"), City Public Service of San Antonio ("CPS") and a subsidiary of The Southern Company ("Southern"). Under these agreements, the Company is licensing fiber optic facilities in Southern California (1,258 miles), San Antonio (300 miles, 60 of which currently exist) and Birmingham (144 miles, 22 of which currently exist). The Company also has invested in ICG Telecom of San Diego, L.P., a California limited partnership (formerly known as Linkatel California, L.P., a California limited partnership) ("ICG Telecom of San Diego"), which operates a fiber optic network (50 miles) in metropolitan San Diego. The Company is actively pursuing licensing arrangements with other utility companies and other strategic partners.

    The Company also has entered into a national contract with AT&T Corp. ("AT&T") under which the Company will provide special and switched access services to AT&T on the Company's networks.

  TELECOM SERVICES


    The Company operates networks in the following markets within its three regional clusters: California (Sacramento, San Diego and 17 cities in the Los Angeles and San Francisco metropolitan areas); Colorado (Denver, Colorado Springs and Boulder); and the Ohio Valley (Akron, Cleveland, Columbus, Dayton and Louisville). The Company also operates networks in Birmingham, Charlotte, Phoenix, Melbourne (Florida) and Nashville. The Company has recently acquired fiber optic facilities in 22 additional cities in the Los Angeles metropolitan area through its agreement with SCE and is developing networks in Cincinnati, Greensboro/Winston-Salem and San Antonio. The Company is in the process of selling its networks in Melbourne and Phoenix. The Company's operating networks have grown from approximately 12,000 customer voice grade equivalent circuits ("VGEs") at the end of fiscal 1992 to approximately 430,000 VGEs at the end of fiscal 1995 and 511,000 VGEs as of March 31, 1996. This has driven telecom services revenue from $1.1 million for fiscal 1992 to $32.3 million for fiscal 1995 and $50.6 million for the 12-month period ended March 31, 1996.

  STRATEGY

    The Company's goal is to become the dominant alternative to the LEC in the markets it serves. In furtherance of this goal, the Company has developed a strategy to capitalize on its established customer base of long distance carriers and to develop its markets within regional clusters. Key elements of this strategy are:

    Market Services Primarily to Long Distance Carriers. The Company believes there are several advantages to acting as a "carrier's carrier" and marketing its services primarily to long distance carriers and resellers. Long distance carriers generally determine who will carry the local segment of a long distance telephone call, thereby enabling the Company to reduce its marketing costs by focusing on a few high-volume customers. Also, the continuing deregulation of local telephone service creates new opportunities for the Company to work with its long distance carrier customers to develop and deliver local dial tone and new enhanced products and services. The major long distance carriers served by the Company operate in all U.S. markets and provide the Company with information about business opportunities and the carriers' anticipated needs in markets the Company may enter. The carriers and resellers served by the Company accounted for approximately 82% of the Company's telecom services revenue for fiscal 1995. The Company believes that its "carrier's carrier" strategy reduces the risks associated with significant network investments because the Company works with long distance carrier customers, such as AT&T, MCI Communications Corp. ("MCI"), Sprint Corporation ("Sprint") and WorldCom, Inc. ("WorldCom"), to develop new products and services.

    Concentrate Markets in Regional Clusters. The Company's "first to market" advantage in certain cities has allowed it to concentrate its networks in regional clusters serving major metropolitan areas in California, Colorado and the Ohio Valley. The Company believes that by focusing on regional clusters it will be able to more effectively service its customers' needs and efficiently develop, operate and control its networks. The Company also is evaluating the expansion of its existing clusters and the addition of new regional clusters in which it may seek to acquire, build or license fiber optic facilities.

    Expand Alliances with Utilities. The Company has established, and is actively pursuing, strategic alliances with utility companies to take advantage of their existing fiber optic infrastructures. This approach affords the Company the opportunity to license or lease fiber optic facilities on a long-term basis throughout a utility's service area in a more timely, cost-effective manner than constructing facilities. In addition, utilities possess conduit and rights of way that facilitate the installation of fiber to extend the existing network in a given market.

    Aggressively Pursue Local Dial Tone and Switched Services. With the passage of the Telecommunications Act, LECs will be allowed to offer long distance services in competition with the Company's current long distance carrier customers. As a result, the Company's long distance carrier customers are seeking to rapidly reduce their reliance on LEC networks. By offering an array of telecommunications products, including local dial tone and enhanced services, the Company will be providing a high quality, lower cost alternative to the LEC. As a result, the Company expects switched services to become a primary business of the Company as it introduces local dial tone in the second half of 1996. The Company has established a network of 13 switches in its markets to offer these services. The Company's switched minutes of use have increased from 10 million minutes in the first quarter of fiscal 1995 to 362 million minutes in the second quarter of fiscal 1996.

  NETWORK SERVICES


    Through the Company's wholly owned subsidiary, Fiber Optic Technologies, Inc. ("FOTI"), the Company supplies information technology services, focusing on client/server technologies, network design, installation, maintenance and support for a variety of end users, including large businesses and telecommunications companies. The Company specializes in the installation and support of network systems for clients that include Amoco Corporation ("Amoco"), MCI, Intel Corporation ("Intel") and other leading Fortune 1000 firms. Revenue for Network Services has grown from $13.3 million for the 12-month period ended September 30, 1992 (including revenue prior to the Company's acquisition of FOTI) to $58.8 million for fiscal 1995 and $59.7 million for the 12-month period ended March 31, 1996.

  SATELLITE SERVICES


    The Company's Satellite Services operations provide satellite-based voice and data connectivity to domestic and international customers. The Company operates a maritime telecommunications business providing satellite telephone services to major cruise ship lines and the U.S. Navy, a VSAT (very small aperture terminal) data transmission business and a teleport providing international voice and data services. The Company also recently acquired 90% of the outstanding shares of Maritime Cellular Tele-Network, Inc. ("MCN"), a Florida-based maritime telecommunications operator, which provides satellite telephone services to smaller vessels and will complement the Company's existing cruise ship telephone services business. The Company recently sold four teleports (Atlanta, Denver, Los Angeles and New Jersey) to Vyvx, Inc., a subsidiary of The Williams Companies ("Vyvx"), for a cash purchase price of approximately $21.5 million. The Company continues to own and operate one teleport and has the right to lease capacity on the teleports it sold.
  Revenue for the Satellite Services operations (adjusted to reflect the sale of the teleports) was $11.4 million for fiscal 1995 and $14.9 million for the 12-month period ended March 31, 1996.

  RECENT DEVELOPMENTS

  NETWORK EXPANSION

    In March 1996, the Company and SCE jointly filed an agreement with the California Public Utilities Commission ("CPUC") under which the Company will license 1,258 miles of fiber optic cable in Southern California. This network, which will be operated and maintained by the Company, stretches from suburban Los Angeles to San Diego. In addition, the agreement allows the Company to utilize SCE's facilities to install up to 500 additional miles of fiber optic cable. The Company has identified over 1,300 buildings which, based upon estimates of building size and telecommunications traffic volumes, will be targeted by the Company for connection to the network. The Company believes this agreement is strategically important to enhancing its market position in California and providing it with a fiber optic infrastructure in a timely, cost-effective manner.

    In March 1996, the Company entered into a national contract with AT&T under which the Company will provide special and switched access services to AT&T. The Company and AT&T have initially identified 12 MSAs (metropolitan statistical areas) in which the Company will provide services and are in discussions with respect to seven additional MSAs in which the Company may provide services. The Company believes that this agreement is indicative of a trend by long distance carriers to shift origination and termination of long distance traffic away from LEC networks to the facilities of CLECs. Under the agreement, the Company will work with AT&T to provide special and switched access services in the Company's other markets and new markets which the Company may enter.


    The Company recently invested $10.0 million to acquire a 60% interest in, and became the general partner of, ICG Telecom of San Diego, whose other partners are Linkatel Communications, Inc. and The Copley Press, Inc., the
  publisher of The San Diego Union Tribune ("Copley Press").   ICG Telecom of
  San Diego operates a 50-mile fiber optic network and is constructing an additional 110 miles of fiber in metropolitan San Diego. As a result of the ICG Telecom of San Diego acquisition, combined with the Company's existing California networks and the facilities under agreement with SCE, the Company now has a network presence in all major metropolitan areas of California.

    In November 1995, the Company entered into a long-term agreement with CPS to license half of the capacity on a 300-mile fiber optic network (60 of which currently exist) in greater San Antonio. CPS will construct the remaining 240-mile network in conjunction with the Company. Upon completion, the network is expected to be able to service 120 buildings. During construction, the Company will be able to provide services to completed segments of the network.


    In March 1996, the Company entered into a long-term license agreement with a subsidiary of Southern and Alabama Power Company ("Alabama Power"), for the right to use 22 miles of fiber and 122 miles of additional Alabama Power facilities to reach the three major business centers in Birmingham.

    In February 1996, the Company entered into a long-term agreement with WorldCom under which the Company will pay approximately $8.8 million for the right to use fiber along a 330-mile fiber optic network in Ohio. The network, which is being constructed by WorldCom in conjunction with the Company, will provide a direct fiber link between the Company's existing networks in Akron, Cleveland, Columbus and Dayton and its new network under development in Cincinnati.

  MANAGEMENT

    The Company named James D. Grenfell as Executive Vice President, Chief Financial Officer and Treasurer in November 1995. Mr. Grenfell has been a financial executive in the telecommunications industry for over 15 years, most recently with BellSouth Corp.

  ACCOUNTING CHANGES

    Effective January 1, 1996, the Company changed its method of accounting for long-term telecom services contracts to recognize revenue as services are provided. The Company also has shortened the estimated depreciable lives of substantially all of its fixed assets. The Company believes this revised accounting method and the changes in estimated depreciable lives are preferable because they are more consistent with accounting practices within the telecommunications industry.

  UNITED STATES INCORPORATION

    The Board of Directors of IntelCom has adopted a plan under which IntelCom will become a subsidiary of a new publicly traded United States corporation.

  FINANCING

    In April 1996, ICG completed a private offering (the "Private Offering") of
  (i) the Old Notes which are guaranteed on a senior unsecured basis by IntelCom (the "Note Guarantee"), and (ii) the Old Preferred Stock, for aggregate gross proceeds of approximately $450.0 million. The Company believes that its liquidity will be improved because the Notes and the Preferred Stock do not require the payment of cash interest and of cash dividends, respectively, prior to 2001.


    The Preferred Stock accrues dividends quarterly at an annual rate of 14 1/4% per annum. Dividends are payable quarterly in cash or, on or prior to May 1, 2001, at the sole option of ICG, in additional shares of Preferred Stock.

    Management believes that the net proceeds from the Private Offering, amounts expected to be available through vendor financing arrangements and the funds remaining from the Unit Offering will permit the Company to expand its telecom services business as currently planned and to fund its operating deficits for approximately 24 months. Additional sources of cash, including from the issuance of equity securities, will be required in the near term.

                              THE EXCHANGE OFFERS

The Note Exchange Offer...............  The Company is offering to exchange
                                        $1,000 principal amount of New Notes
                                        for each $1,000 principal amount of
                                        Old Notes that are properly tendered
                                        and accepted.  The Company will issue
                                        the New Notes on or promptly after
                                        the Expiration Date.  The New Notes
                                        will be fully and unconditionally
                                        guaranteed by IntelCom.  There are
                                        $550,300,000 aggregate principal
                                        amount of Old Notes outstanding.  See
                                        "The Exchange Offers."

The Preferred Stock Exchange
   Offer..............................  The Company is offering to exchange one share of New Preferred Stock for
                                        each share of Old Preferred Stock
                                        that is properly tendered and
                                        accepted.  The Company will issue the
                                        New Preferred Stock on or promptly
                                        after the Expiration Date.  There are
                                        150,000 shares of Old Preferred Stock
                                        outstanding.  See "The Exchange
                                        Offers."


Resale of New Securities..............  Based on an interpretation by the staff of the Commission set forth in
                                        no-action letters issued to third
                                        parties, including "Exxon Capital
                                        Holdings Corporation" (available May
                                        13, 1988), "Morgan Stanley & Co.
                                        Incorporated" (available June 5,
                                        1991), "Mary Kay Cosmetics, Inc."
                                        (available June 5, 1991) , "Warnaco,
                                        Inc." (available October 11, 1991)
                                        and "K-III Communications Corp."
                                        (available May 14, 1993), the Company
                                        believes that New Securities issued
                                        pursuant to the Exchange Offers in
                                        exchange for Old Securities may be
                                        offered for resale, resold and
                                        otherwise transferred by any holder
                                        thereof (other than any such holder
                                        which is an "affiliate" of the
                                        Company within the meaning of Rule
                                        405 under the Securities Act) without
                                        compliance with the registration and
                                        prospectus delivery provisions of the
                                        Securities Act, provided that such
                                        New Securities are acquired in the
                                        ordinary course of such holder's or
                                        any other such person's business and
                                        that such holder or any other such
                                        person has no arrangement or
                                        understanding with any person to
                                        participate in the distribution of
                                        such New Securities.  Under no
                                        circumstances may this Prospectus be
                                        used for an offer to resell or other
                                        retransfer of New Securities.  In the
                                        event that the Company's belief is
                                        inaccurate, holders of New Securities
                                        who transfer New Securities in
                                        violation of the prospectus delivery
                                        provisions of the Securities Act and
                                        without an exemption from
                                        registration thereunder may incur
                                        liability thereunder.  The Company
                                        does not assume or indemnify holders
                                        against such liability.  The Exchange
                                        Offers are not being made to, nor
                                        will the Company accept surrenders
                                        for exchange from, holders of Old
                                        Securities (i) in any jurisdiction in
                                        which the Exchange Offers or the
                                        acceptance thereof would not be in
                                        compliance with the securities or
                                        blue sky laws of such jurisdiction or
                                        (ii) if any holder is engaged or
                                        intends to engage in a distribution
                                        of the New Securities.  Each
                                        broker-dealer that receives New
                                        Securities for its own account in
                                        exchange for Old Securities, where
                                        such Old Securities were acquired by
                                        such broker-dealer as a result of
                                        market-making activities or other
                                        trading activities, must acknowledge
                                        that it will deliver a prospectus in
                                        connection with any resale of such
                                        New Securities.  The Company has not
                                        entered into any arrangement or
                                        understanding with any person to
                                        distribute the New Securities to be
                                        received in the Exchange Offers.  See
                                        "Plan of Distribution."

Expiration Date.......................  The Exchange Offers will expire at
                                        5:00 p.m., New York City time, on
                                        ________, 1996 unless extended, in
                                        which case the term "Expiration Date"
                                        shall mean the latest date and time
                                        to which the Exchange Offers are
                                        extended.  The Company will accept
                                        for exchange any and all Old
                                        Securities which are properly
                                        tendered in the Exchange Offers prior
                                        to 5:00 p.m., New York City time, on
                                        the Expiration Date.  The New
                                        Securities issued pursuant
                                        to the Exchange Offers will be
                                        delivered on or promptly after the
                                        Expiration Date.


Conditions to the Exchange
   Offers.............................  The Company may terminate the
                                        Exchange Offers if it determines that
                                        its ability to proceed with the
                                        Exchange Offers could be materially
                                        impaired due to any legal or
                                        governmental action, any new law,
                                        statute, rule or regulation, any
                                        interpretation by the staff of the
                                        Commission of any existing law,
                                        statute, rule or regulation or the
                                        failure to obtain any necessary
                                        approvals of governmental agencies or
                                        holders of the Old Securities.  The
                                        Company does not expect any of the
                                        foregoing conditions to occur,
                                        although there can be no assurances
                                        that such conditions will not
                                        occur.

Procedures for Tendering Old Notes
   and Old Preferred Stock............  Each holder of Old Securities wishing to participate in the Exchange Offers
                                        must complete, sign and date the
                                        Letter of Transmittal, or a facsimile
                                        thereof, in accordance with the
                                        instructions contained herein and
                                        therein, and mail or otherwise
                                        deliver such Letter of Transmittal,
                                        or such facsimile, together with such
                                        Old Notes or such Old Preferred
                                        Stock, as the case may be, and any
                                        other required documentation to
                                        Norwest Banks, as exchange agent for
                                        the Notes (the "Exchange Agent"), or
                                        to American Stock Transfer and Trust
                                        Company as transfer agent for the
                                        Preferred Stock (the "Transfer
                                        Agent") at the addresses set forth
                                        herein.  By executing the Letter of
                                        Transmittal, each holder will
                                        represent to the Company that, among
                                        other things, the New Securities
                                        acquired pursuant to the Exchange
                                        Offers are being obtained in the
                                        ordinary course of business of the
                                        person receiving such New Securities,
                                        whether or not such person has an
                                        arrangement or understanding with any
                                        person to participate in the
                                        distribution of such New Securities
                                        and that neither the holder nor any
                                        such other person is an "affiliate,"
                                        as defined in Rule 405 under the
                                        Securities Act, of the Company.

Special Procedures for Beneficial
   Owners.............................  Any beneficial owner whose Old
                                        Securities are registered in the name
                                        of a broker, dealer, commercial bank,
                                        trust company or other nominee and
                                        who wishes to tender such Old
                                        Securities in the Exchange Offers
                                        should contact such registered holder
                                        promptly and instruct such registered
                                        holder to tender on such beneficial
                                        owner's behalf.  If such beneficial
                                        owner wishes to tender on such
                                        owner's own behalf, such owner must,
                                        prior to completing and executing the
                                        Letter of Transmittal and delivering
                                        its Old Securities, either make
                                        appropriate arrangements to register
                                        ownership of the Old Securities in
                                        such owner's name or obtain a
                                        properly completed bond power from
                                        the registered holder.  The transfer
                                        of registered ownership may take
                                        considerable time and may not be able
                                        to be completed prior to the
                                        Expiration Date.

Guaranteed Delivery
   Procedures.........................  Holders of Old Securities who wish to tender their Old Securities and whose
                                        Old Securities are not immediately
                                        available or who cannot deliver their
                                        Old Securities or the Letter of
                                        Transmittal to the Exchange Agent or
                                        the Transfer Agent, as the case may
                                        be, prior to the Expiration Date,
                                        must tender their Old Securities
                                        according to the guaranteed delivery
                                        procedures set forth in "The Exchange
                                        Offer--Guaranteed Delivery
                                        Procedures."

Withdrawal Rights.....................  Tenders of Old Securities may be
                                        withdrawn at any time prior to 5:00
                                        p.m., New York City time, on the
                                        Expiration Date.

Certain Federal Income Tax
   Considerations.....................

                                        For a discussion of certain federal
                                        income tax considerations relating to
                                        the exchange of the New Notes for the
                                        Old Notes and the New Preferred Stock
                                        for the Old Preferred Stock, see
                                        "Certain United States Federal Income
                                        Tax Considerations."

Exchange Agent........................  Norwest Banks is the Exchange Agent.
                                        Its telephone number is (612)
                                        667-4070.  The address of the
                                        Exchange Agent is set forth in "The
                                        Exchange Offers--Exchange Agent."

Transfer Agent........................  American Stock Transfer & Company is
                                        the Transfer Agent.  Its telephone
                                        number is (212) 936-5100.  The
                                        address of the Transfer Agent is as
                                        set forth in the "Exchange
                                        Offers--Transfer Agent."

                                 THE NEW NOTES

Aggregate Amount....................... $550,300,000 principal amount at maturity ($300,029,063 original issue
                                        price) of 12 1/2% Senior Exchange
                                        Discount Notes due May 1, 2006.

Yield and Interest..................... From and after May 1, 2001, the New
                                        Notes will bear interest, which will
                                        be payable in cash, at a rate of 12
                                        1/2% per annum on each May 1 and
                                        November 1, commencing November 1,
                                        2001.

Optional Redemption...................  On or after May 1, 2001, the New
                                        Notes will be redeemable at the
                                        option of ICG, in whole or in part,
                                        at the redemption prices set forth
                                        herein, plus accrued and unpaid
                                        interest to the date of redemption.
                                        See "Description of New
                                        Notes--Optional Redemption."

Optional Redemption Upon Public
      Equity Offering.................  At any time, or from time to time, on or prior to May 1, 1999, ICG may, at
                                        its option, redeem New Notes having a
                                        principal amount of up to 35% of the
                                        principal amount of the Old Notes
                                        initially issued, at a redemption
                                        price equal to 112 1/2% of the
                                        Accreted Value of such New Notes on
                                        the date of redemption, with the
                                        proceeds of one or more Public Equity
                                        Offerings. See "Description of New
                                        Notes--Optional Redemption."

Guarantee.............................  The New Notes will be guaranteed on a senior, unsecured basis by IntelCom.


Ranking...............................  The New Notes and the Note Guarantee
                                        will be senior, unsecured obligations
                                        of ICG and IntelCom, respectively,
                                        will rank pari passu in right of
                                        payment with all existing and future
                                        unsecured, unsubordinated obligations
                                        and will be senior in right of
                                        payment to all existing and future
                                        subordinated indebtedness of ICG and
                                        IntelCom. At  March 31,  1996, ICG
                                        and IntelCom had, on an
                                        unconsolidated basis, approximately
                                        $327.0 million of senior
                                        indebtedness (which amount does not
                                        include the Old Notes and the Note
                                        Guarantee), including capitalized
                                        lease obligations, and $68.5
                                        million of subordinated indebtedness.
                                        IntelCom and ICG are each holding
                                        companies. The New Notes and the Note
                                        Guarantee will be effectively
                                        subordinated to all liabilities
                                        (including trade payables) of the
                                        subsidiaries of ICG and IntelCom and
                                        at  March 31,  1996, the
                                        subsidiaries of ICG had approximately
                                        $115.7 million of liabilities
                                        (excluding intercompany payables to
                                        ICG), including $78.0 million of
                                        indebtedness. IntelCom and ICG are
                                        expected to incur substantial amounts
                                        of indebtedness in the future,
                                        subject to compliance with the terms
                                        of the Company's indebtedness,
                                        including the Notes Indenture (as
                                        defined herein), and the Amended
                                        Articles. See "Risk
                                        Factors--Substantial Indebtedness;
                                        Ability to Service Debt"
                                        and

                                        "--Holding Company Reliance on
                                        Subsidiaries' Funds; Priority of
                                        Creditors; Subordination of Exchange
                                        Debentures."

Additional Amounts....................  Any payments made by IntelCom pursuant to the Note Guarantee will
                                        be made without withholding or
                                        deduction for Canadian taxes unless
                                        required by law or the interpretation
                                        or administration thereof, in which
                                        case IntelCom will pay such
                                        additional amounts as may be
                                        necessary so that the net amount
                                        received by the holders after such
                                        withholding or deduction will not be
                                        less than the amount that would have
                                        been received in the absence of such
                                        withholding or deduction. See
                                        "Description of New Notes--Additional
                                        Amounts."

Redemption for Changes in
   Canadian Withholding
   Taxes..............................  In the event IntelCom becomes obligated to make payments in respect
                                        of the New Notes pursuant to the Note
                                        Guarantee and if, as a result of
                                        certain changes affecting Canadian
                                        withholding taxes, IntelCom becomes
                                        obligated to pay additional amounts
                                        in accordance with the Notes
                                        Indenture, the New Notes will be
                                        redeemable, as a whole but not in
                                        part, at the option of IntelCom at
                                        any time at 100% of their Accreted
                                        Value plus accrued interest, if any.
                                        See "Description of New
                                        Notes--Optional Redemption."

Certain Covenants.....................  The Notes Indenture contains certain covenants which, among other things,
                                        restrict the ability of IntelCom, ICG
                                        and their Restricted Subsidiaries (as
                                        defined herein) to incur additional
                                        indebtedness; create liens; engage in
                                        sale-leaseback transactions; pay
                                        dividends or make distributions in
                                        respect of their capital stock (other
                                        than with respect to the Preferred
                                        Stock); make investments or make
                                        certain other restricted payments;
                                        sell assets; create restrictions on
                                        the ability of Restricted
                                        Subsidiaries to make certain
                                        payments; issue or sell stock of
                                        certain subsidiaries; enter into
                                        transactions with stockholders or
                                        affiliates; and, with respect to
                                        IntelCom and ICG, consolidate, merge
                                        or sell all or substantially all of
                                        its assets. See "Description of New
                                        Notes--Certain Covenants."

Change of Control.....................  Upon a Change of Control (as defined herein), ICG is required to make an
                                        offer to purchase the New Notes at a
                                        purchase price equal to 101% of their
                                        Accreted Value on the date of
                                        purchase plus accrued interest, if
                                        any. See "Description of New
                                        Notes--Repurchase of New Notes upon a
                                        Change of Control."

                                              THE NEW PREFERRED STOCK

Preferred Stock.......................  150,000 shares of New Exchangeable
                                        Preferred Stock.

Dividends.............................  Cumulative at 14 1/4% per annum. All dividends will be payable quarterly
                                        in cash or, on or prior to May 1,
                                        2001, at the sole option of ICG, in
                                        additional shares of Preferred Stock,
                                        on February 1, May 1, August 1 and
                                        November 1, commencing August 1,
                                        1996. Dividends on the New Preferred
                                        Stock will accrue and be cumulative
                                        from the date of issuance thereof.
                                        For federal income tax purposes,
                                        distributions with respect to the New
                                        Preferred Stock are not expected to
                                        qualify as dividends and will be
                                        treated as a return of capital until
                                        ICG has earnings and profits as
                                        determined under applicable federal
                                        income tax principles. See "Certain
                                        United States Federal Income Tax
                                        Considerations--Tax Consequences to
                                        United States Holders--Dividends on
                                        the New Preferred Stock."

Liquidation Preference................  $1,000 per share, plus accrued and unpaid dividends.

Voting................................  Holders of the New Preferred Stock
                                        will have no voting rights except as
                                        provided by law and as provided in
                                        Amended Articles.  In the event that
                                        dividends are not paid for any four
                                        quarters, whether or not consecutive,
                                        or upon certain other events
                                        (including failure to comply with
                                        covenants and failure to pay the
                                        mandatory redemption price when due),
                                        then the number of directors
                                        constituting ICG's Board of Directors
                                        will be adjusted to permit the
                                        holders of the majority of the then
                                        outstanding New Preferred Stock,
                                        voting separately as a class, to
                                        elect two directors. See "Description
                                        of New Preferred Stock--Voting."

Mandatory Redemption..................  ICG is required to redeem the New
                                        Preferred Stock on May 1, 2007
                                        (subject to the legal availability of
                                        funds therefor) at a redemption price
                                        equal to the liquidation preference,
                                        plus accrued and unpaid dividends to
                                        the redemption date. See "Description
                                        of New Preferred Stock--Mandatory
                                        Redemption."

Optional Redemption...................  On or after May 1, 2001, the New
                                        Preferred Stock is redeemable, at the
                                        option of ICG, in whole or in part,
                                        at the redemption prices set forth
                                        herein, plus accrued and unpaid
                                        dividends to the redemption date. See
                                        "Description of New Preferred
                                        Stock--Optional Redemption."

Optional Redemption Upon Public
      Equity Offering.................  At any time, or from time to time, on or prior to May 1, 1999, ICG may, at
                                        its option, redeem shares of Old
                                        Preferred Stock having an aggregate
                                        liquidation preference of up to 35%
                                        of the aggregate liquidation
                                        preference of all shares of New
                                        Preferred Stock originally issued at
                                        a redemption price equal to 114 1/4%
                                        of the liquidation preference
                                        thereof, plus accrued and unpaid
                                        dividends to the redemption date,
                                        with the proceeds of one or more
                                        Public Equity Offerings. See
                                        "Description of New Preferred
                                        Stock--Optional Redemption."

Ranking...............................  The New Preferred Stock will rank (i)
                                        senior to all common stock of ICG and
                                        to all other capital stock of ICG
                                        unless the terms of such stock
                                        expressly provide that it ranks
                                        senior to or on a parity with the New
                                        Preferred Stock; (ii) on a parity
                                        with any capital stock of ICG the
                                        terms of which expressly provide that
                                        it will rank on a parity with the New
                                        Preferred Stock; and (iii) junior to
                                        all capital stock of ICG the terms of
                                        which expressly provide that such
                                        stock will rank senior to the New
                                        Preferred Stock. See "Description of
                                        New Preferred Stock--Ranking."

Optional Exchange Feature.............  The New Preferred Stock is
                                        exchangeable into Exchange Debentures
                                        at the option of ICG, in whole but
                                        not in part, subject to (i) such
                                        exchange being permitted by the terms
                                        of the Notes Indenture and the 13
                                        1/2% Notes Indenture (as defined
                                        herein), and (ii) the conditions
                                        described in the Amended Articles
                                        being satisfied. See "Description of
                                        New Preferred Stock--Exchange" and
                                        "Description of Exchange Debentures."

Certain Covenants.....................  The Amended Articles contain certain covenants which, among other things,
                                        restrict the ability of ICG and its
                                        Restricted Subsidiaries to incur
                                        additional indebtedness and issue
                                        preferred stock; create liens; pay
                                        dividends or make distributions in
                                        respect of their capital stock; make
                                        investments or make certain other
                                        restricted payments; sell assets;
                                        create restrictions on the ability of
                                        Restricted Subsidiaries to make
                                        certain payments; issue or sell stock
                                        of Restricted Subsidiaries; enter
                                        into transactions with stockholders
                                        or affiliates; incur senior
                                        subordinated indebtedness; and, with
                                        respect to IntelCom and

                                        ICG, consolidate, merge or sell all
                                        or substantially all of its assets.
                                        See "Description of New Preferred
                                        Stock--Certain Covenants."

Change of Control....................   Upon a Change of Control, ICG is
                                        required to make an offer to purchase
                                        the shares of New Preferred Stock at
                                        a purchase price equal to 101% of
                                        their liquidation preference on the
                                        date of purchase, plus accrued and
                                        unpaid dividends to the date of
                                        purchase. See "Description of New
                                        Preferred Stock--Change of Control."


                                               THE EXCHANGE DEBENTURES

Exchange Debentures...................  14 1/4% Subordinated Exchange
                                        Debentures due May 1, 2007 in an
                                        aggregate principal amount equal to
                                        the aggregate liquidation preference
                                        of, and accrued but unpaid dividends
                                        on, the New Preferred Stock
                                        outstanding on the Exchange Date (as
                                        defined herein).

Interest Payment Dates................  May 1 and November 1 of each year, commencing with the first of such
                                        dates to occur after the Exchange
                                        Date. On or prior to May 1, 2001, the
                                        Company may pay interest on the
                                        Exchange Debentures by issuing
                                        additional Exchange Debentures.

Optional Redemption..................   On or after May 1, 2001, the Exchange
                                        Debentures are redeemable, at the
                                        option of ICG, in whole or in part,
                                        at the redemption prices set forth
                                        herein, plus accrued and unpaid
                                        interest to the redemption date. See
                                        "Description of Exchange
                                        Debentures--Optional Redemption."

Optional Redemption Upon Public
      Equity Offering.................  At any time, or from time to time, on or prior to May 1, 1999, ICG may, at
                                        its option, redeem Exchange
                                        Debentures having a principal amount
                                        of up to $52.5 million at a
                                        redemption price equal to 114 1/4% of
                                        the principal amount thereof, plus
                                        accrued and unpaid interest to the
                                        redemption date, with the proceeds of
                                        one or more Public Equity Offerings.
                                        See "Description of Exchange
                                        Debentures--Optional Redemption."

Guarantee.............................  IntelCom will guarantee the Exchange
                                        Debentures on a senior subordinated
                                        unsecured basis (the "Debenture
                                        Guarantee").

Ranking...............................  The Exchange Debentures will be senior subordinated Indebtedness of
                                        ICG, subordinated to the prior
                                        payment when due of the principal of,
                                        and premium, if any, and accrued and
                                        unpaid interest on, all existing and
                                        future Senior Indebtedness (as
                                        defined herein) of ICG (including the
                                        New Notes) and senior to the prior
                                        payment when due of the principal and
                                        premium, if any, and accrued and
                                        unpaid interest on, all subordinated
                                        Indebtedness of ICG. IntelCom's
                                        guarantee of the Exchange Debentures
                                        will be senior subordinated
                                        Indebtedness of IntelCom,
                                        subordinated to the prior payment
                                        when due of the principal of, and
                                        premium, if any, and accrued and
                                        unpaid interest on, all existing and
                                        future Senior Guarantor Indebtedness
                                        (as defined herein) of IntelCom
                                        (including the Note Guarantee) and
                                        senior to the prior payment when due
                                        of the principal of, and premium, if
                                        any, and accrued and unpaid interest
                                        on, all subordinated Indebtedness of
                                        IntelCom.

Certain Covenants....................   The Exchange Debenture Indenture (as
                                        defined herein) contains certain
                                        covenants which, among other things,
                                        restricts the ability of IntelCom,
                                        ICG and their Restricted Subsidiaries
                                        to incur additional indebtedness;
                                        create liens; pay dividends or make
                                        distributions in respect of their
                                        capital stock; make investments or
                                        make certain other restricted
                                        payments; sell assets;

                                        create restrictions on the ability of
                                        Restricted Subsidiaries to make
                                        certain payments; issue or sell stock
                                        of certain subsidiaries; enter into
                                        transactions with stockholders or
                                        affiliates; incur senior subordinated
                                        indebtedness; and, with respect to
                                        IntelCom and ICG, consolidate, merge
                                        or sell all or substantially all of
                                        their assets. See "Description of
                                        Exchange Debentures--Certain
                                        Covenants."

Registration Requirements............   The Exchange Debentures may not be
                                        issued unless such issuance is
                                        registered under the Securities Act
                                        or is exempt from registration.

Additional Amounts...................   Any payments with respect to the
                                        Exchange Debentures made by IntelCom
                                        pursuant to the Debenture Guarantee
                                        will be made without withholding or
                                        deduction for Canadian taxes unless
                                        required by law or the interpretation
                                        or administration thereof, in which
                                        case IntelCom will pay such
                                        additional amounts as may be
                                        necessary so that the net amount
                                        received by the holders after such
                                        withholding or deduction will not be
                                        less than the amount that would have
                                        been received in the absence of such
                                        withholding or deduction. See
                                        "Description of Exchange
                                        Debentures--Additional Amounts."

Redemption for Changes in
   Canadian Withholding
   Taxes..............................  In the event IntelCom becomes obligated to make payments in respect
                                        of the Exchange Debentures pursuant
                                        to the Debenture Guarantee and if, as
                                        a result of certain changes affecting
                                        Canadian withholding taxes, IntelCom
                                        becomes obligated to pay additional
                                        amounts in accordance with the
                                        Exchange Debenture Indenture, the
                                        Exchange Debentures will be
                                        redeemable, as a whole but not in
                                        part, at the option of IntelCom at
                                        any time at 100% of their principal
                                        amount plus accrued interest, if any.
                                        See "Description of Exchange
                                        Debentures--Optional Redemption."

Change of Control.....................  Upon a Change of Control, ICG is
                                        required to make an offer to purchase
                                        the Exchange Debentures at a purchase
                                        price equal to 101% of their
                                        principal amount on the date of
                                        purchase plus accrued interest, if
                                        any. See "Description of Exchange
                                        Debentures--Change of Control."

                                  RISK FACTORS

       For a discussion of certain matters that should be considered by prospective investors in connection with the Exchange Offers, See "Risk Factors."

                SUMMARY HISTORICAL AND PRO FORMA INFORMATION(1)
         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND STATISTICAL DATA)



                                                                                                              SIX MONTHS ENDED
                                                             YEARS ENDED SEPTEMBER 30,                           MARCH 31,
                                                   ----------------------------------------------     -------------------------
                                                                         ACTUAL     PRO FORMA                 ACTUAL  PRO FORMA
                                                                         ------    ----------                 ------  ---------
                                                      1993       1994     1995      1995(3)           1995    1996(2)      1996(3)
                                                      ----       ----     ----      -------           ----    -------      ------
STATEMENT OF OPERATIONS DATA(2):
Revenue:
        Telecom services.........................  $ 4,803   $ 14,854   $ 32,330     $  32,330      $12,833   $ 31,148     $ 31,148

        Network services.........................   21,006     36,019     58,778        58,778       28,789     29,691       29,691

        Satellite services.......................    3,520      8,121     20,502        11,360        8,934     10,504        8,026

        Other....................................      147        118         --            --            --         --          --
                                                    ------     ------     ------       ------        ------     ------       ------

            Total revenue........................   29,476     59,112    111,610       102,468       50,556     71,343       68,865

Operating loss...................................   (3,660)   (15,266)   (46,814)      (44,164)     (17,289)   (31,081)     (29,717)


Interest expense.................................   (2,523)    (8,481)   (24,368)     (73,994)       (6,197)   (29,432)     (60,081)


Net loss.........................................  $(4,609)   (23,868)   (76,181)    (157,228)      (23,041)   (60,554)    (111,739)


Preferred stock dividend.........................       --         --       (467)        (467)           --     (1,027)      (1,027)
                                                    ------     ------     ------       ------        ------     ------       ------


Net loss attributable to common shareholders.....  $(4,609)  $(23,868)  $(76,648)   $(157,695)     $(23,041)  $(61,581)   $(112,766)
                                                   =======   ========   ========    =========      ========   ========    =========

Loss per common share............................   $(0.39)    $(1.56)    $(3.25)      $(6.68)       $(1.01)    $(2.42)      $(4.43)
                                                    ======     ======     ======       ======        ======     ======       ======

Weighted average number of common
 shares outstanding..............................   11,671     15,342     23,604        23,604       22,746     25,471       25,471



OTHER DATA:

EBITDA(4)........................................    $(187)   $(7,068)  $(30,190)     $(29,754)    $(10,182)  $(18,720)    $(18,009)


Ratio of earnings to combined fixed charges and
        preferred stock dividends(5).............       --         --         --            --            --         --          --


                                                                                                     SIX MONTHS
                                                                                                     ----------
                                                                                                       ENDED
                                                                                                       ------
                                                   YEARS ENDED SEPTEMBER 30,                          MARCH 31,
                                                   -------------------------                          ---------

                                                      1993       1994       1995                       1995       1996
                                                   -------   --------   --------                    --------   ---------
STATISTICAL DATA(6):
Telecom networks:
        Cities served............................        6         30         32                         32         37

        Buildings connected
         On-net..................................       97        226        280                        251        327

         Off-net.................................       --         --      1,095                        777      1,401
                                                   -------   --------   --------                    --------   --------
           Total buildings connected.............       97        226      1,375                      1,028      1,728

        Customer circuits in service (VGEs)......   50,044    224,072    430,535                    287,167    510,755

        Switches operational.....................       --          1         13                          6         13
        Switched minutes of use (millions).......       --          2        283                         42        597

        Fiber route miles(7)
         Operational.............................      168        323        627                        466       780
         Under construction......................       --         --         --                         --     1,921
        Fiber strand miles(8)
         Operational.............................    8,024     14,959     27,150                     21,811     36,310

         Under construction......................       --         --         --                          --    52,351
         Wireless route miles(9).................       --        606        568                         606       582
Satellite Services:
         Teleports...............................        1          4          5                          5          1

        Teleport antennas........................       15         48         59                         58          7



        Uplink hours(10).........................   19,949     49,166    141,736                     33,158         --

        VSATs....................................       --        810        626                        694        658

        Maritime installations...................       --         --         27                         17         33

        Maritime minutes of use (thousands)......       --         --      1,424                        251      2,084



                 (Accompanying notes are on the following page)

                                                                                                  MARCH 31,  1996
                                                                                             --------------------------

                                                                                             ACTUAL(2)      PRO FORMA(3)
                                                                                             ---------     ------------
BALANCE SHEET DATA:
        Working capital
                                                                                             $152,936      $527,352
        Total assets                                                                          556,567       964,175
        Notes payable and current portion of long-term debt and capital lease obligations       9,199         9,199
        Long-term debt and capital lease obligations, less current portion                    459,096       759,125
        Redeemable Preferred Stock of ICG ($30.0 million liquidation value)                    19,571            --
        Preferred Stock of ICG (redeemable) ($150.0 million liquidation value)                     --       144,380
         Shareholders' equity                                                                  35,513         8,283

- -----------------------------

  (1) The Summary Historical and Pro Forma Financial Information relates to IntelCom and its subsidiaries. All of IntelCom's business is conducted through ICG and its subsidiaries.

  (2) Effective January 1, 1996, the Company changed its method of accounting for long-term telecom services contracts to recognize revenue as services are provided. As required by generally accepted accounting principles, the Company has reflected the effects of the change in accounting as if such change had been adopted as of October 1, 1995. The Company's results for the six months ended March 31, 1996 reflect a charge of $3.5 million relating to the cumulative effect of this change in accounting as of October 1, 1995. The effect of this change in accounting in fiscal year 1996 was to decrease loss before cumulative effect of change in accounting by approximately $22,000 for the six months ended March 31, 1996. If the new revenue recognition method had been applied retroactively, telecom services revenue would have decreased by $2.0 million, $0.5 million and $0.7 million for fiscal 1993, 1994 and 1995, respectively, and $0.6 million for the six months ended March 31, 1995.

  (3) Pro Forma Statement of Operations Data reflects (i) the sale of the Company's teleports in Atlanta, Denver, Los Angeles and New Jersey, (ii) the receipt of the net proceeds from the Private Offering and interest expense on $300.0 million gross proceeds of the Notes and preferred stock dividends on $150.0 million liquidation preference of Preferred Stock, without giving effect to any increased interest income on available cash or the capitalization of any interest associated with construction in progress, (iii) the redemption of $30.0 million of redeemable preferred stock, payment of accrued dividends and the related $12.3 million charge for the excess of the redemption price as of April 30, 1996 over the carrying amount, (iv) the repurchase of 916,666 redeemable warrants and
      (v) the payment with respect to consents to amendments to the 13 1/2% Notes Indenture to permit the Private Offering, as if such events had occurred at the beginning of the periods presented . Pro Forma Balance Sheet Data reflects the items in (ii) through (v) above, as if such events had occurred on the balance sheet date. The sale of the Company's teleports is reflected in the actual balance sheet data at March 31, 1996. The charges described in items (iii) and (v) will be reflected in the Company's results for the three months ended June 30, 1996. See "Pro Forma Condensed Consolidated Financial Statements."

 (4) EBITDA consists of operating loss plus depreciation and amortization. EBITDA is provided because it is a measure commonly used in the telecommunications industry. EBITDA is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles for the periods indicated.

 (5)  For the fiscal years ended September 30, 1993, 1994 and 1995 and the six months ended  March 31,  1995 and 1996, earnings were insufficient to cover combined fixed charges and preferred stock dividends by $6.2 million, $24.8 million, $77.3 million, $23.0 million and $63.0 million, respectively. On a pro forma basis giving effect to the Private Offering, the redemption of $30.0 million of redeemable preferred stock and the sale of four of the Company's teleports as if they occurred on October 1, 1994 and without giving effect to any increased interest income on additional available cash or the capitalization of any interest associated with construction in progress, earnings would have been insufficient to cover
      fixed charges by   $158.3 million and  $114.2 million for fiscal 1995 and
      the six months ended March 31, 1996, respectively. Combined fixed charges and preferred stock dividends consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, that portion of rental expense the Company believes to be representative of interest (i.e., one-third of rental expense) and preferred stock dividends.

 (6) Amounts presented are for 12-month and six-month periods ended, or as of, September 30 and March 31. The Company sold four teleports in the quarter ended March 31, 1996. Statistical Data for Satellite Services does not reflect this sale.

 (7) Fiber route miles refers to the number of miles of fiber optic cable, including leased fiber. Fiber route miles as of September 30, 1993 are based upon management estimates. As of March 31, 1996, the Company had 780 fiber route miles, of which 178 fiber route miles were leased. Fiber route miles under construction represents fiber under construction and fiber which is expected to be operational within six months.

 (8) Fiber strand miles refers to the number of fiber route miles, including leased fiber, along a telecommunications path multiplied by the number of fiber strands along that path. Fiber strand miles as of September 30, 1993 are based upon management estimates. As of March 31, 1996, the Company had 36,310 fiber strand miles, of which 1,847 fiber strand miles were leased. Fiber strand miles under construction represents fiber under construction and fiber which is expected to be operational within six months.

 (9) Wireless route miles represents the total distance of the digital microwave paths between Company transmitters which are used in the Company's telecom services networks.

 (10) Uplink hours represent the number of hours of video, data and voice communications transmitted by the Company's earth stations.

                                  RISK FACTORS

         An investment in the New Securities offered hereby involves a high degree of risk. The following risk factors, together with the other information set forth in this Prospectus and appearing in the documents incorporated by reference herein, should be considered when evaluating an investment in the New Securities.

       HISTORICAL AND ANTICIPATED FUTURE OPERATING LOSSES AND NEGATIVE CASH FLOW


          The Company has incurred and expects to continue to incur significant operating and net losses. The Company expects to continue to generate negative cash flow from operating activities while it emphasizes development, construction and expansion of its telecom services business and until the Company establishes a sufficient revenue generating customer base. Because of the acceleration of the Company's expansion strategy, the Company's operating losses are expected to increase over the near term. The Company had net losses and negative EBITDA of approximately $76.6 million and $30.2 million, respectively, for fiscal 1995 and approximately $61.6 million and $18.7 million, respectively, for the first six months of fiscal 1996. In addition, the Company had accumulated deficits of $134.4 million and $196.0 million at September 30, 1995 and March 31, 1996, respectively. There can be no assurance that the Company will achieve or sustain profitability or positive EBITDA in the future or at any time have sufficient resources to make payments on its indebtedness, including the Notes and, if issued, the Exchange Debentures, or cash dividend payments on the Preferred Stock. See "Summary Historical and ProForma Information", including the notes thereto.

       SIGNIFICANT CAPITAL REQUIREMENTS


          The Company's current plans for expansion of existing networks, the development of new networks, the further development of the Company's products and services and the continued funding of operating losses may require an aggregate of approximately $100.0 million of additional cash from outside sources. The Company's arrangements with utilities require it to make significant cash payments and the development of these networks requires significant capital expenditures to add switching facilities and build out from the utilities' fiber backbone to end user locations. Due to the number of opportunities arising from changes in the telecommunications regulatory environment and the cash required to take advantage of these opportunities, management believes that the net proceeds from the Private Offering, the funds remaining from the Unit Offering and amounts expected to be available through vendor financing arrangements will provide sufficient funds necessary for the Company to expand its telecom services business as currently planned and to fund its operating deficits for approximately 21 months. Additional sources of cash may include public and private equity and debt financings by IntelCom, ICG or ICG's subsidiaries, sales of non-strategic assets, capital leases and other financing arrangements. There can be no assurance that additional financing will be available to the Company or, if available, that it can be obtained on terms acceptable to the Company. Failure to obtain such financing could result in the delay or abandonment of some or all of the Company's acquisition, development and expansion plans and expenditures, which could have a material adverse effect on its business prospects and limit the Company's ability to make principal and interest payments on its indebtedness, including the Notes and, if issued, the Exchange Debentures, or to make payments of cash dividends on, or the mandatory redemption price of, the Preferred Stock.

       RISKS RELATED TO SWITCHED SERVICES STRATEGY

          The Company has installed 13 high capacity digital switches that enable the Company to offer interstate and intrastate switched and enhanced services, including local dial tone, in all of its markets. The Company expects to add three switches in 1996 and additional switches and switching capacity as demand warrants. The Company began generating switched services revenue in the fourth quarter of fiscal 1994 and expects revenue from these services to increase. Currently, the Company is experiencing negative operating margins, as expected, from the provision of switched services while its networks are in the development and construction phases and while the Company relies on LEC networks to terminate and originate a significant portion of its customers' switched traffic. The Company expects operating margins for switched services on a given network to improve when (i) sales efforts result in increased volumes of traffic carried on the Company's own network in place of LEC facilities, and (ii) higher margin enhanced services are provided to customers on the Company's network. In addition, the Company believes that the unbundling of LEC services and the implementation of local telephone number portability, which are mandated by the Telecommunications Act, will reduce the Company's costs of providing switched services and facilitate the marketing of such services. However, the Company's switched services strategy has not yet been profitable and may not become profitable due to, among other factors, lack of customer demand, competition from other CLECs and pricing pressure from the LECs. In addition, to fully implement its switched services strategy, the Company must make significant capital expenditures to provide additional switching capacity, network infrastructure and electronic components. The Company has limited experience providing switched services and there can be no assurance that the Company's switched services strategy will be successful. See "--Regulation."

       SUBSTANTIAL INDEBTEDNESS; ABILITY TO SERVICE DEBT


          At March 31, 1996 on a pro forma basis giving effect to the Private Offering, the Company would have had approximately $773.5 million of indebtedness, including capitalized lease obligations. The accretion of original issue discount on the 13 1/2% Notes and the Notes will cause an increase in indebtedness of approximately $518.5 million by May 1, 2001. In addition, the Preferred Stock and, if issued, the Exchange Debentures may pay dividends or interest through the issuance of additional shares of Preferred Stock or Exchange Debentures, as the case may be, through May 1, 2001. The Indenture governing the 13 1/2% Notes, as amended (the "13 1/2% Notes Indenture"), the Amended Articles and the Notes Indenture limit, but do not prohibit, the incurrence of additional indebtedness by IntelCom, ICG and their subsidiaries. The Company anticipates that IntelCom, ICG and their subsidiaries will incur substantial additional indebtedness in the future. Although the net proceeds from the Private Offering are expected to enhance liquidity and improve the Company's financial flexibility in the near term, the Company's total indebtedness, interest expense and dividend requirements will be significantly increased as a result of the Private Offering.

          The level of the Company's indebtedness could have important consequences to holders of the Notes, the Preferred Stock and the Exchange Debentures, including the following: (i) the debt service requirements of any additional indebtedness could make it more difficult for the Company to make payments of interest on the Notes and the Exchange Debentures and of cash dividends on the Preferred Stock; (ii) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (iii) a substantial portion of the Company's cash flow from operations, if any, must be dedicated to the payment of principal and interest on its indebtedness and other obligations (including dividends on the Preferred Stock when required to be paid in cash) and will not be available for other purposes; (iv) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to, changes in its business; (v) the Company is more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and (vi) the Company's high degree of indebtedness will make it more vulnerable in the event of a downturn in its business.


          The Company has been experiencing substantial negative EBITDA and, on a pro forma basis giving effect to the Private Offering and the application of a portion of the net proceeds therefrom to redeem the Redeemable Preferred Stock and giving effect to the sale of four of the Company's teleports, the Company's earnings before combined fixed charges and preferred stock dividend requirements would have been insufficient to cover combined fixed charges and preferred stock dividend requirements for fiscal 1995 and the six months ended March 31, 1996 by approximately $158.3 million and $114.2 million, respectively. In addition, for the same periods on the same pro forma basis, the Company's EBITDA minus capital expenditures and interest expense and preferred stock dividends would have been approximately $(224.5) million and $(202.9) million, respectively. There can be no assurance that the Company will be able to improve its earnings before combined fixed charges and preferred stock dividends or that the Company will be able to meet its debt service obligations, including its obligations on the Notes, the Preferred Stock and the Exchange Debentures. In the event the Company's cash flow is inadequate to meet its obligations, the Company could face substantial liquidity problems. If the Company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments or, if the Company otherwise fails to comply with the various covenants in its indebtedness, it would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company. Such defaults could result in a default on the Notes, the Preferred Stock and the Exchange Debentures and could delay or preclude payment of interest or principal on the Notes and the Exchange Debentures and payment of cash dividends on, or the redemption price of, the Preferred Stock. The ability of the Company to meet its obligations will be dependent upon the future performance of the Company, which will be subject to prevailing economic conditions and to financial, business and other factors, including factors beyond the control of the Company. See "Description of New Notes," "Description of New Preferred Stock" and "Description of Exchange Debentures."

       HOLDING COMPANY RELIANCE ON SUBSIDIARIES' FUNDS; PRIORITY OF CREDITORS; SUBORDINATION OF EXCHANGE DEBENTURES


          IntelCom and ICG are each holding companies. The sole material asset of IntelCom consists of the common stock of ICG and the principal asset of ICG consists of common stock of its subsidiaries. ICG intends to loan or contribute a substantial portion of the net proceeds from the Private Offering to certain of its subsidiaries. ICG must rely upon dividends and other payments from its subsidiaries to generate the funds necessary to meet its obligations, including the payment of principal and interest on the Notes and the Exchange Debentures and the payment of cash dividends on, and the redemption price of, the Preferred Stock. The subsidiaries are legally distinct from ICG and have no obligation, contingent or otherwise, to pay amounts due with respect to the Notes, the Preferred Stock or the Exchange Debentures or to make funds available for such payments. ICG's subsidiaries will not guarantee the Notes or the Exchange Debentures. The ability of ICG's subsidiaries to make such payments to ICG will be subject to, among other things, the availability of funds, the terms of each subsidiary's indebtedness and applicable state laws. In particular, several of ICG's subsidiaries have entered into credit facilities, certain of which are guaranteed by IntelCom and/or ICG, which prohibit or restrict the payment of dividends by those subsidiaries to ICG. Claims of creditors of ICG's subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of ICG and the holders of ICG's and IntelCom's indebtedness and preferred stock, including the Notes, the Preferred Stock and the Exchange Debentures. Accordingly, the Notes and the Exchange Debentures will be effectively subordinated to the liabilities (including trade payables) of the subsidiaries of ICG and
       IntelCom, respectively. At  March 31,   1996, the subsidiaries of ICG
       had approximately $115.7 million of liabilities (excluding intercompany payables to ICG), including $78.0 million of indebtedness.


          The Exchange Debentures, if issued, would be subordinate in right of payment to the prior payment in full of the Notes, the 13 1/2% Notes and all other existing and future senior indebtedness of the Company. As of March 31, 1996 after giving pro forma effect to the Private Offering, IntelCom and ICG would have had approximately $626.5 million and $705.0 million of Senior Guarantor Indebtedness and senior indebtedness, respectively, outstanding. In the event of a bankruptcy or similar proceeding of IntelCom and/or ICG, the assets of IntelCom and ICG will be available to pay obligations on the Exchange Debentures and IntelCom's guarantee thereof only after all senior indebtedness of IntelCom and ICG has been satisfied in full, and there may not be sufficient assets remaining to pay the Exchange Debentures. See "Description of Exchange Debentures."


          The Notes will be unsecured unsubordinated indebtedness of ICG and guaranteed on an unsecured unsubordinated basis by IntelCom. At March 31, 1996, the Company had an aggregate of approximately $77.8 million of secured indebtedness, including capitalized lease obligations. In the event such secured indebtedness goes into default and the holders thereof foreclose on the collateral, the holders of secured indebtedness will be entitled to payment out of the proceeds of their collateral prior to any holders of general unsecured indebtedness including the Notes, notwithstanding the existence of any event of default with respect to the Notes. The Notes Indenture also permits the Company to incur additional secured indebtedness, to grant additional liens and, on or after May 1, 2001, to pay cash dividends on the Preferred Stock and, if issued, to pay interest on the Exchange Debentures at any time. See "Description of New Notes--Covenants." In the event of bankruptcy, liquidation or reorganization of the Company, holders of secured indebtedness will have a claim, prior to the claim of the holders of the Notes, on the assets of the Company securing such indebtedness. In addition, to the extent that the value of such collateral is insufficient to satisfy such secured indebtedness, holders of amounts remaining outstanding on such secured indebtedness (as well as other unsubordinated creditors of the Company, including holders of the 13 1/2% Notes) would be entitled to share pari passu with the Notes with respect to any other assets of the Company. Assets remaining after satisfaction of the claims of holders of secured indebtedness may not be sufficient to pay amounts due on any or all of the Notes then outstanding. Payments on the Preferred Stock and the Exchange Debentures will also be subject to the prior claims of secured creditors.

       CERTAIN FINANCIAL AND OPERATING RESTRICTIONS


         The 13 1/2% Notes Indenture, the Notes Indenture, the terms of the Preferred Stock and the Exchange Debenture Indenture and other indebtedness of the Company impose significant operating and financial restrictions on the Company. Such restrictions affect, and in certain cases significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness or create liens on its assets, pay dividends, sell assets, engage in mergers or acquisitions or make investments. Failure to comply with such covenants could limit the availability of borrowings or result in a default thereunder, in which case the lenders will be able to accelerate the maturity of the applicable indebtedness. Moreover, the instruments governing the Company's material indebtedness contain cross-default provisions which provide that a default under other indebtedness will be considered a default under the indebtedness in question. In the event that a cross-default were triggered, the maturity of substantially all of the Company's approximately $792.0 million of indebtedness (at May 31, 1996) would be accelerated and become immediately due and payable. As a result, the Company would not be able to satisfy all of its debt obligations. There can be no assurance that the Company will be able to comply with such covenants in the future. A default under such indebtedness could result in an acceleration of the Notes and the Exchange Debentures, in which case the holders of the Notes and the Exchange Debentures may not be paid in full.

       PAYMENTS DUE ON INDEBTEDNESS PRIOR TO MATURITY AND REDEMPTION OF THE SECURITIES; REFINANCING RISK


          As of March 31, 1996, an aggregate of approximately $62.0 million of capitalized lease obligations was due prior to December 31, 2000, an aggregate principal amount of approximately $68.5 million (including $0.4 million of accrued interest) was outstanding under certain convertible subordinated notes and interest notes and an aggregate accreted value of approximately $326.5 million was outstanding under the 13 1/2% Notes. As of March 31, 1996, approximately $12.0 million of the 8% Convertible Subordinated Notes and Interest Notes are due September 17, 1998 and are convertible at a price of $15.60 per Common Share. Approximately $56.1 million of the 7% Convertible Subordinated Notes and Interest Notes are due October 30, 1998 and are convertible at a price of $18.00 per Common Share. The Company has notified the holders of the Notes of its intent to redeem the 8% Convertible Subordinated Notes by July 8, 1996 and the 7% Convertible Subordinated Notes by July 26, 1996. The 13 1/2% Notes require payments of interest to be made in cash commencing on March 15, 2001 and mature on September 15, 2005. As of March 31, 1996, the Company had $4.1 million of other indebtedness that matures prior to December 31, 2000. The Company may also have additional payment obligations prior to such time, the amount of which cannot presently be determined. After giving effect to all of the above, the Company had aggregate indebtedness of approximately $473.5 million at March 31, 1996. The net proceeds from the Private Offering, the funds remaining from the Unit Offering and amounts expected to be available through vendor financing arrangements will provide sufficient funds necessary for the Company to expand its telecom services business as currently planned and to fund its operating deficits for approximately 21 months. Additional sources of cash may include public and private equity and debt financings by IntelCom, ICG or ICG's subsidiaries, sales of non-strategic assets, capital leases and other financing arrangements. Accordingly, the Company will have to refinance a substantial amount of indebtedness and obtain substantial additional funds prior to December 31, 2000. The Company's ability to do so will depend on, among other things, its financial condition at the time, the restrictions in the instruments governing its indebtedness, including the 13 1/2% Notes Indenture, the Notes Indenture, the Preferred Stock and, if applicable, the Exchange Debenture Indenture, and other factors, including market conditions, beyond the control of the Company. There can be no assurance that the Company will be able to refinance such indebtedness, including such capitalized leases, or obtain such additional funds, and if the Company is unable to effect such refinancings or obtain additional funds, the Company's ability to make principal and interest payments on its indebtedness, including the Notes (and if issued, the Exchange Debentures), or make payments of cash dividends on, or the mandatory redemption price of, the Preferred Stock, would be adversely affected.

       RISKS RELATED TO RAPID EXPANSION OF BUSINESS

          The continued rapid expansion and development of the Company's business will depend on, among other things, the Company's ability to evaluate markets, lease fiber from utilities, design fiber backbone routes, secure financing, install facilities, acquire rights of way and building access, obtain any required government authorizations and implement expanded interconnection and collocation with facilities owned by LECs, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. In addition, such expansion may involve acquisitions which, if made, could divert the resources and management time of the Company and require integration with the Company's existing networks and services. The Company's ability to effectively manage its rapid expansion will require it to continue to implement and improve its operating, financial and accounting systems and to expand, train and manage its employee base. The inability to effectively manage its planned expansion could have a material adverse effect on the Company's business, growth, financial condition and results of operations.

       COMPETITION

          The Company operates in a highly competitive environment that historically was dominated by an entrenched monopolist--the Regional Bell Operating Companies ("RBOCs") and GTE Corporation ("GTE"). The Company's current competitors include the RBOCs, GTE, other CLECs, network systems integration service providers, microwave and satellite service providers, teleport operators, wireless telecommunications providers and private networks built by large end users. Potential competitors include cable television companies, utilities, local telephone companies outside their current local service areas, as well as the local service operations of long distance carriers. Consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry as well as the development of new technologies could give rise to increased competition. One of the primary purposes of the Telecommunications Act is to promote competition, in particular in the local telephone market. Since enactment of the Telecommunications Act, several telecommunications companies have indicated their intention to enter many areas of the telecommunications industry, including areas and markets in which the Company participates and expects to participate. This may result in more participants than can ultimately be successful in a given market, subjecting the Company to further competition.

          As a recent entrant in the telecom services industry, the Company, like other CLECs, has not achieved a significant market share. The LECs have long-standing relationships with their customers, have the potential to subsidize services with revenue from a variety of businesses and have benefitted from certain state and federal regulations that, until recently, favored the entrenched monopolist over potential competitors. Recent legislative and regulatory initiatives provide increased business opportunities for the Company, allowing CLECs such as the Company to interconnect with local telephone company facilities and provide all interstate and intrastate services. These opportunities are expected to be accompanied by increased pricing flexibility for, and relaxation of regulatory oversight of, the LECs. If local telephone companies lower their rates, engage in increased volume and term discount pricing practices or seek to charge CLECs increased fees for, or seek to delay implementation of, interconnection to their networks, the Company's results of operations and financial condition could be adversely affected. There can be no assurance that the Company will be able to achieve or maintain adequate market share or revenue, or compete effectively in any of its markets. In addition, the success of the Company's strategy of leasing or licensing fiber optic cable from utilities depends upon the ability to connect end users to the Company's network. Such connections require significant capital expenditures, time and effort and, in some cases, end users targeted by the Company may already be connected to another CLEC. There can be no assurance regarding the number of end users the Company will be able to connect to its network.

       REGULATION

          The Company operates in an industry that is undergoing substantial deregulation as a result of the passage of the Telecommunications Act. However, the Company continues to be subject to significant federal, state and local regulation. On the federal level, the Company is not subject to price or rate of return regulation and is not required to obtain FCC authorization for the installation or operation of fiber optic network facilities. As a non-dominant carrier, the Company must file tariffs for its interstate services and its rates must be reasonable. In addition, the FCC may have the authority, which it is not presently exercising, to impose restrictions on foreign ownership of communications services providers not utilizing radio facilities. The Company must obtain and maintain certain FCC authorizations for its satellite and wireless services. In addition, the Company provides maritime communication services pursuant to an experimental license that expires February 1, 1997. There can be no assurance that the Company will be able to renew this license or that the FCC will not decide to allocate the radio frequencies currently used by the Company for other purposes. In addition, the FCC may auction such licenses, requiring the Company to pay significant amounts to retain its license. State regulatory agencies regulate competitive access services to the extent that they are used for intrastate communications. In addition, local authorities control the Company's access to municipal rights of way.

          The Telecommunications Act generally requires LECs to provide interconnection and nondiscriminatory access to the LEC network on more favorable terms than have been available in the past. However, such new agreements are subject to negotiations with each LEC, which may involve considerable delays, and may not necessarily be obtained on terms and conditions that are acceptable to the Company. In such instances, the Company may petition the proper state regulatory agency to arbitrate disputed issues. There can be no assurance that the Company will be able to negotiate acceptable new interconnection agreements or that, if state regulatory authorities impose terms and conditions on the parties in arbitration, such terms will be acceptable to the Company.

       DEPENDENCE ON KEY CUSTOMERS


          The Company's five largest customers accounted for approximately 18% and 22% of the Company's consolidated revenue in fiscal 1994 and 1995, respectively, and 25% for the six months ended March 31, 1996. No single customer accounted for more than 10% of the Company's consolidated revenue during fiscal 1994 or the six months ended March 31, 1996.
       For fiscal 1995, revenue from Intel, a Network Services customer, constituted approximately 11% of the Company's total consolidated revenue. The Company anticipates that as switched services revenue represents a larger percentage of the Company's total revenue, the Company's dependence on its largest telecom services customers will increase. The loss of, or decrease of business from, one or more of these customers could have a material adverse effect on the business, financial condition and results of operations of the Company. While the Company actively markets its products and services, there can be no assurance that the Company will be able to attract new customers or retain its existing customers.

       RAPID TECHNOLOGICAL CHANGE

          The telecommunications industry is subject to rapid and significant changes in technology. While the Company believes that, for the foreseeable future, these changes will neither materially affect the continued use of fiber optic cable nor materially hinder its ability to acquire necessary technologies, the effect of technological changes, including changes relating to emerging wireline and wireless transmission technologies, on the business of the Company cannot be predicted.

       DEPENDENCE ON RIGHTS OF WAY AND OTHER THIRD PARTY AGREEMENTS

          The Company must obtain easements, rights of way, franchises and licenses from various private parties, actual and potential competitors, and local governments in order to construct and maintain fiber optic networks. There can be no assurance that the Company will obtain rights of way and franchise agreements to expand its networks or that these agreements will be on terms acceptable to the Company, or that current or potential competitors will not obtain similar rights of way and franchise agreements that will allow them to compete against the Company. Because certain of these agreements are short-term or are terminable at will, there can be no assurance that the Company will continue to have access to existing rights of way and franchises after the expiration of such agreements. An important element of the Company's strategy is to enter into long-term agreements with utilities to take advantage of their existing easements and rights of way and to license or lease their excess fiber capacity. The Company has entered into contracts or letters of intent with several utilities, however other CLECs are seeking to enter into similar arrangements and have bid and are expected to continue to bid against the Company for future licenses or leases. Furthermore, utilities are required by state or local regulators to retain the right to "reclaim" fiber licensed or leased to the Company if such fiber is needed for the utility's core business. There can be no assurance that the Company will be able to obtain additional licenses or leases on satisfactory terms or that such arrangements will not be subject to reclamation. If a franchise, license or lease agreement was terminated and the Company was forced to remove or abandon a significant portion of its network, such termination could have a material adverse effect on the Company.

       KEY PERSONNEL

          The efforts of a small number of key management and operating personnel will largely determine the Company's success. The success of the Company also depends in part upon its ability to hire and retain highly skilled and qualified operating, marketing, financial and technical personnel. The competition for qualified personnel in the telecommunications industry is intense and, accordingly, there can be no assurance that the Company will be able to hire or retain necessary personnel. The loss of certain key personnel could adversely affect the Company. The Company has employment agreements with J. Shelby Bryan, President and Chief Executive Officer, James D.

       Grenfell, Executive Vice President, Chief Financial Officer and Treasurer, and William J. Maxwell, Executive Vice President-Telecom and President of ICG Telecom Group, Inc.


       LEGAL AND ADMINISTRATIVE PROCEEDINGS


           Shareholders have filed four putative class action lawsuits based on the timing and content of certain disclosures concerning FOTI's suspension and debarment from the performance of federal government contracts. FOTI's debarment has since been terminated.

       ORIGINAL ISSUE DISCOUNT; POSSIBLE UNFAVORABLE TAX AND OTHER LEGAL CONSEQUENCES FOR HOLDERS OF NOTES, PREFERRED STOCK AND EXCHANGE DEBENTURES AND THE COMPANY

          The Notes were issued at a substantial discount from their principal amount at maturity. Although cash interest will not accrue on the Notes prior to May 1, 2001, and there will be no periodic payments of cash interest on the Notes prior to November 1, 2001, original issue discount ("OID"), which is the difference between the stated redemption price at maturity and the issue price of the Notes, will accrue from the issue date of the Notes. OID will be includible as interest income periodically (including for periods ending prior to May 1, 2001) in a U.S. noteholder's gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable.

          Further, the Notes will be subject to the high yield discount obligation rules. Accordingly, ICG will not be able to deduct the OID attributable to the Notes until paid in cash or property. If the yield to maturity of the Notes exceeds the applicable federal rate plus six percentage points (12.4% for long-term debt instruments issued in April
       1996), a portion of the OID attributable to the Notes will not be deductible at all. Therefore, ICG's after tax cash flow, if any, will be less than if such OID were deductible in full when accrued. In addition, as a result of the Note Guarantee, a portion of the interest on the Notes will not be deductible by ICG.

          If a bankruptcy case is commenced by or against ICG under the U.S. Bankruptcy Code after the issuance of the Notes, the claim of a holder of a Note with respect to the principal amount thereof may be limited to an amount equal to the sum of (i) the initial offering price and (ii) that portion of the OID that is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Any OID that was not amortized as of any such bankruptcy filing would constitute "unmatured interest."

          The Company does not presently have any current or accumulated earnings and profits as determined under United States federal income tax principles and it is unlikely to have current or accumulated earnings and profits in the foreseeable future. As a result, until such time as the Company does have earnings and profits, distributions on the Preferred Stock will be treated as a nontaxable return of capital and will be applied against and reduce the adjusted tax basis (but not below zero) on the Preferred Stock in the hands of each holder, thus increasing the amount of any gain (or reducing the amount of any loss) which would otherwise be realized by such holder upon the disposition of the Preferred Stock. Consequently, distributions with respect to the Preferred Stock will not qualify as dividends for federal income tax purposes and, as a result, will be treated as a return of capital.

          Upon a redemption of Preferred Stock in exchange for Exchange Debentures, the holder will have capital gain or loss equal to the difference between the issue price of the Exchange Debentures received and the holder's adjusted basis in the Preferred Stock redeemed, except to the extent all or a portion of the Exchange Debentures received is treated as a dividend payment. Because of ICG's option through May 1, 2001 to pay interest on the Exchange Debentures by issuing additional Exchange Debentures, any Exchange Debentures issued prior to that date will be treated as issued with OID, unless under special rules for interest holidays the amount of OID is treated as de minimis. Holders would have to accrue all such OID into income over the entire term of the Exchange Debenture, but would not treat the receipt of stated interest on the Exchange Debentures as interest for federal income tax purposes.

          An Exchange Debenture may be subject to the rules for "applicable high yield discount obligations," in which case the Company's deduction for OID on such Exchange Debentures will be substantially deferred, and a portion of such deduction may be disallowed.

          For a discussion of these and other relevant tax issues, see "Certain United States Federal Income Tax Considerations."

       ABSENCE OF PUBLIC MARKET

          The Notes and the Preferred Stock are, and the Exchange Debentures, if issued, will be new issues of securities for which there is currently no active trading market. If any such securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition, performance of, and prospects for the Company.


                              THE EXCHANGE OFFERS

       PURPOSE AND EFFECT OF THE EXCHANGE OFFERS

          The Old Securities were sold by the a Placement Agent on April 30, 1996 to a limited number of institutional investors (the "Purchasers"). In connection with the sale of the Old Securities, the Company and the Purchasers entered into registration rights agreements dated as of April 30, 1996 (collectively the "Registration Rights Agreements"), which require the Company (i) to cause the Old Securities to be registered under the Securities Act or (ii) to file with the Commission a registration statement under the Securities Act with respect to New Securities identical in all material respects to the Old Securities and to use its best efforts to cause such registration statement to become effective under the Securities Act. The Company is further obligated, upon the effectiveness of that registration statement, to offer the holders of the Old Securities the opportunity to exchange their Old Notes and Old Preferred Stock for a like principal amount of New Notes and a like number of shares of New Preferred Stock, respectively, which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. Copies of the Registration Rights Agreements have been filed as exhibits to the Registration Statement of which this Prospectus is a part. The Exchange Offers are being made pursuant to the Registration Rights Agreements to satisfy the Company's obligations thereunder. The term "Holder" with respect to the Exchange Offers means any person in whose name Old Securities are registered on the Company's books or any other person who has obtained a properly completed assignment from the registered holder.

          In order to participate in the Exchange Offers, a Holder must represent to the Company, among other things, that (i) the New Securities acquired pursuant to the Exchange Offers are being obtained in the ordinary course of business of the person receiving such New Securities, whether or not such person is the Holder, (ii) neither the Holder nor any such other person is engaging in or intends to engage in a distribution of such New Securities, (iii) neither the Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Securities, and (iv) neither the Holder nor any such other person is an "affiliate," as defined under Rule 405 promulgated under the Securities Act, of the Company. In the event that any Holder of Old Securities cannot make the requisite representations to the Company in order to participate in the Exchange Offers, such Holder may be entitled to have such Holder's Old Securities registered in a "shelf" registration statement on an appropriate form pursuant to Rule 415 under the Securities Act.


          Based on a previous interpretation by the staff of the Commission set forth in no-action letters issued to third-parties, including "Exxon Capital Holdings Corporation" (available May 13, 1988), "Morgan Stanley & Co. Incorporated" (available June 5, 1991), "Mary Kay Cosmetics, Inc." (available June 5, 1991), "Warnaco, Inc." (available October 11, 1991) and K-III Communications Corp. (available May 14, 1993), the Company believes that the New Securities issued pursuant to the Exchange Offers may be offered for resale, resold and otherwise transferred by any Holder of such New Securities (other than any such Holder which is an "affiliate" of the

       Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Securities are acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution of such New Securities. Any Holder who tenders in the Exchange Offers for the purpose of participating in a distribution of the New Securities cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Under no circumstances may this Prospectus be used for an offer to resell, resale or other retransfer of the New Securities. In the event that the Company's belief is inaccurate, Holders of the New Securities who transfer New Securities in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability thereunder. The Company does not assume or indemnify Holders against such liability. The Exchange Offers are not being made to, nor will the Company accept surrenders for exchange from, Holders of Old Securities in any jurisdiction in which the Exchange Offers or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Each broker-dealer that receives New Securities for its own account in exchange for Old Securities, where such Old Securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Securities. The Company has not entered into any arrangement or understanding with any person to distribute the New Securities to be received in the Exchange Offers. See "Plan of Distribution."

       TERMS OF THE EXCHANGE OFFERS

          Upon the terms and subject to the conditions set forth in this Prospectus and in the Letters of Transmittal, the Company will accept any and all Old Securities validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes surrendered pursuant to the Note Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

          The form and terms of the New Notes will be the same as the form and terms of the Old Notes except that the New Notes will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes. The New Notes will be issued under and entitled to the benefits of the Indenture, which also authorized the issuance of the Old Notes, such that both series will be treated as a single class of debt securities under the Indenture. The form and terms of the New Preferred Stock will be the same as the form and terms of the Old Preferred Stock except that the New Preferred Stock will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof. The New Preferred Stock will evidence the same rights, privileges and obligations as the Old Preferred Stock. The New Preferred Stock will be issued under and entitled to the benefits of the Amended Articles which also authorized the issuance of the Old Preferred Stock, such that both series will be treated as a single class of equity securities under the Amended Articles.

          As of the date of this Prospectus, $550,300,000 aggregate principal amount of the Old Notes and 150,000 shares of Old Preferred Stock are outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all registered Holders of the Old Notes and Old Preferred Stock.

          The Company intends to conduct the Exchange Offers in accordance with the provisions of the Registration Rights Agreements and the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder. Old Notes that are not tendered for exchange in the Note Exchange Offer will remain outstanding and will be entitled to the rights and benefits such Holders have under the Note Indenture. Old Preferred Stock that is not tendered for exchange under the Preferred Stock Exchange Offer will remain outstanding and will be entitled to the rights as set forth in the Amended Articles.

          The Company shall be deemed to have accepted validly tendered Old Securities when, as and if the Company shall have given oral or written notice thereof to the Exchange Agent or the Transfer Agent, as the case may be. The Exchange Agent will act as agent for the tendering Holders for the purposes of receiving the New Notes from the Company and the Transfer Agent will act as agent for the tendering Holders for the purposes of receiving the New Preferred Stock from the Company.

          If any tendered Old Securities are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Securities will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

          Holders who tender Old Securities in the Exchange Offers will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange pursuant to the Exchange Offers. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offers. See "--Fees and Expenses."

       EXPIRATION DATE; EXTENSIONS; AMENDMENTS

          The term "Expiration Date," shall mean 5:00 p.m., New York City time on _______, 1996, unless the Company, in its sole discretion, extends the Exchange Offers, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offers are extended.

          In order to extend the Exchange Offers, the Company will notify the Exchange Agent and the Transfer Agent of any extension by oral or written notice and will mail to the registered Holders an announcement thereof, prior to 9:00 a.m., New York City time, on the next business day after the then Expiration Date.

          The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Securities, to extend the Exchange Offers or to terminate the Exchange Offers if any of the conditions set forth below under "--Conditions" shall not have been satisfied by giving oral or written notice of such delay, extension or termination to the Exchange Agent and the Transfer Agent or (ii) to amend the terms of the Exchange Offers in any manner. Any such delay in acceptances, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered Holders. If either Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offers for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered Holders, if the Exchange Offers would otherwise expire during such five to ten business day period.

          Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offers, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

          Upon satisfaction or waiver of all the conditions to the Exchange Offers, the Company will accept, promptly after the Expiration Date, all Old Securities properly tendered and will issue the New Securities promptly after acceptance of the Old Securities. See "--Conditions." For purposes of the Exchange Offers, the Company shall be deemed to have accepted properly tendered Old Securities for exchange when, as and if the Company shall have given oral or written notice thereof to the Exchange Agent or the Transfer Agent, as the case may be.

          In all cases, issuance of the New Securities for Old Securities that are accepted for exchange pursuant to the Exchange Offers will be made only after timely receipt by the Exchange Agent or the Transfer Agent, as the case may be, of a properly completed and duly executed Letter of Transmittal and all other required documents; provided, however, that the Company reserves the absolute right to waive any defects or irregularities in the tender or conditions of the Exchange Offers. If any tendered Old Securities are not accepted for any reason set forth in the terms and conditions of the Exchange Offers or if Old Securities are submitted for a greater principal amount, or a greater number of shares, respectively, than the Holder desires to exchange, then such unaccepted or non-exchanged Old Securities evidencing the unaccepted portion, as appropriate, will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offers.

       CONDITIONS

          Notwithstanding any other term of the Exchange Offers, the Company will not be required to exchange any New Securities for any Old Securities and may terminate the Exchange Offers before the acceptance of any Old Securities for exchange, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offers which, in the Company's reasonable judgment, might materially impair the ability of the Company to proceed with the Exchange Offers; or

          (b) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission, which, in the Company's reasonable judgment, might materially impair the ability of the Company to proceed with the Exchange Offers; or

          (c) any governmental approval or approval by Holders of the Old Securities has not been obtained, which approval the Company shall, in its reasonable judgment, deem necessary for the consummation of the Exchange Offers as contemplated hereby.

          If the Company determines in its sole discretion that any of these conditions are not satisfied, the Company may (i) refuse to accept any Old Securities and return all tendered Old Securities to the tendering Holders, (ii) extend the Exchange Offers and retain all Old Securities tendered prior to the expiration of the Exchange Offers, subject, however, to the rights of Holders who tendered such Old Securities to withdraw their tendered Old Securities or (iii) waive such unsatisfied conditions with respect to the Exchange Offers and accept all properly tendered Old Securities which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offers, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders, and the Company will extend the Exchange Offers for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered Holders, if the Exchange Offers would otherwise expire during such five to ten business day period.

       PROCEDURES FOR TENDERING

          To tender in the Exchange Offers, a Holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent, with respect to the Notes,or the Transfer Agent, with respect to the Preferred Stock prior to the Expiration Date. In addition, either (i) certificates for such Old Securities must be received by the Exchange Agent or Transfer Agent, as the case may be, along with the Letter of Transmittal, or (ii) a timely confirmation of book-entry transfer (a "Book-Entry Confirmation") of such Old Securities, if such procedure is available, into the Exchange Agent's or Transfer Agent's account at the Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below must be received by the Exchange Agent or Transfer Agent, as the case may be, prior to the Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Exchange Agent or Transfer Agent, as the case may be, at the address set forth below under "-- Exchange Agent; Transfer Agent" prior to the Expiration Date.

          The tender by a Holder which is not withdrawn prior to the Expiration Date will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

          THE METHOD OF DELIVERY OF OLD SECURITIES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT OR TRANSFER AGENT, AS THE CASE MAY BE, IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE

       EXCHANGE AGENT OR TRANSFER AGENT, AS THE CASE MAY BE, BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD SECURITIES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

          Any beneficial owner whose Old Securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Securities, either make appropriate arrangements to register ownership of the Old Securities in such owner's name or obtain a properly completed assignment from the registered Holder. The transfer of registered ownership may take considerable time.

          Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Securities tendered pursuant thereto is tendered (i) by a registered Holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantor must be a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

          If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Securities listed therein, such Old Securities must be endorsed or accompanied by a properly completed bond or stock power, as the case may be, signed by such registered Holder as such registered Holder's name appears on such Old Securities.

          If the Letter of Transmittal or any Old Securities or bond or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

          All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Securities and withdrawal of tendered Old Securities will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Securities not properly tendered or any Old Securities the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Securities. The Company's interpretation of the terms and conditions of the Exchange Offers (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Securities must be cured within such time as the Company shall determine. Although the Company intends to notify Holders of defects or irregularities with respect to tenders of Old Securities, none of the Company, the Exchange Agent, the Transfer Agent, or any other person shall incur any liability for failure to give such notification. Tenders of Old Securities will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Securities received by the Exchange Agent or the Transfer Agent, as the case may be, that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent, or the Transfer Agent, as the case may be, to the tendering Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

          In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Securities that remain outstanding subsequent to the Expiration Date or, as set forth above under "-- Conditions," to terminate the Exchange Offers and, to the extent permitted by applicable law, purchase Old Securities in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offers.

          By tendering, each Holder will represent to the Company that, among other things, (i) the New Securities acquired pursuant to the Exchange Offers are being obtained in the ordinary course of business of the Person receiving such New Securities, whether or not such person is the Holder, (ii) neither the Holder nor any such other person is engaging in or intends to engage in a distribution of such New Securities (iii) neither the Holder nor any such other person has an arrangement or understanding with any Person to participate in the distribution of such New Securities, and (iv) neither the Holder nor any such other Person is an "affiliate," as defined in Rule 405 of the Securities Act, of the Company.

          In all cases, issuance of New Securities that are accepted for exchange pursuant to the Exchange Offers will be made only after timely receipt by the Exchange Agent or Transfer Agent of certificates for such Old Securities or a timely Book-Entry Confirmation of such Old Securities into the Exchange Agent's or Transfer Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Securities are not accepted for any reason set forth in the terms and conditions of the Exchange Offers or if Old Securities are submitted for a greater principal amount or greater number of shares, as the case may be, than the Holder desires to exchange, such unaccepted or non-exchanged Old Securities will be returned without expense to the tendering Holder thereof (or, in the case of Old Securities tendered by book-entry transfer into the Exchange Agent's or Transfer Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Securities will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offers.

       BOOK-ENTRY TRANSFER

          Each of the Exchange Agent and the Transfer Agent each will make a request to establish an account with respect to the Old Securities and the Old Preferred Stock, respectively, at the Book-Entry Transfer Facility for purposes of the Exchange Offers within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Securities by causing the Book-Entry Transfer to transfer such Old Notes or Old Preferred Stock into the Exchange Agent's or the Transfer Agent's account, respectively, at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Securities may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent or the Transfer Agent, as the case may be, at the address set forth below under "--Exchange Agent; Transfer Agent" "--Transfer Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

       GUARANTEED DELIVERY PROCEDURES

          Holders who wish to tender their Old Securities and (i) whose Old Securities are not immediately available or (ii) who cannot deliver their Old Securities, the Letter of Transmittal or any other required documents to the Exchange Agent or the Transfer Agent, as the case may be, or the Transfer Agent, as the case may be prior to the Expiration Date, may effect a tender if:

          (a)  The tender is made through an Eligible Institution;

          (b) Prior to the Expiration Date, the Exchange Agent or the Transfer Agent, as the case may be or the Transfer Agent, as the case may be, receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder, the certificate number(s) of such Old Notes or Old Preferred Stock and the principal amount of Old Notes or number of shares of Old Preferred Stock tendered stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes or Old Preferred Stock and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent or the Transfer Agent, as the case may be; and

          (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Old Notes or Old Preferred Stock in proper form for transfer and other documents required by the Letter of Transmittal are received by the Exchange Agent or Transfer Agent, as the case may be, within five New York Stock Exchange trading days after the Expiration Date.

          Upon request to the Exchange Agent or the Transfer Agent, as the case may be, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Old Notes or Old Preferred Stock according to the guaranteed delivery procedures set forth above.

       WITHDRAWAL OF TENDERS

          Except as otherwise provided herein, tenders of Old Securities may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

          To withdraw a tender of Old Securities in the Exchange Offers, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent or the Transfer Agent, as the case may be, or the Transfer Agent, as the case may be, at its respective address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Securities to be withdrawn (the "Depositor"),
       (ii) identify the Old Securities to be withdrawn (including the certificate number or), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Old Securities were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes, or the Transfer Agent with respect to the Old Preferred Stock, register the transfer of such Old Securities in the name of the person withdrawing the tender and (iv) specify the name in which any such Old Securities are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Securities so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offers and no New Securities will be issued with respect thereto unless the Old Securities so withdrawn are validly retendered. Any Old Securities which have been tendered but which are not accepted for payment will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offers. Properly withdrawn Old Securities may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

       EXCHANGE AGENT; TRANSFER AGENT

          Norwest Banks has been appointed as Exchange Agent of the Note Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery with respect to the exchange of the Old Notes should be directed to the Exchange Agent addressed as follows:


By Registered Mail or Certified Mail:    By Overnight Courier:

Norwest Banks                            Norwest Banks
Corporate Trust Section                  Corporate Trust Section
P.O. Box 1517                            NorthStar East Building
Minneapolis, MN  55480-1517              Sixth and Marquette Avenues
                                         Minneapolis, MN  55479-0113

By Telephone:                            By Facsimile:

(612) 667-4070                           (612) 667-4972

          American Stock Transfer & Trust Company has been appointed Transfer Agent of the Preferred Stock Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or the Letter of Transmittal and requests for Notice of Guaranteed Delivery with respect to the Old Preferred Stock should be addressed to the Transfer Agent as follows:

       By Registered Mail, Certified Mail or Overnight    By Telephone:
       Courier:
                                                          (212) 936-5100
       American Stock Transfer & Trust Company
       40 Wall  Street                                    By Facsimile:
       New York, NY  10005
                                                          (718) 236-4588

       FEES AND EXPENSES

          The expenses of soliciting tenders will be paid by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone or in person by officers and regular employees of the Company and its affiliates.

          The Company has not retained any dealer-manager in connection with the Exchange Offers and will not make any payments to brokers-dealers or others soliciting acceptances of the Exchange Offers. The Company, however, will pay the Exchange Agent and the Transfer Agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses in connection therewith.

          The cash expenses to be incurred in connection with the Exchange Offers will be paid by the Company and are estimated in the aggregate to be approximately $200,000. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Transfer Agent, accounting and legal fees and printing costs, among others.

          The Company will pay all transfer taxes, if any, applicable to the exchange of the Old Securities pursuant to the Exchange Offers. If, however, certificates representing New Securities for principal amounts or number of shares not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of Old Securities tendered, or if tendered the Old Securities are registered in the name of, any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Old Securities pursuant to the Exchange Offers, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.


                            DESCRIPTION OF NEW NOTES

          The New Notes are to be issued under an Indenture, dated as of the April 30, 1996 (the "Notes Indenture"), among ICG, as issuer, IntelCom, as guarantor (including its successors and assigns, the "Guarantor"), and Norwest Bank Colorado, National Association, as Trustee (the "Trustee"). A copy of the Notes Indenture is available upon request from ICG. The following summary of certain provisions of the Notes Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Notes Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Whenever particular defined terms of the Notes Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. References herein to "$" refers to U.S. dollars.

          IntelCom's Board of Directors has adopted a plan under which IntelCom will become a subsidiary of a new, publicly traded Delaware corporation ("Newco"). Upon the completion of such transaction, references to

       "IntelCom" herein shall be deemed to also refer to Newco. In addition, Newco will fully and unconditionally guarantee ICG's obligations under the New Notes on a senior basis. Upon completion of the transaction whereby IntelCom becomes a subsidiary of Newco, references herein to "Guarantor" shall be deemed to also refer to Newco.

       GENERAL

          The New Notes will be unsecured senior obligations of ICG, limited to $550,300,000 aggregate principal amount, and will mature on May 1, 2006. After May 1, 2001, interest on the New Notes will accrue at the rate of 12 1/2% per annum from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually (to Holders of record at the close of business on April 15 or October 15 immediately preceding the Interest Payment Date) on May 1 and November 1 of each year, commencing November 1, 2001.

          Although for U.S. federal income tax purposes a significant amount of original issue discount, taxable as ordinary income, will be recognized by a Holder of New Notes as such discount is amortized from the date of issuance of the New Notes, Holders of New Notes will not receive any cash payments of interest on the New Notes until November 1, 2001. See "Certain United States Federal Income Tax Considerations."

          Principal of, premium, if any, and interest on the New Notes will be payable, and the New Notes may be exchanged or transferred, at the office or agency of ICG (which initially will be the corporate trust office of the Trustee at 1740 Broadway, Denver, Colorado); provided that, at the option of ICG, payment of interest may be made by check mailed to the address of the Holders as such address appears in the Security Register.

          The New Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount at maturity and any integral multiple thereof. See "--Book Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of New Notes, but ICG may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

       OPTIONAL REDEMPTION

          The New Notes will be redeemable, at ICG's option, in whole or in part, at any time or from time to time, on or after May 1, 2001 and prior to maturity, upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the following Redemption Prices (expressed in percentages of principal amount at maturity), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the Redemption Date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period commencing May 1, of the years set forth below:

                                YEAR                 PERCENTAGE

                          2001....................   106.250%
                          2002....................   103.125%
                          2003 and thereafter.....   100.000%


          In addition, at any time on or prior to May 1, 1999, ICG may, at its option from time to time, redeem New Notes having an aggregate principal amount of up to 35% of the aggregate principal amount of all Old Notes issued in the Private Offering, at a redemption price equal to 112/1//2% of the Accreted Value thereof on the redemption date, with proceeds of one or more Public Equity Offerings of Common Stock of (A) IntelCom or
       (B) ICG, provided that (i), with respect to a Public Equity Offering referred to in clause (A) above, cash proceeds of such Public Equity Offering in an amount sufficient to effect the redemption of New Notes to be so redeemed are contributed by IntelCom to ICG prior to such redemption and used by ICG to effect such redemption and (ii) such redemption occurs within 180 days after consummation of such Public Equity Offering.

          In the case of any partial redemption, selection of the New Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the New Notes are listed or, if the New Notes are not listed on a national securities exchange, on a pro rata basis or by lot; provided that no New Note of $1,000 in principal amount at maturity or less shall be redeemed in part. If any New Note is to be redeemed in part only, the notice of redemption relating to such New Note shall state the portion of the principal amount thereof to be redeemed. A new New Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original New Note.

          In the event that (i) IntelCom has become or would become obligated to pay, on the next date on which any amount would be payable under or with respect to the New Notes, any Additional Amounts (as defined herein) as a result of certain changes affecting Canadian withholding tax laws, and
       (ii) IntelCom cannot reasonably arrange for another obligor to make such payment so as to avoid the requirement to pay such Additional Amounts, then IntelCom may redeem all, but not less than all, the New Notes at any time at 100% of the Accreted Value thereof on the redemption date, together with accrued interest thereon, if any, to the redemption date. See "--Additional Amounts."

       GUARANTEE

          ICG's obligations under the New Notes are fully and unconditionally guaranteed on a senior basis by the Guarantor; provided that the Note Guarantee shall not be enforceable against the Guarantor in an amount in excess of the net worth of the Guarantor at the time that determination of such net worth is, under applicable law, relevant to the enforceability of such Note Guarantee. Such net worth shall include any claim of the Guarantor against ICG for reimbursement.

       RANKING

          The New Notes and the Note Guarantee will be senior unsecured indebtedness of ICG and IntelCom, respectively, will rank pari passu in right of payment with all existing and future unsecured, unsubordinated indebtedness and will be senior in right of payment to all existing and future subordinated indebtedness of ICG and IntelCom. See "Risk Factors- -Substantial Indebtedness; Ability to Service Debt" and "--Holding Company Reliance on Subsidiaries' Funds; Priority of Creditors; Subordination of Exchange Debentures."

       CERTAIN DEFINITIONS

          Set forth below is a summary of certain of the defined terms used in the covenants and other provisions of the Notes Indenture. Reference is made to the Notes Indenture for the full definition of all terms as well as any other capitalized term used herein for which no definition is provided.

          "Accreted Value" is defined to mean, for any Specified Date, the amount calculated pursuant to (i), (ii), (iii) or (iv) for each $1,000 principal amount at maturity of New Notes:

          (i) if the Specified Date occurs on one of the following dates (each a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:


SEMI-ANNUAL                    ACCRETED
ACCRUAL DATE                    VALUE
- ------------                   --------


April 30, 1996.................. $  545.21
November 1, 1996................ $  579.48
May 1, 1997..................... $  615.69
November 1, 1997................ $  654.18
May 1, 1998..................... $  695.06

November 1, 1998................ $  738.50
May 1, 1999..................... $  784.66
November 1, 1999................ $  833.70
May 1, 2000..................... $  885.81
November 1, 2000................ $  941.17
May 1, 2001..................... $1,000.00



          (ii) if the Specified Date occurs before the first Semi-Annual Accrual Date, the Accreted Value will equal the sum of (a) the original issue price and (b) an amount equal to the product of (1) the Accreted Value for the first Semi-Annual Accrual Date less the original issue price multiplied by (2) a fraction, the numerator of which is the number of days from the issue date of the New Notes to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is the number of days elapsed from the issue date of the New Notes to the first Semi-Annual Accrual Date, using a 360-day year of twelve 30-day months;

          (iii) if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (b) an amount equal to the product of (1) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of twelve 30-day months, and the denominator of which is 180; or

          (iv) if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

          "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Guarantor and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the net income of any Person (other than net income attributable to a Restricted Subsidiary) in which any Person (other than the Guarantor or any of its Restricted Subsidiaries) has a joint interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Guarantor or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Guarantor or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Guarantor or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales; (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described below, any amount paid or accrued as dividends on preferred stock of the Guarantor or any Restricted Subsidiary owned by Persons other than the Guarantor and any of its Restricted Subsidiaries; and (vi) all extraordinary gains and extraordinary losses.

          "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Guarantor and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Guarantor and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recently available quarterly or annual consolidated balance sheet of the Guarantor and its Restricted Subsidiaries, prepared in conformity with GAAP.

          "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that, with respect to the Guarantor and any of its Subsidiaries, the term "Affiliate" shall be deemed to include William W. Becker, Lawrence L. Becker and any person related by blood or marriage to either of them.

          "Asset Acquisition" means (i) an investment by the Guarantor or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Guarantor or shall be merged into or consolidated with the Guarantor or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Guarantor and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by the Guarantor or any of its Restricted Subsidiaries of the property and assets of any Person other than the Guarantor or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Guarantor and its Restricted Subsidiaries on the date of such acquisition.

          "Asset Disposition" means the sale or other disposition by the Guarantor or any of its Restricted Subsidiaries (other than to the Guarantor or another Restricted Subsidiary of the Guarantor) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary of the Guarantor or (ii) all or substantially all of the assets that constitute a division or line of business of the Guarantor or any of its Restricted Subsidiaries.

          "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transactions) in one transaction or a series of related transactions by the Guarantor or any of its Restricted Subsidiaries to any Person other than the Guarantor or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Guarantor or any of its Restricted Subsidiaries or (iii) any other property and assets of the Guarantor or any of its Restricted Subsidiaries outside the ordinary course of business of the Guarantor or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Notes Indenture applicable to mergers, consolidations and sales of assets of the Guarantor; provided that the meaning of "Asset Sale" shall not include (A) sales or other dispositions of inventory, receivables and other current assets, and (B) dispositions of assets of the Guarantor or any of its Restricted Subsidiaries, in substantially simultaneous exchanges for consideration consisting of any combination of cash, Temporary Cash Investments and assets that are used or useful in the telecommunications business of the Guarantor or its Restricted Subsidiaries, if such consideration has an aggregate fair market value substantially equal to the fair market value of the assets so disposed of; provided, however, that fair market value shall be determined in good faith by the Board of Directors of ICG, whose determination shall be conclusive and evidenced by a Board Resolution delivered to the Trustee; and provided further that any cash or Temporary Cash Investments received by the Guarantor or any of its Restricted Subsidiaries pursuant to any transaction described in clause (B) above shall be applied in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant.

          "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

          "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the date of the Notes Indenture, including, without limitation, all Common Stock and preferred stock.

          "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligations" means the discounted present value of the rental obligations under such lease.

          "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock having more than 40% of the voting power of the total Voting Stock of the Guarantor on a fully diluted basis; (ii) individuals who on the Closing Date constitute the Board of Directors of the Guarantor (together with any new directors whose election by the Board of Directors or whose nomination for election by the Guarantor's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or (iii) all of the Common Stock of ICG is not beneficially owned by the Guarantor; provided, however, that a Change of Control shall be deemed not to occur solely as a result of a Reorganization permitted by the Notes Indenture.

          "Closing Date" means the date on which the New Notes are originally issued under the Notes Indenture.

          "Consolidated EBITDA" means, for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iv) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, and (vi) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Guarantor and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by the Guarantor or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

          "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Guarantor or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Guarantor and its Restricted Subsidiaries during such period; excluding, however, without duplication, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the 13/1//2% Notes and the warrants issued therewith, the New Notes and/or the Preferred Stock, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

          "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Guarantor and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Guarantor or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

          "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Guarantor or any of its Restricted Subsidiaries against fluctuations in currency values to or under which the Guarantor or any of its Restricted Subsidiaries is a party or a beneficiary on the Closing Date or becomes a party or a beneficiary thereafter.

          "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

          "FOTI" means Fiber Optic Technologies Inc., a Colorado corporation.

          "GAAP" means generally accepted accounting principles in the United States of America as in effect as of August 8, 1995, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained in the Notes Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Notes Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the 13/1//2% Notes and the warrants issued therewith, the New Notes and/or the Preferred Stock and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

          "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

          "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an Incurrence of Indebtedness by reason of the acquisition of more than 50% of the Capital Stock of any Person; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness. The term "Incurrence" has a corresponding meaning.

          "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such

       Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided (i) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the original issue price of such Indebtedness and (ii) that Indebtedness shall not include any liability for federal, state, local or other taxes.

          "Indebtedness to EBITDA Ratio" means, as at any date of determination, the ratio of (i) the aggregate amount of Indebtedness of the Guarantor, ICG and their Restricted Subsidiaries on a consolidated basis ("Consolidated Indebtedness") as at the date of determination to (ii) the Consolidated EBITDA of the Guarantor for the then most recent four full fiscal quarters for which reports have been filed pursuant to the "Commission Reports and Reports to Holders" covenant described below (such four full fiscal quarter period being referred to herein as the "Four Quarter Period"); provided that (x) pro forma effect shall be given to any Indebtedness Incurred from the beginning of the Four Quarter Period through the Transaction Date (including any Indebtedness Incurred on the Transaction Date), to the extent outstanding on the Transaction Date, (y) if during the period commencing on the first day of such Four Quarter Period through the Transaction Date (the "Reference Period"), the Guarantor, ICG or any of the Restricted Subsidiaries shall have engaged in any Asset Sale, Consolidated EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale and any related retirement of Indebtedness as if such Asset Sale and related retirement of Indebtedness had occurred on the first day of such Reference Period or (z) if during such Reference Period the Guarantor, ICG or any of the Restricted Subsidiaries shall have made any Asset Acquisition, Consolidated EBITDA of the Guarantor shall be calculated on a pro forma basis as if such Asset Acquisition and any related financing had occurred on the first day of such Reference Period.

          "IntelCom" means IntelCom Group Inc.  and its successors and assigns.

          "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Guarantor or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include the designation of a Restricted Subsidiary as an Unrestricted Subsidiary. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described below, (i) "Investment" shall include the fair market value of the assets (net of liabilities) of any Restricted Subsidiary of the Guarantor at the time that such Restricted Subsidiary of the Guarantor is designated an Unrestricted Subsidiary and shall exclude the fair market value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Guarantor and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors in good faith.

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

          "MTN" means Maritime Telecommunications Network, Inc., a Colorado corporation, and its successors.

          "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Guarantor or any Restricted Subsidiary of the Guarantor) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Guarantor and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Guarantor or any Restricted Subsidiary of the Guarantor as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Guarantor or any Restricted Subsidiary of the Guarantor) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

          "Offer to Purchase" means an offer to purchase New Notes by ICG from the Holders commenced by mailing a notice to the Trustee and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all New Notes validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Senior Discount Note not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless ICG defaults in the payment of the purchase price, any Senior Discount Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date; (v) that Holders electing to have a Senior Discount Note purchased pursuant to the Offer to Purchase will be required to surrender the Senior Discount Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Senior Discount Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of New Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such New Notes purchased; and (vii) that Holders whose new New Notes are being
                                                         ===
       purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the New Notes surrendered; provided that each Senior Discount Note purchased and each new Senior Discount
       Note issued shall be in a principal amount of $1,000 or integral multiples thereof. On the Payment Date, ICG shall (i) accept for payment on a pro rata basis New Notes or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all New Notes or portions thereof so accepted; and (iii) deliver, or cause to be delivered, to the Trustee all New Notes or portions thereof so accepted together with an Officers' Certificate specifying the New Notes or portions thereof accepted for payment by ICG. The Paying Agent shall promptly mail to the Holders of New Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Senior Discount Note equal in principal amount to any unpurchased portion of the Senior Discount Note surrendered; provided that each Senior Discount Note purchased and each new Senior Discount Note issued shall be in a principal amount of $1,000 or integral multiples thereof. ICG will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. ICG will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that ICG is required to repurchase New Notes pursuant to an Offer to Purchase.

          "Ohio LINX" means ICG Ohio LINX, Inc., an Ohio corporation.

          "Permitted Investment" means (i) an Investment in a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Guarantor or a Restricted Subsidiary; provided that such person's primary business is related, ancillary or complementary to the businesses of the Guarantor and its Restricted Subsidiaries on the date of such Investment;
       (ii) a Temporary Cash Investment; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) loans or advances to employees made in the ordinary course of business in accordance with past practice of the Guarantor or its Restricted Subsidiaries and that do not in the aggregate exceed $2 million at any time outstanding; and (v) stock, obligations or securities received in satisfaction of judgments.

          "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights of way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Guarantor or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described below, (1) to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Guarantor and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Guarantor or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of stock or Indebtedness of, any corporation existing at the time such corporation becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Guarantor or any Restricted Subsidiary other than the property or assets acquired; (xii) Liens in favor of the Guarantor or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against the Guarantor or any Restricted Subsidiary of the Guarantor that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;
       (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed to protect the Guarantor or any of its Restricted Subsidiaries from fluctuations in the price of commodities; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Guarantor or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Guarantor and its Restricted

       Subsidiaries prior to the Closing Date; and (xviii) Liens on or sales of receivables.

          "Preferred stock" or "preferred stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference stock, whether now outstanding or issued after the date of the Notes Indenture, including, without limitation, all series and classes of such preferred or preference stock.

          "Preferred Stock" means the preferred stock of ICG issued on the Closing Date and any shares of preferred stock issued as payment in kind dividends thereon.

          "Public Equity Offering" means a bona fide underwritten primary public offering of Common Stock of IntelCom or ICG pursuant to an effective registration statement under the Securities Act.

          "Redeemable Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the New Notes, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the New Notes or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the New Notes; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the New Notes shall not constitute Redeemable Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of New Notes Upon a Change of Control" covenants described below and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Guarantor's repurchase of such New Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of New Notes Upon a Change of Control" covenants described below.

          "Restricted Subsidiary" means any Subsidiary of the Guarantor other than an Unrestricted Subsidiary.

          "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary of the Guarantor that, together with its Subsidiaries, (i) for the most recent fiscal year of the Guarantor, accounted for more than 10% of the consolidated revenues of the Guarantor and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Guarantor and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Guarantor for such fiscal year.

          "Specified Date" means any redemption date, any date of purchase for any purchase of New Notes pursuant to the "Limitation on Asset Sales" or "Repurchase of New Notes upon a Change of Control" covenants described below or any date on which the New Notes are due and payable after an Event of Default.

          "StarCom" means StarCom International Optics Corporation, a British Columbia corporation, and its subsidiaries.

          "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and
       (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

          "Strategic Investor" means any Person engaged in the telecommunications business which has a net worth or equity market capitalization of at least $1 billion.

          "Strategic Investor Subordinated Indebtedness" means all Indebtedness of ICG owed to a Strategic Investor that is contractually subordinate in right of payment to the New Notes to at least the following extent: no payment of principal (or premium, if any) or interest on or otherwise payable in respect of such Indebtedness may be made (whether as a result of a default or otherwise) prior to the payment in full of all of the Guarantor's and ICG's obligations under the New Notes, provided, however, that prior to the payment of such obligations, interest on Strategic Investor Subordinated Indebtedness may be payable solely in kind or in Common Stock (other than Redeemable Stock) of the Guarantor.

          "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

          "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within 270 days of the date of acquisition thereof, bankers' acceptances with maturities not exceeding 270 days, and overnight bank deposits, in each case issued by or with a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $100 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Guarantor) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group, and (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or Moody's Investors Service, Inc.

          "13 1/2% Notes" means the 13 1/2% Notes due 2005 of ICG guaranteed by IntelCom on a senior unsecured basis.

          "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Guarantor or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

          "Unrestricted Subsidiary" means (i) any Subsidiary of the Guarantor that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and
       (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary of the Guarantor (including any newly acquired or newly formed Subsidiary of the Guarantor), other than ICG or a Subsidiary that has given a Subsidiary Guarantee, to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Guarantor or any Restricted Subsidiary; provided that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, that such designation would be permitted under the "Limitation on Restricted Payments" covenant described below. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Guarantor; provided that immediately after giving effect to such designation (x) the Guarantor could Incur $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant described below and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

          "Voting Stock" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

          "Wholly Owned" means, with respect to any Subsidiary of any Person, such Subsidiary if all of the outstanding Capital Stock in such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) is owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

          "Zycom" means Zycom Corporation, an Alberta, Canada corporation.

       COVENANTS

       LIMITATION ON INDEBTEDNESS

          (a) Under the terms of the Notes Indenture, the Guarantor will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the New Notes, the Guarantor's Guarantee thereof and Indebtedness existing on the Closing Date); provided that the Guarantor and ICG may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Indebtedness to EBITDA Ratio would be greater than zero and less than 5:1.

          Notwithstanding the foregoing, the Guarantor and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness of the Guarantor or ICG outstanding at any time, which Indebtedness generates gross proceeds to the Guarantor or ICG of up to $400 million, less the gross proceeds of Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below; provided that (A) Indebtedness generating gross proceeds to the Guarantor or ICG of up to $150 million may be Incurred under this clause (i) with no additional requirements and (B) prior to, or contemporaneously with, the Incurrence of Indebtedness generating all or any part of the remaining $250 million of gross proceeds referred to under this clause (i), the Guarantor or ICG shall have issued or shall issue preferred stock (which has a final stated redemption date later than the Stated Maturity of the 13/1// 2% Notes) generating an amount of gross proceeds equal to or greater than the amount of Indebtedness so Incurred and (x) with respect to preferred stock issued on the same date as Indebtedness Incurred under this clause (i)(B), having a dividend rate of no more than 2.75 percentage points higher than the interest rate on the Indebtedness so Incurred, and (y) with respect to preferred stock issued at any other time which will be applied to satisfy the criteria under this clause (i)(B), having a secondary market yield, on the same date as the Indebtedness so Incurred, which a nationally recognized investment banking firm certifies to the Trustee is no more than 2.75 percentage points higher than the interest rate on the Indebtedness that is being Incurred pursuant to this clause (i)(B); (ii) Indebtedness to the Guarantor or any of its Wholly Owned Restricted Subsidiaries; provided that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Guarantor or another Wholly Owned Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness Incurred under clause (i), (ii), (v), (vi), (viii), (ix),
       (xi) or (xii) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the New Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the New Notes or the Senior Discount Note Guarantee shall only be permitted under this clause (iii) if (A) in case the New Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the New Notes or the Senior Discount Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining New Notes or the Senior Discount Note Guarantee, as the case may be, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the New Notes or the Senior Discount Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the New Notes or the Senior Discount Note Guarantee, as the case may be, at least to the extent that the Indebtedness to be refinanced is subordinated to the New Notes or the Senior Discount Note Guarantee, as the case may be and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Guarantor or ICG be refinanced by means of any Indebtedness of any Restricted Subsidiary of the Guarantor or ICG, as the case may be, pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of ICG or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of ICG (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of ICG for the purpose of financing such acquisition), in a principal amount at maturity not to exceed the gross proceeds actually received by ICG or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of the Guarantor or, to the extent the proceeds referred to below are contributed to ICG, ICG, not to exceed, at any one time outstanding, twice the amount of Net Cash Proceeds received by the Guarantor after the Closing Date from the issuance and sale of its Capital Stock (other than Redeemable Stock or preferred stock); provided that such Indebtedness does not mature prior to the Stated Maturity of the New Notes, has an Average Life longer than the New Notes and is subordinated to the New Notes as provided in Schedule I to the Notes Indenture; (vi) Strategic Investor Subordinated Indebtedness; (vii) Indebtedness of the Guarantor or ICG, to the extent the proceeds thereof are immediately used after the Incurrence thereof to purchase New Notes tendered in an Offer to Purchase made as a result of a Change of Control;
       (viii) Indebtedness of any Restricted Subsidiary of the Guarantor Incurred pursuant to any credit agreement (including equipment leasing or financing agreements) of such Restricted Subsidiary in effect on August 8, 1995 (or any agreement refinancing Indebtedness under such credit agreement), up to the amount of the commitment under such credit agreement on August 8, 1995; (ix) Indebtedness of the Guarantor or ICG, in an amount not to exceed $100 million at any one time outstanding, consisting of Capitalized Lease Obligations with respect to assets that are used or useful in the telecommunications business of the Guarantor or its Restricted Subsidiaries; (x) Indebtedness Incurred to defease the New Notes; (xi) Indebtedness of any Person that becomes a Restricted Subsidiary of the Guarantor after March 31, 1996, which Indebtedness exists or for which there is a commitment to lend at the time such Person becomes a Restricted Subsidiary and subsequent Incurrences thereof ("Acquired Indebtedness"), in an accreted amount not to exceed $50 million at any one time outstanding in the aggregate for all such Restricted Subsidiaries; provided that such Acquired Indebtedness does not exceed 65% of the consideration (calculated by including the Acquired Indebtedness as a part of such consideration) for the acquisition of such Person; and (xii) Indebtedness of the Guarantor or ICG, in an amount not to exceed $30 million at any one time outstanding, consisting of letters of credit and similar arrangements used to support obligations of the Guarantor or any of its Restricted Subsidiaries with respect to the acquisition of (by purchase, lease or otherwise), construction of, or improvements on, assets that will be used or useful in the telecommunications business of the Guarantor or its Restricted Subsidiaries.

          (b) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, ICG, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

       LIMITATION ON RESTRICTED PAYMENTS

          So long as any of the New Notes are outstanding, the Guarantor will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on its Capital Stock held by Persons other than the Guarantor or any of its Restricted Subsidiaries (other than dividends or distributions payable solely in shares of its or such Restricted Subsidiary's Capital Stock (other than Redeemable Stock) of the same class held by such holders or in options, warrants or other rights to acquire such shares of Capital Stock and other than pro rata dividends or distributions on Common Stock of Restricted Subsidiaries), (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of the Guarantor or any Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than the Guarantor or any of its Wholly Owned Restricted Subsidiaries (except for Capital Stock of MTN, StarCom, Ohio LINX, FOTI and Zycom to the extent the consideration therefor consists solely of Common Stock (other than Redeemable Stock) of the Guarantor transferred in compliance with the Securities Act), (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance or other acquisition or retirement for value, of Indebtedness of ICG or the Guarantor that is subordinated in right of payment to the New Notes or the Note Guarantee, as the case may be, or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) the Guarantor could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) after the date of the Notes Indenture shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of such amount) (determined by excluding income resulting from transfers of assets by the Guarantor or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed pursuant to the "Commission Reports and Reports to Holders" covenant plus (2) the aggregate Net Cash Proceeds received by the Guarantor after the Closing Date from the issuance and sale permitted by the Notes Indenture of its Capital Stock (other than Redeemable Stock) to a Person who is not a Subsidiary of the Guarantor, or from the issuance to a Person who is not a Subsidiary of the Guarantor of any options, warrants or other rights to acquire Capital Stock of the Guarantor (in each case, exclusive of any Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the New Notes) plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Guarantor or any Restricted Subsidiary (except to the extent any such payment is included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed the amount of Investments previously made by the Guarantor and its Restricted Subsidiaries in such Person.

          The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph; (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the New Notes or the Senior Discount Note Guarantee, as the case may be, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Guarantor or ICG (or options, warrants or other rights to acquire such Capital Stock) and with respect to any Preferred Stock, the payment of accrued dividends thereon in exchange for, or out of the proceeds of a substantially concurrent issuance or sale of, shares of Capital Stock (other than Redeemable Stock) of the Guarantor or ICG; provided that the redemption of any preferred stock and the payment of accrued dividends thereon pursuant to any mandatory redemption feature thereof and any redemption of any other Capital Stock and with respect to any Preferred Stock, the payment of accrued dividends thereon (or options, warrants or other rights to acquire such Capital Stock) shall be deemed to be "substantially concurrent" with such issuance and sale if the required notice with respect to such redemption is irrevocably given by a date which is no later than five Business Days after receipt of the proceeds of such issuance and sale and such redemption and payment is consummated within the period provided for in the documents providing for the redemption of such preferred stock or the documents governing the redemption of such other

       Capital Stock, as the case may be; (iv) the acquisition of Indebtedness of ICG or the Guarantor which is subordinated in right of payment to the New Notes or the Senior Discount Note Guarantee, as the case may be, in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock of the Guarantor (other than Redeemable Stock); (v) payments or distributions, in the nature of satisfaction of dissenters' rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Notes Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of ICG or the Guarantor; (vi) Investments, not to exceed $10 million in the aggregate, each evidenced by a senior promissory note payable to ICG that provides that it will become due and payable prior to (or, in the case of acceleration, concurrently with) any required repayment (including pursuant to an Offer to Purchase in connection with a Change of Control) of the New Notes; (vii) Investments, not to exceed $5 million in the aggregate, that meet the requirements of clause (vi) above; provided that the Board of Directors of the Guarantor shall have determined, in good faith, that each such Investment under this clause (vii) will enable the Guarantor, ICG or one of their Restricted Subsidiaries to obtain additional business that it might not be able to obtain without the making of such Investment; (viii) with respect to preferred stock permitted to be issued and sold under the "Limitation on the Issuance of Capital Stock of Restricted Subsidiaries" covenant, the payment (A) of dividends on such preferred stock in additional shares of preferred stock and (B) of cash dividends on such preferred stock and accrued interest on unpaid dividends, in each case after May 1, 2001; (ix) the repurchase, in the event of a Change of Control, of preferred stock of ICG or the Guarantor and Indebtedness of ICG or the Guarantor into which such preferred stock has been exchanged; provided that prior to repurchasing such preferred stock or Indebtedness, ICG or the Guarantor, as the case may be, shall have made a Change of Control Offer to repurchase the New Notes in accordance with the terms of the Notes Indenture (and an offer to repurchase other Indebtedness, if required by the terms thereof, in accordance with the indenture or other document governing such other Indebtedness) and shall have accepted and paid for any New Notes (and other Indebtedness) properly tendered in connection with such Change of Control Offer for the New Notes or change of control offer for such other Indebtedness; (x) the issuance of preferred stock permitted to be issued under the Notes Indenture in exchange for Indebtedness; provided that the Incurrence of such Indebtedness complies with the "Limitation on Indebtedness" covenant; and (xi) the redemption of the 12% Redeemable Preferred Stock of ICG and the repurchase of 916,666 warrants to purchase Common Stock of IntelCom, in each case in accordance with the documents governing such redemption or repurchase, with a portion of the net proceeds from the issuance of the Preferred Stock; provided that, except in the case of clauses (i) and (iii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

          Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clauses (ii), (viii)(A) and (x) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clause (iii) or (iv) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. Notwithstanding the foregoing, in the event the proceeds of an issuance of Capital Stock of the Guarantor are used for the redemption, repurchase or other acquisition of the New Notes, or Indebtedness that is pari passu with the New Notes, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of such Indebtedness.

       LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

          So long as any of the New Notes are outstanding, the Guarantor will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Guarantor or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Guarantor or any other Restricted Subsidiary,
       (iii) make loans or advances to the Guarantor or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Guarantor or any other Restricted Subsidiary.

          The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in the Notes Indenture or any other agreement in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Guarantor or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Guarantor or any Restricted Subsidiary not otherwise prohibited by the Notes Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Guarantor or any Restricted Subsidiary in any manner material to the Guarantor or any Restricted Subsidiary; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or (vi) imposed pursuant to preferred stock of ICG issued under clause (vi) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant, or exchange debentures or exchange notes of ICG issued in exchange therefor; provided that such restrictions (A) may include a prohibition (x) on payments on Capital Stock upon liquidation, winding-up and dissolution of ICG and (y) on the payment of dividends on and the making of any distribution on, or the purchase, redemption, retirement or other acquisition for value of Capital Stock of ICG if dividends or other amounts on such preferred stock are unpaid and (B) any restrictions imposed pursuant to preferred stock of ICG other than pursuant to clause (A) shall be no more restrictive than the restrictions contained in the Notes Indenture (assuming that references to the Guarantor in the Notes Indenture were replaced with references to ICG). Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Guarantor or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or
       (2) restricting the sale or other disposition of property or assets of the Guarantor or any of its Restricted Subsidiaries that secure Indebtedness of the Guarantor or any of its Restricted Subsidiaries.

       LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

          Under the terms of the Notes Indenture, the Guarantor will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Guarantor or a Wholly Owned Restricted Subsidiary; (ii) issuances or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary; (iv) with respect to Common Stock of MTN, StarCom and Zycom; provided that the proceeds of any such sale under clause (iv) shall be applied in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below;
       (v) with respect to Common Stock of FOTI; provided that FOTI shall not retain any net proceeds from such sales or issuances in excess of $10 million in the aggregate and any net proceeds in excess of such $10 million shall be received by, or paid promptly by FOTI to, the Guarantor, ICG or any Wholly Owned Restricted Subsidiary of the Guarantor; and (vi) with respect to (A) preferred stock of ICG having an initial liquidation preference of up to $250 million and (B) any preferred stock of ICG issued as dividends on such preferred stock; provided that such preferred stock does not require the payment of cash dividends prior to May 1, 2001.

       LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES

          The Guarantor will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of ICG or any Indebtedness of the Guarantor ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Notes Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the New Notes by such Restricted Subsidiary and
       (ii) such Restricted

       Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Guarantor, ICG or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that (x) existed at the time such Person became a Restricted Subsidiary and (y) was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) pari passu with the New Notes or a Senior Discount Note Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the New Notes or a Senior Discount Note Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the New Notes or the Senior Discount Note Guarantee, as the case may be.

          Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Guarantor of all of ICG's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Notes Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

       LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES

          Under the terms of the Notes Indenture, the Guarantor will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Guarantor or with any Affiliate of the Guarantor or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Guarantor or such Restricted Subsidiary than could be obtained, at the time of such transaction or at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

          The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Guarantor or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Guarantor or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Guarantor and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to directors of the Guarantor or ICG who are not employees of the Guarantor or ICG; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Guarantor and any other Person with which the Guarantor files a consolidated tax return or with which the Guarantor is part of a consolidated group for tax purposes; or (v) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant. Notwithstanding the foregoing, any transaction covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (ii) through (iv) of this paragraph, the aggregate amount of which exceeds $2 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.

       LIMITATION ON LIENS

          Under the terms of the Notes Indenture, the Guarantor will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the New Notes (or, in the case of a Lien on assets or properties of the Guarantor, the Senior Discount Note Guarantee) and all other amounts due under the Notes Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the New Notes or the Senior Discount Note Guarantee, prior to) the obligation or liability secured by such Lien.

          The foregoing limitation does not apply to (i) Liens existing on the Closing Date; (ii) Liens granted after the Closing Date on any assets or Capital Stock of ICG or its Restricted Subsidiaries created in favor of the Holders; (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Guarantor or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Guarantor or such other Restricted Subsidiary; (iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iii) of the second paragraph of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of the Guarantor, ICG or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (v) Liens with respect to assets or properties of any Person that becomes a Restricted Subsidiary after the Closing Date; provided that such Liens do not extend to or cover any assets or properties of the Guarantor or any of its Restricted Subsidiaries other than the assets or properties of such Person subject to such Lien on the date such Person becomes a Restricted Subsidiary; and provided further that such Liens are not incurred in contemplation of, or in connection with, such Person becoming a Restricted Subsidiary; (vi) Permitted Liens; or (vii) Liens, solely in favor of Acquired Indebtedness, on Capital Stock of Persons that become Restricted Subsidiaries of the Guarantor after the Closing Date.

       LIMITATION ON SALE-LEASEBACK TRANSACTIONS

          Under the terms of the Notes Indenture, the Guarantor will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties whether now owned or hereafter acquired, whereby the Guarantor or a Restricted Subsidiary sells or transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which the Guarantor or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

          The foregoing restriction does not apply to any sale-leaseback transaction if (i) the lease is for a period, including renewal rights, of not in excess of three years; (ii) the lease secures or relates to industrial revenue or pollution control bonds; (iii) the transaction is between the Guarantor and any Wholly Owned Restricted Subsidiary or between Wholly Owned Restricted Subsidiaries; or (iv) the Guarantor or such Restricted Subsidiary, within six months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or
       (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below.

       LIMITATION ON ASSET SALES

          Under the terms of the Notes Indenture, the Guarantor will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Guarantor or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments. In the event and to the extent that the Net Cash Proceeds received by the Guarantor or its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of ICG and its Subsidiaries has been prepared), then the Guarantor shall or shall cause the relevant Restricted Subsidiary to (i) within six months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Guarantor or ICG, or Indebtedness of any Restricted Subsidiary other than ICG, in each case owing to a Person other than the Guarantor or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within six months after the date of such agreement), in property or assets of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Guarantor and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) apply (no later than the end of the six-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (i)) as provided in the following paragraphs of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such six-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

          If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10 million, ICG must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate Accreted Value of New Notes equal to the Excess Proceeds on such date, at a purchase price equal to 101% of the Accreted Value of the New Notes, plus, in each case, accrued interest (if any) to the date of purchase.

       REPURCHASE OF NEW NOTES UPON A CHANGE OF CONTROL

          ICG must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all New Notes then outstanding, at a purchase price equal to 101% of the Accreted Value thereof, plus accrued interest (if any) to the date of purchase. Prior to the mailing of the notice to Holders commencing such Offer to Purchase, but in any event within 30 days following any Change of Control, ICG covenants to (i) repay in full all indebtedness of ICG that would prohibit the repurchase of the New Notes pursuant to such Offer to Purchase or (ii) obtain any requisite consents under instruments governing any such indebtedness of ICG to permit the repurchase of the New Notes. ICG shall first comply with the covenant in the preceding sentence before it shall be required to repurchase New Notes pursuant to this "Repurchase of New Notes upon a Change of Control" covenant.

          If ICG is unable to repay all of its indebtedness that would prohibit repurchase of the New Notes or is unable to obtain the consents of the holders of indebtedness, if any, of ICG outstanding at the time of a Change of Control whose consent would be so required to permit the repurchase of New Notes, then ICG will have breached such covenant. This breach will constitute an Event of Default under the Notes Indenture if it continues for a period of 30 consecutive days after written notice is given to ICG by the Trustee or the Holders of at least 25% in aggregate principal amount of the New Notes outstanding. In addition, the failure by ICG to repurchase New Notes at the conclusion of the Offer to Purchase will constitute an Event of Default without any waiting period or notice requirements.

          There can be no assurance that ICG will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of New Notes) required by the foregoing covenant (as well as may be contained in other securities of ICG which might be outstanding at the time). The above covenant requiring ICG to repurchase the New Notes will, unless the consents referred to above are obtained, require ICG to repay all indebtedness then outstanding which by its terms would prohibit such Senior Discount Note repurchase, either prior to or concurrently with such Senior Discount Note repurchase.

       COMMISSION REPORTS AND REPORTS TO HOLDERS

          Whether or not ICG or the Guarantor is required to file reports with the Commission, if any New Notes are outstanding ICG and the Guarantor shall file with the Commission all such reports and other information as they would be required to file with the Commission by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934, as amended. See "Available Information." ICG shall supply the Trustee and each Holder, or shall supply to the Trustee for forwarding to each Holder, without cost to such Holder, copies of such reports or other information.

       EVENTS OF DEFAULT

          The following events will be defined as "Events of Default" in the Notes Indenture: (a) default in the payment of principal of (or premium, if any, on) any Senior Discount Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise; (b) default in the payment of interest on any Senior Discount

       Note when the same becomes due and payable, and such default continues for a period of 30 days; (c) ICG or the Guarantor defaults in the performance of or breaches any other covenant or agreement of ICG or the Guarantor in the Notes Indenture or under the New Notes and such default or breach continues for a period of 30 consecutive days after written notice to ICG or the Guarantor by the Trustee or the Holders of 25% or more in aggregate principal amount at maturity of the New Notes; (d) there occurs with respect to any issue or issues of Indebtedness of ICG, the Guarantor or any Significant Subsidiary having an outstanding principal amount at maturity of $10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (e) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against ICG, the Guarantor or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (f) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of ICG, the Guarantor or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of ICG, the Guarantor or any Significant Subsidiary or for all or substantially all of the property and assets of ICG, the Guarantor or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of ICG, the Guarantor or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or (g) ICG, the Guarantor or any Significant Subsidiary
       (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of ICG, the Guarantor or any Significant Subsidiary or for all or substantially all of the property and assets of ICG, the Guarantor or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors.

          If an Event of Default (other than an Event of Default specified in clause (f) or (g) above that occurs with respect to ICG or the Guarantor) occurs and is continuing under the Notes Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount at maturity of the New Notes, then outstanding, by written notice to ICG (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the Accreted Value of, premium, if any, and accrued interest, if any, on the New Notes to be immediately due and payable. Upon a declaration of acceleration, such Accreted Value of, premium, if any, and accrued interest, if any, shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (d) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (d) shall be remedied or cured by ICG, the Guarantor or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (f) or (g) above occurs with respect to ICG or the Guarantor, the Accreted Value of, premium, if any, and accrued interest, if any, on the New Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding New Notes by written notice to ICG and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if, among other things, (i) all existing Events of Default, other than the nonpayment of the Accreted Value of, premium, if any, and accrued interest on the New Notes that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and Waiver."

          The Holders of at least a majority in aggregate principal amount of the outstanding New Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Notes Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of New Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of New Notes. A Holder may not pursue any remedy with respect to the Notes Indenture or the New Notes unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount of outstanding New Notes make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding New Notes do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of a Senior Discount Note to receive payment of the principal of, premium, if any, or interest on, such Senior Discount Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the New Notes, which right shall not be impaired or affected without the consent of the Holder.

          The Notes Indenture will require certain officers of ICG and the Guarantor to certify, on or before a date not more than 90 days after the end of each fiscal year of the Guarantor, that a review has been conducted of the activities of ICG, or the Guarantor, as the case may be, and its Restricted Subsidiaries and ICG's, or the Guarantor's, and its Restricted Subsidiaries' performance under the Notes Indenture and that ICG and the Guarantor have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. ICG and the Guarantor will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Notes Indenture.

       CONSOLIDATION, MERGER AND SALE OF ASSETS

          Neither ICG nor the Guarantor shall consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth; provided that, in connection with any such merger or consolidation, no consideration (other than Common Stock in the surviving Person, ICG or the Guarantor) shall be issued or distributed to the stockholders of ICG or the Guarantor) or permit any Person to merge with or into ICG or the Guarantor unless: (i) ICG or the Guarantor shall be the continuing Person, or the Person (if other than ICG or the Guarantor) formed by such consolidation or into which ICG or the Guarantor is merged or that acquired or leased such property and assets of ICG or the Guarantor shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of ICG or the Guarantor, as the case may be, under the Notes Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, ICG or the Guarantor, as the case may be, or any Person becoming the successor obligor of the New Notes or the Senior Discount Note Guarantee, as the case may be, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of ICG or the Guarantor, as the case may be, immediately prior to such transaction;
       (iv) immediately after giving effect to such transaction on a pro forma basis ICG, or any Person becoming the successor obligor of the New Notes, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; and (v) ICG delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and
       (iv) above) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Guarantor, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is part of a plan to change the jurisdiction of incorporation of ICG or the Guarantor to a state of the United States; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

       DEFEASANCE

          Defeasance and Discharge. The Notes Indenture will provide that ICG will be deemed to have paid and will be discharged from any and all obligations in respect of the New Notes on the 123rd day after the deposit referred to below, and the provisions of the Notes Indenture will no longer be in effect with respect to the New Notes (except for, among other matters, certain obligations to register the transfer or exchange of the New Notes, to replace stolen, lost or mutilated New Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things, (A) ICG or the Guarantor has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the New Notes on the Stated Maturity of such payments in accordance with the terms of the Notes Indenture and the New Notes, (B) ICG has delivered to the Trustee
       (i) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of ICG's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the date of the Notes Indenture such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (ii) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law, (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which ICG or the Guarantor is a party or by which ICG or the Guarantor is bound and (D) if at such time the New Notes are listed on a national securities exchange, ICG has delivered to the Trustee an Opinion of Counsel to the effect that the New Notes will not be delisted as a result of such deposit, defeasance and discharge.

          Defeasance of Certain Covenants and Certain Events of Default. The Notes Indenture further will provide that the provisions of the Notes Indenture will no longer be in effect with respect to clauses (iii) and
       (iv) under "--Consolidation, Merger and Sale of Assets" and all the covenants described herein under "--Covenants," clause (c) under "-- Events of Default" with respect to such covenants and clauses (iii) and
       (iv) under "--Consolidation, Merger and Sale of Assets," and clauses (d) and (e) under "Events of Default" shall be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the New Notes on the Stated Maturity of such payments in accordance with the terms of the Notes Indenture and the New Notes, the satisfaction of the provisions described in clauses (B)(ii), (C) and (D) of the preceding paragraph and the delivery by ICG to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

          Defeasance and Certain Other Events of Default. In the event ICG exercises its option to omit compliance with certain covenants and provisions of the Notes Indenture with respect to the New Notes as described in the immediately preceding paragraph and the New Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the New Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the New Notes at the time of the acceleration resulting from such Event of Default. However, ICG will remain liable for such payments and the Senior Discount Note Guarantee with respect to such payments will remain in effect.

       MODIFICATION AND WAIVER

          Modifications and amendments of the Notes Indenture may be made by ICG, the Guarantor and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount at maturity of the outstanding New Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Senior Discount Note, (ii) reduce the principal amount at maturity of, or premium, if any, payable upon the redemption of, or the rate of interest on, any Senior Discount Note, (iii) adversely affect any right of repayment at the option of any Holder of any Senior Discount Note, (iv) change the currency in which principal of, or premium, if any, or interest on, any Senior Discount Note is payable, (v) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Senior Discount Note, (vi) waive a default in the payment of principal of, premium, if any, or interest on the New Notes,
       (vii) reduce the percentage in principal amount at maturity of outstanding New Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Notes Indenture or for waiver of certain defaults or (viii) release the Guarantor from its Senior Discount Note Guarantee.

       NO PERSONAL LIABILITY OF INCORPORATORS, SHAREHOLDERS, OFFICERS, DIRECTORS, OR EMPLOYEES

          The Notes Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the New Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ICG or the Guarantor in the Notes Indenture, or in any of the New Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee or controlling person of ICG or the Guarantor or of any successor Person thereof. Each Holder, by accepting the New Notes, waives and releases all such liability.

       CONCERNING THE TRUSTEE

          The Notes Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Notes Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

          The Notes Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of ICG or the Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

       ADDITIONAL AMOUNTS

          Any payments made by IntelCom under or with respect to the New Notes pursuant to the Note Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter "Taxes"), unless IntelCom is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If IntelCom is required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the New Notes, IntelCom will pay such additional amounts ("Additional Amounts") as may be necessary, so that the net amount received by each Holder of New Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to a payment made to a

       Holder (an "Excluded Holder") (i) with which IntelCom does not deal at arm's length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment, or (ii) which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than solely by reason of the Holder's activity in connection with purchasing the New Notes, by the mere holding of New Notes or by reason of the receipt of payments thereunder. IntelCom will upon written request of any Holder (other than an Excluded Holder), reimburse such Holder, for the amount of (i) any Taxes so levied or imposed and paid by such Holder as a result of payments made under or with respect to the New Notes and (ii) any Taxes so levied or imposed with respect to any reimbursement under the foregoing clause (i), but excluding any such Taxes on such Holder's net income so that the net amount received by such Holder after such reimbursement will not be less than the net amount the Holder would have received if Taxes on such reimbursement had not been imposed.

          At least 30 days prior to each date on which any payment under or with respect to the Senior Discount Notes is due and payable, if IntelCom will be obligated to pay Additional Amounts with respect to such payment, IntelCom will deliver to the Trustee an Officers' Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders on the payment date. Whenever either in the Notes Indenture, the New Notes or in this Memorandum there is mentioned, in any context, the payment of principal (and premium, if any), Redemption Price, interest or any other amount payable under or with respect to any Senior Discount Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. See "--Optional Redemption."

       CONSENT TO JURISDICTION AND SERVICE

          IntelCom will appoint ICG as its agent for service of process in any suit, action or proceeding with respect to the Notes Indenture or the New Notes and for actions brought under federal or state securities laws brought in any federal or state court located in the City of New York and will agree to submit to such jurisdiction.

       BOOK ENTRY; DELIVERY AND FORM

          So long as DTC, or its nominee, is the registered owner or holder of the Global New Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by such Global New Note for all purposes under the Notes Indenture and the New Notes. No beneficial owner of an interest in the Global New Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Notes Indenture and, if applicable, those of Euroclear and Cedel.

          Payments of the principal of, and interest on, the Global New Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. ICG will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global New Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

          ICG expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the Global New Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global New Note, as shown on the records of DTC or its nominee. ICG also expects that payments by participants to owners of beneficial interest in such Global New Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

          Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. Transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

          ICG understands that DTC will take any action permitted to be taken by a holder of New Notes (including the presentation of New Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global New Notes is credited and only in respect of such portion of the aggregate principal amount of New Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the New Notes, DTC will exchange the Global New Notes for Certificated New Notes, which it will distribute to its participants.

          ICG understands: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transaction between participants through electronic book entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

          Although DTC, Euroclear and Cedel are expected to follow the foregoing procedures in order to facilitate transfers of interest in the Global New Notes among participants of DTC, Euroclear and Cedel, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. ICG will have no responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

          Certificated New Notes. If DTC is at any time unwilling or unable to continue as a depositary for the Global New Note and a successor depositary is not appointed by ICG within 90 days, ICG will issue Certificated New Notes in exchange for the Global New Note.


                       DESCRIPTION OF NEW PREFERRED STOCK

          The New Preferred Stock will be issued pursuant to the Amended Articles. The summary contained herein of certain provisions of the New Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the provisions of the Amended Articles, a copy of which is available from ICG upon request. The definitions of certain terms used in the Amended Articles and in the following summary are set forth below. See "--Certain Definitions." References herein to "$" refers to U.S. dollars.

          IntelCom's Board of Directors has adopted a plan under which IntelCom will become a subsidiary of a new, publicly traded Delaware corporation ("Newco"). Upon the completion of such transaction, references to "IntelCom" herein shall be deemed to also refer to Newco.

       GENERAL

          ICG is authorized to issue 1,000,000 shares of preferred stock, without par value. ICG's Board of Directors has authority, without further action by stockholders of IntelCom, to authorize the issuance of classes of preferred stock of ICG from time to time in one or more series, with such designations, preferences and relative rights within the limits prescribed by the Colorado Business Corporation Act (the "CBCA"), as may be determined by ICG's Board of Directors. The Board of Directors of ICG has authorized the issuance of up to 1,000,000 shares of Preferred Stock, which consist of the 150,000 shares of Preferred Stock issued in the Private Offering, plus additional shares of Preferred Stock which may be used to pay dividends on the Preferred Stock if ICG elects to pay dividends in additional shares of New Preferred Stock. The New Preferred Stock, when issued by ICG and paid for by the Placement Agent, will be fully paid and non-assessable, and the holders thereof will not have any subscription or preemptive rights related thereto. American Stock Transfer and Trust Company, 40 Wall Street, 46th floor, New York, New York 10005, will be transfer agent and registrar for the New Preferred Stock.

       RANKING

          The New Preferred Stock will, with respect to dividend distributions and distributions upon the liquidation, winding-up and dissolution of ICG, rank (i) senior to all classes of common stock of ICG and to each other class of capital stock or series of preferred stock established after the date of this Memorandum by ICG's Board of Directors the terms of which do not expressly provide that it ranks senior to or on a parity with the New Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of ICG (collectively referred to with the common stock of ICG as "Junior Securities"); (ii) on a parity with any class of capital stock or series of preferred stock issued by ICG established after the date of this Memorandum by ICG's Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the New Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of ICG (collectively referred to as "Parity Securities"); and (iii) subject to certain conditions described below, junior to each class of capital stock or series of preferred stock issued by ICG established after the date of this Memorandum by ICG's Board of Directors, the terms of which expressly provide that such class or series will rank senior to the New Preferred Stock as to dividend distributions and distributions upon liquidation, winding-up and dissolution of ICG (collectively referred to as "Senior Securities"). The New Preferred Stock will be subject to the issuance of series of Junior Securities, Parity Securities and Senior Securities; provided that ICG may not issue any new class of Senior Securities without the approval of the holders of at least a majority of the shares of New Preferred Stock then outstanding, voting or consenting, as the case may be, separately as one class, except that without the approval of holders of the New Preferred Stock, ICG may issue shares of Senior Securities (1) in exchange for, or the proceeds of which are used to redeem or repurchase, all, but not less than all, shares of New Preferred Stock then outstanding, or (2) in exchange for, or the proceeds of which are used to repay, any outstanding Indebtedness of ICG.

       DIVIDENDS

          Holders of New Preferred Stock will be entitled to receive, when, as and if declared by ICG's Board of Directors, out of funds legally available therefor, dividends on the New Preferred Stock at a rate per annum equal to 14 1/4% of the liquidation preference per share of New Preferred Stock, payable quarterly. All dividends will be cumulative, whether or not earned or declared, on a daily basis from the date of issuance of the New Preferred Stock and will be payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, commencing on August 1, 1996. The Amended Articles provide that on or before May 1, 2001, ICG may, at its option, pay dividends in cash or in additional fully paid and non-assessable shares of New Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. However, the 13 1/2% Notes Indenture and Notes Indenture contain limitations on ICG's ability to pay dividends in cash prior to May 1, 2001. After May 1, 2001, dividends may be paid only in cash. Future agreements of ICG or IntelCom could restrict the payment of cash dividends by ICG. If any dividend (or portion thereof) payable on any dividend payment date on or before May 1, 2001 is not declared or paid in full in cash or in shares of New Preferred Stock as described above on such dividend payment date, the amount of the accrued and unpaid dividend will bear interest at the dividend rate on the New Preferred Stock, compounding quarterly from such dividend payment date until paid in full. If any dividend (or portion thereof) payable on any dividend payment date after May 1, 2001 is not declared or paid in full in cash on such dividend payment date, the amount of the accrued and unpaid dividend will bear interest at the dividend rate on the New Preferred Stock, compounding quarterly from such dividend payment date until paid in full.

          No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Securities for any period unless full cumulative dividends on the New Preferred Stock shall have been or contemporaneously are declared and paid in full or declared and, if payable in cash, a sum in cash set apart for such payment on the New Preferred Stock. If full dividends are not so paid, the New Preferred Stock will share dividends pro rata with the Parity Securities.

       OPTIONAL REDEMPTION

          The New Preferred Stock may be redeemed (subject to contractual and other restrictions with respect thereto and to the legal availability of funds therefor) at any time on or after May 1, 2001, in whole or in part, at the option of ICG, at the redemption prices (expressed as a percentage of the liquidation preference thereof) set forth below, plus an amount in cash equal to all accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date, subject to the right of holders of preferred stock on a record date to receive dividends on a dividend payment date) if redeemed during the 12-month period beginning May 1 of each of the years set forth below:


                     YEAR                      PERCENTAGE

                      2001.................     107.125%
                      2002.................     104.750%
                      2003.................     102.375%
                      2004 and thereafter..     100.000%


          In addition, on or prior to May 1, 1999, ICG may, at its option from time to time, redeem shares of New Preferred Stock having an aggregate liquidation preference of up to 35% of the aggregate liquidation preference of all shares of New Preferred Stock issued in the Private Offering, at a redemption price equal to 114 1/4% of the liquidation preference thereof (subject to the right of holders of New Preferred Stock on relevant record dates to receive dividends due on relevant dividend payment dates), plus an amount in cash equal to a prorated dividend for the period from the dividend payment date immediately prior to the redemption date to the redemption date, with proceeds of one or more Public Equity Offerings of Common Stock of (A) ICG or (B) IntelCom, provided that (i) with respect to a Public Offering referred to in clause
       (B) above, cash proceeds of such Public Equity Offering in an amount sufficient to effect the redemption of New Preferred Stock to be so redeemed are contributed by IntelCom to ICG prior to such redemption and used by ICG to effect such redemption and (ii) such redemption occurs within 180 days after consummation of such Public Equity Offering.

          No optional redemption may be authorized or made unless prior thereto full unpaid cumulative dividends shall have been paid or a sum set apart for such payment on the New Preferred Stock.

          In the event of partial redemptions of New Preferred Stock, the shares to be redeemed will be determined pro rata, except that ICG may redeem such shares held by any holder of fewer than 100 shares without regard to such pro rata redemption requirement. The Notes Indenture and the 13 1/2% Notes Indenture restrict the ability of ICG to redeem the New Preferred Stock, and future agreements may contain similar provisions. See "Description of New Notes." Notice of redemption shall be mailed by first class mail at least 30 but no more than 60 days before the redemption date to each holder of New Preferred Stock to be redeemed at its registered address. If any New Preferred Stock is to be redeemed in part, the notice of redemption that related to such New Preferred Stock shall state the portion of the liquidation preference to be redeemed.
       New shares of New Preferred Stock having an aggregate liquidation preference equal to the unredeemed portion will be issued in the name of the holder thereof upon cancellation of the original share of New Preferred Stock and, unless ICG fails to pay the redemption price on the redemption date, after the redemption date dividends will cease to accrue on the New Preferred Stock called for redemption.

       MANDATORY REDEMPTION

          The New Preferred Stock will be subject to mandatory redemption (subject to the legal availability of funds therefor) in whole on May 1, 2007 at a price, payable in cash, equal to the liquidation preference thereof, plus all accumulated and unpaid dividends to the date of redemption. Future agreements of ICG or IntelCom may restrict or prohibit ICG from redeeming the New Preferred Stock, but ICG will be required to redeem the New Preferred Stock on May 1, 2007, notwithstanding any such restriction.

       CHANGE OF CONTROL

          Upon the occurrence of a Change of Control ICG will be required (subject to the legal availability of funds therefor) to make an offer (the "Change of Control Offer") to each holder of New Preferred Stock to repurchase all or any part of such holder's New Preferred Stock at a cash purchase price equal to 101% of the liquidation preference thereof, plus an amount in cash equal to all accumulated and unpaid dividends per share to the date of purchase. The Change of Control Offer must be made within 30 days following a Change of Control, must remain open for at least 30 and not more than 40 days and must comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations. Notwithstanding the foregoing, ICG has agreed not to make a Change of Control Offer if any of the New Notes or 13 1/2% Notes are outstanding upon the occurrence of a Change of Control unless all of the New Notes and 13 1/2% Notes tendered pursuant to the "Change of Control Offers" with respect thereto are repurchased as a result of such Change of Control, in which case the date on which all New Notes and 13 1/2% Notes (and any other Indebtedness or Senior Securities of ICG having provisions similar to Section 4.04(x) of the Notes Indenture) are so repurchased will, under the Amended Articles, be deemed to be the date on which such Change of Control shall have occurred.

          "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock having more than 40% of the voting power of the total Voting Stock of IntelCom on a fully diluted basis;
       (ii) individuals who on the Closing Date constitute the Board of Directors of IntelCom (together with any new directors whose election by the Board of Directors or whose nomination for election by IntelCom's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or (iii) all of the Common Stock of ICG is not beneficially owned by IntelCom; provided, however, that a Change of Control shall be deemed not to occur as a result of a Reorganization permitted by the Amended Articles.

          None of the provisions in the Amended Articles relating to a purchase upon a Change of Control can be waived by ICG's Board of Directors. ICG could, in the future, enter into certain transactions, including certain recapitalizations of ICG, that would not constitute a Change of Control, but would increase the amount of indebtedness outstanding at such time. If a Change of Control were to occur, ICG would be obligated to offer to repurchase all of the New Notes and 13 1/2% Notes prior to making an offer to repurchase shares of New Preferred Stock, and there can be no assurance that ICG would have sufficient funds to pay the purchase price for all shares of New Preferred Stock that ICG is required to purchase. In the event that ICG were required to purchase outstanding shares of New Preferred Stock pursuant to a Change of Control Offer, ICG expects that it would need to seek third-party financing, to the extent it does not have available funds, to meet its purchase obligations. However, there can be no assurance that ICG would be able to obtain such financing. In addition, ICG's ability to purchase the New Preferred Stock may be limited by other then-existing agreements and by restrictions imposed by the CBCA.

       LIQUIDATION PREFERENCE

          Upon any voluntary or involuntary liquidation, dissolution or winding-up of ICG, holders of New Preferred Stock will be entitled to be paid, out of the assets of ICG available for distribution, $1,000 per share, plus an amount in cash equal to accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last dividend payment date to the date fixed for liquidation, dissolution or winding-up), before any distribution is made on any Junior Securities, including, without limitation, ICG Common Stock. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of ICG, the amounts payable with respect to the New Preferred Stock and all other Parity Securities are not paid in full, the holders of the New Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of ICG with respect to the New Preferred Stock and Parity Securities, in proportion to the full liquidation preference and accumulated and unpaid dividends to which each is entitled. After payment of the full amount of the liquidation preferences and accumulated and unpaid dividends to which they are entitled, the holders of shares of New Preferred Stock will not be entitled to any further participation in any distribution of assets of ICG. However, a merger, consolidation or sale of substantially all of ICG's assets that complies with the provisions described below under the "Mergers, Consolidation and Sale of Assets" covenant shall be deemed not to be a liquidation, dissolution or winding up of ICG.

          The Amended Articles do not contain any provision requiring funds to be set aside to protect the liquidation preference of the New Preferred Stock. The CBCA provides that no distribution to shareholders of a Colorado corporation (including a dividend or a purchase, redemption or other acquisition of shares) may be made if, after giving effect to such distribution, (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. A corporation's board of directors may base its determination that a distribution is not prohibited by the restriction described in the foregoing sentence either on financial statements prepared on the basis of accounting practices and principles that are reasonable under the circumstances or on a fair valuation or other method that is reasonable under the circumstances.

       VOTING RIGHTS

          Holders of the New Preferred Stock will have no voting rights with respect to any matters except as provided by law or as set forth in the Amended Articles. The Amended Articles provide that if (i) (a) dividends on the New Preferred Stock are in arrears and have not been paid (or if, after May 1, 2001, such dividends have not been paid in cash) for four quarterly periods (whether or not consecutive), (b) ICG fails to discharge any redemption obligation with respect to the New Preferred Stock, (c) a breach or violation by ICG of the provisions described below under "--Exchange" occurs, or ICG fails to exchange Exchange Debentures for the New Preferred Stock tendered for exchange on the Exchange Date (as defined below), whether or not ICG satisfies the conditions to permit such exchange, (d) ICG fails to make a Change of Control Offer or cash payment with respect thereto if required by the provisions set forth above under "--Change of Control," (e) a breach or violation of the provisions described below under "--Certain Covenants" occurs and is not remedied within 30 days after notice thereof to ICG by holders of 25% or more of the liquidation preference of the New Preferred Stock then outstanding, or (f) a default occurs on the obligation to pay principal of, interest on or any other payment obligation when due (a "Payment Default") at final maturity, on one or more classes of Indebtedness of ICG or any Subsidiary of ICG, whether such Indebtedness exists on the Closing Date or is incurred thereafter, having individually or in the aggregate an outstanding principal amount of $10 million or more, or any other Payment Default occurs on one or more such classes of Indebtedness and such class or classes of Indebtedness are declared due and payable prior to their respective maturities, and (ii) in the case of clauses (e) and (f), such event continues for a period of 180 days or more, then the number of directors constituting ICG's Board of Directors will be adjusted to permit the holders of the majority of the then outstanding New Preferred Stock, voting separately as a class, to elect two directors. Such voting rights and the term of office of such elected directors will continue until such time as (i) all dividends in arrears on the New Preferred Stock are paid in full (and, in the case of dividends payable with respect to any period after May 1, 2001, are paid in cash) and (ii) any failure, breach or default referred to in clause
       (b), (c), (d), (e) or (f) is remedied, at which time the term of any directors elected pursuant to the provisions of this paragraph shall terminate. For the purpose of determining the number of quarterly periods for which accrued dividends have not been paid, any accrued and unpaid dividend that is subsequently paid shall not be treated as unpaid. Each such event described in clauses (a) through (f) above is referred to herein as a "Voting Rights Triggering Event." Within 15 days of the time ICG becomes aware of the occurrence of any default referred to in clause
       (f) above, ICG shall give notice thereof to holders of the New Preferred Stock at their addresses as they appear on the records of the Transfer Agent.

          The Amended Articles provide that upon the occurrence of a Voting Rights Triggering Event, the number of directors constituting ICG's Board of Directors will be increased by two directors, whom the holders of the New Preferred Stock will be entitled to elect. Whenever the right of the holders of New Preferred Stock to elect directors shall cease, the number of directors constituting ICG's Board of Directors will be restored to the number of directors constituting ICG's Board of Directors prior to the time or event which entitled the holders of New Preferred Stock to elect directors.

          Any vacancy occurring in the office of a director elected by holders of the New Preferred Stock may be filled by the remaining director elected by such holders unless and until such vacancy shall be filled by vote of such holders.

          The Amended Articles provide that, except as stated above under "-- Ranking," ICG will not authorize any class of Senior Securities without the affirmative vote or consent of holders of at least a majority of the shares of New Preferred Stock then outstanding, voting or consenting, as the case may be, separately as one class. The Amended Articles also provide that ICG may not amend the Amended Articles so as to affect adversely the specified rights, preferences, privileges or voting rights of holders of shares of the New Preferred Stock or authorize the issuance of any additional shares of New Preferred Stock (other than to pay dividends in kind on New Preferred Stock), without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of New Preferred Stock, voting or consenting, as the case may be, separately as one class. The holders of at least a majority of the outstanding shares of New Preferred Stock, voting or consenting, as the case may be, separately as one class, may also waive compliance with any provision of the Amended Articles.

          Under Colorado law, holders of New Preferred Stock will be entitled to vote as a separate voting group upon a proposed amendment to the Amended Articles that requires a shareholder vote, whether or not entitled to vote thereon by the Amended Articles, if the amendment would: (i) increase or decrease the aggregate number of authorized shares of preferred stock; (ii) effect an exchange or reclassification of all or part of the shares of the New Preferred Stock into shares of another class or series; (iii) effect an exchange or reclassification, or create the right of exchange, of all or part of the shares of another class or series into shares of New Preferred Stock; (iv) change the designation, preferences, limitations or relative rights of all or part of the shares of New Preferred Stock; (v) change the shares of all or part of the New Preferred Stock into a different number of shares of New Preferred Stock;
       (vi) create a new class of shares having rights or preferences with respect to distributions or dissolution that are prior, superior, or substantially equal to the New Preferred Stock; (vii) increase the rights, preferences, or number of authorized shares of any class or series that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior, superior, or substantially equal to the New Preferred Stock; or
       (viii) cancel or otherwise affect rights to distributions or dividends that have accumulated but have not yet been declared on all or part of the shares of New Preferred Stock. Under Colorado law, if an amendment that entitles two or more series of a class of shares to vote as separate voting groups would affect those two or more series in the same or a substantially similar way, the shares of all the series so affected are instead required to vote together as a single voting group rather than as separate voting groups.

          In general, except as otherwise provided in the Amended Articles, the voting rights described in the foregoing paragraph will not apply to an amendment to the Amended Articles that is approved by ICG's Board of Directors, without being subject to any requirement for shareholder action, establishing the preferences, limitations, and relative rights of any class or series of ICG preferred stock already authorized by the Amended Articles at the time of such amendment. Under the Amended Articles, ICG's Board of Directors has the authority to authorize the issuance of classes or series of preferred stock up to the 1,000,000 shares authorized without further action by shareholders, including without any voting by holders of New Preferred Stock under Colorado law as described in the preceding paragraph. See "--General." Notwithstanding the foregoing, the Amended Articles provide that ICG will not authorize or issue any class of Senior Securities without the affirmative vote of holders of a majority of the shares of New Preferred Stock then outstanding voting separately as a class, except as described above under "--Ranking." See "--Voting Rights."

       CERTAIN COVENANTS

       INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF NEW PREFERRED STOCK

          (a) Under the terms of the Amended Articles, ICG will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the New Notes, the Exchange Debentures and Indebtedness existing on the Closing Date) or issue any Redeemable Stock; provided that ICG may Incur Indebtedness or issue Redeemable Stock if, after giving effect to the Incurrence of such Indebtedness or the issuance of such Redeemable

       Stock and the receipt and application of the proceeds therefrom, the Indebtedness to EBITDA Ratio would be greater than zero and less than 5:1.

          Notwithstanding the foregoing, ICG and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness of ICG or any Restricted Subsidiary or Redeemable Stock of ICG outstanding at any time, which Indebtedness or Redeemable Stock generates gross proceeds to ICG of up to $900 million, less (without duplication) the gross proceeds of Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant contained in the 13/1//2% Notes Indenture and the Notes Indenture; (ii) Indebtedness to IntelCom, ICG or any of ICG's Wholly Owned Restricted Subsidiaries; provided that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to IntelCom, ICG or another Wholly Owned Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Indebtedness or Redeemable Stock issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness or Redeemable Stock, other than Indebtedness Incurred or Redeemable Stock issued under clause (i), (ii), (v), (vi), (viii), (ix),
       (x) or (xi) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, accrued dividends, fees and expenses); provided that such new Indebtedness or Redeemable Stock, determined as of the date of Incurrence of such new Indebtedness or issuance of Redeemable Stock, does not mature prior to the Stated Maturity of the Indebtedness or have a mandatory redemption date prior to the Redeemable Stock to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness or Redeemable Stock of ICG be refinanced by means of any Indebtedness or Redeemable Stock of any Restricted Subsidiary of ICG pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of ICG or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of ICG (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of ICG for the purpose of financing such acquisition), in a principal amount at maturity not to exceed the gross proceeds actually received by ICG or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness or Redeemable Stock of ICG, to the extent the proceeds referred to below are contributed to ICG, not to exceed, at any one time outstanding, twice the amount of Net Cash Proceeds received by IntelCom after the Closing Date from the issuance and sale of its Capital Stock (other than Redeemable Stock or preferred stock); provided that such Indebtedness does not mature prior to the final mandatory redemption date of the New Preferred Stock; (vi) Strategic Investor Subordinated Indebtedness; (vii) Indebtedness or Redeemable Stock of ICG, to the extent the proceeds thereof are immediately used after the Incurrence or issuance thereof to purchase New Preferred Stock tendered in a Change of Control Offer; (viii) Indebtedness of any Restricted Subsidiary of ICG Incurred pursuant to any credit agreement of such Restricted Subsidiary in effect on August 8, 1995 (or any agreement refinancing Indebtedness under such credit agreement), up to the amount of the commitment under such credit agreement (including equipment leasing or financing agreements) on August 8, 1995; (ix) Indebtedness of ICG, in an amount not to exceed $100 million at any one time outstanding, consisting of Capitalized Lease Obligations with respect to assets that are used or useful in the telecommunications business of ICG or its Restricted Subsidiaries; (x) Indebtedness or Redeemable Stock of any Person that becomes a Restricted Subsidiary of ICG after the Closing Date, which Indebtedness exists or, with respect to such Indebtedness for which there is a commitment to lend, at the time such Person becomes a Restricted Subsidiary and, with respect to such Indebtedness, the subsequent incurrence thereof ("Acquired Indebtedness"), in an accreted amount not to exceed $50 million at any one time outstanding in the aggregate for all such Restricted Subsidiaries; provided that such Acquired Indebtedness does not exceed 65% of the consideration (calculated by including such Acquired Indebtedness as a part of such consideration) paid by ICG and its Restricted Subsidiaries for the acquisition of such Person; and (xi) Indebtedness of ICG, in an amount not to exceed $30 million at any one time outstanding, consisting of letters of credit and similar arrangements used to support obligations of ICG or any of its Restricted Subsidiaries with respect to the acquisition of (by purchase, lease or otherwise), construction of, or improvements on, assets that will be used or useful in the telecommunications business of ICG or its Restricted Subsidiaries.

          (b) For purposes of determining any particular amount of Indebtedness under this "Incurrence of Indebtedness and Issuance of New Preferred Stock" covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of New Preferred Stock" covenant, in the event that an item of Indebtedness or Redeemable Stock meets the criteria of more than one of the types of Indebtedness or Redeemable Stock described in the above clauses, ICG, in its sole discretion, shall classify such item of Indebtedness or Redeemable Stock and only be required to include the amount and type of such Indebtedness or Redeemable Stock in one of such clauses.

       LIMITATION ON RESTRICTED PAYMENTS

          So long as any shares of the New Preferred Stock are outstanding, ICG will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on Junior Securities held by Persons other than ICG or any of its Restricted Subsidiaries (other than dividends or distributions payable solely in shares of its or such Restricted Subsidiary's Junior Securities (other than Redeemable Stock) of the same class held by such holders or in options, warrants or other rights to acquire such shares of Junior Securities and other than pro rata dividends or distributions on Common Stock of Restricted Subsidiaries); (ii) purchase, redeem, retire or otherwise acquire for value any shares of Junior Securities of ICG or any Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Junior Securities) held by Persons other than ICG or any of its Wholly Owned Restricted Subsidiaries (except for Junior Securities of MTN, StarCom, Ohio LINX, FOTI and Zycom to the extent the consideration therefor consists solely of common stock (other than Redeemable Stock) of IntelCom or Junior Securities of ICG, in each case, transferred in compliance with the Securities Act); or (iii) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iii) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment: (A) an event referred to in clauses (i)(a) through (i)(f) under "Voting Rights" shall have occurred and be continuing, (B) ICG could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Incurrence of Indebtedness and Issuance of New Preferred Stock" covenant, (C) the aggregate amount expended for all Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) after the date of the Amended Articles shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of such amount) (determined by excluding income resulting from transfers of assets by ICG or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed pursuant to the "Reports" covenant plus (2) the aggregate Net Cash Proceeds received by ICG after the Closing Date (x) from the issuance and sale, permitted by the Amended Articles, of Junior Securities (other than Redeemable Stock) to a Person who is not a Subsidiary of ICG, or from the issuance to a Person who is not a Subsidiary of ICG of any options, warrants or other rights to acquire Junior Securities of ICG (in each case, exclusive of any Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the New Preferred Stock) or (y) as a capital contribution from IntelCom plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to ICG or any Restricted Subsidiary (except to the extent any such payment is included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed the amount of Investments previously made by ICG and its Restricted Subsidiaries in such Person or
       (D) dividends on the New Preferred Stock shall not have been paid in full as provided in the Amended Articles.

          The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph; (ii) the repurchase, redemption or other acquisition of Junior Securities of ICG (or options, warrants or other rights to acquire such Junior Securities) and with respect to any Junior Securities, the payment of accrued dividends thereon, in exchange for, or out of the proceeds of a substantially concurrent issuance or sale of, shares of Junior Securities (other than Redeemable Stock) of ICG; provided that the redemption of any preferred stock pursuant to any mandatory redemption feature thereof and any redemption of any other Junior Securities and, in each case, the payment of accrued dividends thereon (or options, warrants or other rights to acquire such Junior Securities) and with respect to any Junior Securities, the payment of accrued dividends thereon, shall be deemed to be "substantially concurrent" with such issuance and sale if the required notice with respect to such redemption is irrevocably given by a date which is no later than five Business Days after receipt of the proceeds of such issuance and sale and such redemption and payment is consummated within the period provided for in the document governing such preferred stock or the documents governing the redemption of such other Junior Securities, as the case may be; (iii) payments or distributions, in the nature of satisfaction of dissenters' rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Amended Articles applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of ICG; (iv) Investments, not to exceed $10 million in aggregate, each evidenced by a senior promissory note payable to ICG that provides that it will become due and payable prior to any required repurchase (including pursuant to an Offer to Purchase in connection with a Change of Control) of the New Preferred Stock; (v) Investments, not to exceed $5 million in the aggregate, that meet the requirements of clause (iv) above; provided that the Board of Directors of ICG shall have determined, in good faith, that each such Investment under this clause (v) will enable ICG or one of its Restricted Subsidiaries to obtain additional business that it might not be able to obtain without the making of such Investment; (vi) with respect to Junior Securities permitted to be issued and sold by the "Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant, the payment (A) of dividends on such Junior Securities in additional shares of Junior Securities and (B) of cash dividends on such Junior Securities in an amount not to exceed the dividend rate thereon and accrued interest on unpaid dividends, in each case after May 1, 2001; (vii) the repurchase, in the event of a Change of Control, of Junior Securities of ICG and Indebtedness of ICG into which such Junior Securities have been exchanged; provided that prior to repurchasing such Junior Securities or Indebtedness, ICG shall have made a Change of Control Offer to repurchase the shares of New Preferred Stock in accordance with the terms of the Amended Articles (and an offer to repurchase other Indebtedness, if required by the terms thereof, in accordance with the indenture or other document governing such other Indebtedness) and shall have accepted and paid for any shares of New Preferred Stock (and other Indebtedness) properly tendered in connection with such Change of Control Offer for the shares of New Preferred Stock or change of control offer for such other Indebtedness; (viii) the issuance of Junior Securities permitted to be issued under the Amended Articles in exchange for Indebtedness; provided that the Incurrence of such Indebtedness complies with the "Incurrence of Indebtedness and Issuance of New Preferred Stock" covenant and (ix) (A) the payment of a dividend or other transfer of funds to IntelCom, with a portion of the proceeds of the issuance of the New Preferred Stock in an amount not to exceed the amount required to repurchase 916,666 warrants to purchase Common Stock of IntelCom and (B) the redemption of the 12% Redeemable New Preferred Stock of ICG, in each case, in accordance with the provisions of the documents governing such repurchase or redemption, provided that, except in the case of clause (i), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

          Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payments referred to in clauses (vi)(A) and (viii) thereof), and the Net Cash Proceeds from any issuance of Junior Securities referred to in clause (ii), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. Notwithstanding the foregoing, in the event the proceeds of an issuance of Junior Securities are used for the redemption, repurchase or other acquisition of the New Preferred Stock, or Parity Securities, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of New Preferred Stock or Parity Securities.

       LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

          So long as any shares of New Preferred Stock are outstanding, ICG will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by ICG or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to ICG or any other Restricted Subsidiary, (iii) make loans or advances to ICG or any other Restricted Subsidiary or (iv) transfer any of its property or assets to ICG or any other Restricted Subsidiary.

          The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Closing Date in any agreements in effect on the Closing Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders of the New Preferred Stock than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by ICG or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of ICG or any Restricted Subsidiary not otherwise prohibited by the Amended Articles or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of ICG or any Restricted Subsidiary in any manner material to ICG or any Restricted Subsidiary; or (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary. Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent ICG or any Restricted Subsidiary from (1 creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of ICG or any of its Restricted Subsidiaries that secure Indebtedness of ICG or any of its Restricted Subsidiaries.

       LIMITATION ON ISSUANCES AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

          Under the terms of the Amended Articles, ICG will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to ICG or a Wholly Owned Restricted Subsidiary; (ii) issuances or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary; (iv) with respect to Common Stock of MTN, StarCom and Zycom; provided that the proceeds of any such sale under clause (iv) shall be reinvested in the business of ICG and its Restricted Subsidiaries or used to repay Indebtedness of ICG or any of its Restricted Subsidiaries or Senior Securities; and (v) with respect to Common Stock of FOTI; provided that FOTI shall not retain any net proceeds from such sales or issuances in excess of $10 million in the aggregate and any net proceeds in excess of such $10 million shall be received by, or paid promptly by FOTI to, ICG or any Wholly Owned Restricted Subsidiary of ICG.

       LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES

          Under the terms of the Amended Articles, ICG will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of ICG or with any Affiliate of ICG or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to ICG or such Restricted Subsidiary than could be obtained, at the time of such transaction or at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

          The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors of ICG or (B) for which ICG or a Restricted Subsidiary delivers to the Transfer Agent a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to ICG or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between ICG and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to directors of ICG who are not employees of ICG; (iv) any payments or other transactions pursuant to any tax-sharing agreement (or a similar agreement that is not materially adverse to the interests of holders of the New Preferred Stock) between ICG and any other Person with which ICG files a consolidated tax return or with which ICG is part of a consolidated group for tax purposes; or (v) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant. Notwithstanding the foregoing, any transaction covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (ii) through (iv) of this paragraph, the aggregate amount of which exceeds $2 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.

       LIMITATION ON LIENS

          Under the terms of the Amended Articles, ICG will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties, now or hereafter acquired, or any shares of Capital Stock of or Indebtedness of any Restricted Subsidiary.

          The foregoing limitation does not apply to (i) Liens existing on the Closing Date; (ii) Liens granted after the Closing Date on any assets or Capital Stock of ICG or its Restricted Subsidiaries created in favor of the holders of the New Preferred Stock; (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to ICG or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to ICG or such other Restricted Subsidiary; (iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iii) of the second paragraph of the "Incurrence of Indebtedness and Issuance of New Preferred Stock" covenant; provided that such Liens do not extend to or cover any property or assets of ICG or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (v) Liens with respect to assets or properties of any Person that becomes a Restricted Subsidiary after the Closing Date; provided that such Liens do not extend to or cover any assets or properties of ICG or any of its Restricted Subsidiaries other than the assets or properties of such Person subject to such Lien on the date such Person becomes a Restricted Subsidiary; and provided further that such Liens are not incurred in contemplation of, or in connection with, such Person becoming a Restricted Subsidiary; (vi) Permitted Liens; and (vii) Liens securing Indebtedness.

       MERGER, CONSOLIDATION AND SALE OF ASSETS

          ICG shall not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth; provided that, in connection with any such merger or consolidation, no consideration (other than Common Stock in the surviving Person or ICG) shall be issued or distributed to the stockholders of ICG) or permit any Person to merge with or into ICG unless: (i) ICG shall be the continuing Person, or the Person (if other than ICG) formed by such consolidation or into which ICG is merged or that acquired or leased such property and assets of ICG shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and the New Preferred Stock shall be converted into or exchanged for and shall become shares of such successor company, having in respect of such successor or resulting company substantially the same powers, preferences and relative participating, optional or other special rights and the qualifications, limitations or restrictions thereon that the New Preferred Stock had immediately prior to such transaction; (ii) immediately after giving effect to such transaction, no event referred to under clauses (a) through (e) under "--Voting Rights" or any default, breach or violation that would become such an event after the giving of notice, the passage of time or both, shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, ICG or any Person becoming the successor issuer of the New Preferred Stock, as the case may be, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of ICG immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis ICG, or any Person becoming the successor issuer of the New Preferred Stock, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Incurrence of Indebtedness and Issuance of New Preferred Stock" covenant; and (v) ICG delivers to the Transfer Agent an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and (iv) above) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of ICG, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is part of a plan to change the jurisdiction of incorporation of ICG to a different state of the United States; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

       SENIOR SUBORDINATED INDEBTEDNESS

          So long as any shares of New Preferred Stock are outstanding, ICG will not Incur any Indebtedness, other than the Exchange Debentures, that is expressly made subordinated in right of payment to any Senior Indebtedness (as defined in the Exchange Debenture Indenture) unless such Indebtedness, by its terms and by the terms of any agreement or instrument pursuant to which such Indebtedness is outstanding is expressly made pari passu with, or subordinate in right of payment to, the Exchange Debentures pursuant to provisions substantially similar to those contained in Article Eleven of the Exchange Debenture Indenture; provided that the foregoing limitations shall not apply to distinctions between categories of Senior Indebtedness that exist by reason of any Liens or Guarantees arising or created in respect of some but not all Senior Indebtedness.

       REPORTS

          So long as any shares of New Preferred Stock are outstanding, ICG shall file with the Commission the annual reports, quarterly reports and the information, documents and other reports required to be filed by ICG with the Commission pursuant to Sections 13 or 15 of the Exchange Act, whether or not ICG has or is required to have a class of securities registered under the Exchange Act, at the time it is or would be required to file the same with the Commission and, within 15 days after ICG is or would be required to file such reports, information or documents with the Commission.

       EXCHANGE

          ICG may exchange all, but not less than all, of the outstanding shares of New Preferred Stock, including any shares of New Preferred Stock issued as payment for dividends, into Exchange Debentures at any time following the date on which such exchange is permitted by the terms of the Notes Indenture and the 13/1//2% Notes Indenture. Presently, the Exchange of the New Preferred Stock for Exchange Debentures would be restricted by covenants in such indentures relating to the incurrence of Indebtedness. There can be no assurance that the conditions in such covenants for the exchange of New Preferred Stock for Exchange Debentures will be satisfied or that the exchange will occur or that future Indebtedness of ICG would not also restrict an exchange. See "Description of New Notes". In order to effect such exchange, ICG shall
       (a) if necessary to satisfy the condition set forth in clause (B) in the following paragraph based upon the written advice of counsel to ICG, file a registration statement with the Commission relating to the exchange, and (b) if a registration statement is filed with the Commission pursuant to clause (a), use its best efforts to cause such registration statement to be declared effective as soon as practicable by the Commission unless the opinion referred to in clause (B) in the following paragraph shall have been subsequently delivered.

          Prior to initiating such exchange, ICG shall certify, to the satisfaction of the trustees under the 13/1//2% Notes Indenture and the Notes Indenture, that such exchange is permitted under such respective Indentures. ICG shall also provide such Trustees with an Officer's Certificate setting forth with specificity the basis for ICG's conclusion that such exchange is so permitted. In order to effectuate such exchange, ICG shall send a written notice of exchange by mail to each holder of record of shares of New Preferred Stock, which notice shall state (i) that ICG is exchanging the New Preferred Stock into Exchange Debentures pursuant to the Amended Articles and (ii) the date fixed for exchange (the "Exchange Date"), which date shall not be less than 15 days nor more than 60 days following the date on which such notice is mailed (except as provided in the last sentence of this paragraph). On the Exchange Date, if the conditions set forth in clauses (A) through (E) below are satisfied and if the exchange is then permitted under the Notes Indenture and the 13/1//2% Notes Indenture, ICG shall issue Exchange Debentures in exchange for the New Preferred Stock as provided in the next paragraph, provided that on the Exchange Date: (A) there shall be legally available funds sufficient therefor (including, without limitation, legally available funds sufficient therefor under Section 7-106-401 (or any successor provision) of the CBCA); (B) a registration statement relating to the Exchange Debentures shall have been declared effective under the Securities Act prior to such exchange and shall continue to be effective on the Exchange Date or ICG shall have obtained a written opinion of counsel that an exemption from the registration requirements of the Securities Act is available for such exchange and that upon receipt of such Exchange Debentures pursuant to such exchange made in accordance with such exemption, each holder of an Exchange Debenture that is not an Affiliate of ICG will not be subject to any restrictions imposed by the Securities Act upon the resale of such Exchange Debenture, and such exemption is relied upon by ICG for such exchange; (C) the Exchange Debenture Indenture and the trustee thereunder shall have been qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"); (D) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Debenture Indenture) would exist under the Exchange Debenture Indenture; and (E) ICG shall have delivered to the Trustee under the Exchange Debenture Indenture a written opinion of counsel, dated the date of exchange, regarding the satisfaction of the conditions set forth in clauses (A), (B) and (C). In the event that (i) the issuance of the Exchange Debentures is not permitted on the Exchange Date or (ii) any of the conditions set forth in clause (A) through (E) of the preceding sentence are not satisfied on the Exchange Date, ICG shall use its best efforts to satisfy such conditions and effect such exchange as soon as practicable.

          Upon any exchange pursuant to the preceding paragraph, the holders of outstanding shares of New Preferred Stock will be entitled to receive a principal amount of Exchange Debentures for shares of New Preferred Stock, the liquidation preference of which, plus the amount of accumulated and unpaid dividends (including a prorated dividend for the period from the immediately preceding dividend payment date to the date of exchange) with respect to which, equals such principal amount. The Exchange Debentures will be issued in registered form, without coupons. Exchange Debentures issued in exchange for New Preferred Stock will be in principal amounts of $1,000 and integral multiples thereof to the extent practicable, and will also be issued in principal amounts less than $1,000 so that each holder of New Preferred Stock will receive certificates representing the entire principal amount of Exchange Debentures to which its shares of New Preferred Stock entitle it, provided that ICG may, subject to the restrictions in the Notes Indenture and the 13/1//2% Notes Indenture and any of its other then-existing Indebtedness, pay cash in lieu of issuing an Exchange Debenture in a principal amount less than $1,000. On and after the date of exchange, dividends will cease to accrue on the outstanding shares of New Preferred Stock, and all rights of the holders of New Preferred Stock (except the right to receive the Exchange Debentures, an amount in cash, to the extent applicable, equal to the accrued and unpaid dividends to the Exchange Date, and if ICG so elects, cash in lieu of any Exchange Debenture which is in an amount that is not an integral multiple of $1,000) will terminate. The person entitled to receive the Exchange Debentures issuable upon such exchange will be treated for all purposes as the registered holder of such Exchange Debentures.

          IntelCom and ICG will comply with the provisions of Rule 13e-4 promulgated pursuant to the Exchange Act in connection with any exchange, to the extent applicable.

       NEW PREFERRED STOCK BOOK ENTRY; DELIVERY AND FORM

          So long as DTC, or its nominee, is the registered owner or holder of a Global New Preferred Stock Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New

       Preferred Stock represented by such Global New Preferred Stock Certificate for all purposes under the Amended Articles and the New Preferred Stock. No beneficial owner of an interest in the Global New Preferred Stock Certificate will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Amended Articles.

          Payments made with respect to the Global New Preferred Stock Certificate will be made to DTC or its nominee, as the case may be, as the registered owner thereof. ICG will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global New Preferred Stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

          ICG expects that DTC or its nominee, upon receipt of any payments made with respect to the Global New Preferred Stock, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the amount of such Global New Preferred Stock as shown on the records of DTC or its nominee. ICG also expects that payments by participants to owners of beneficial interest in such Global New Preferred Stock held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

          Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

          The Company understands that DTC will take any action permitted to be taken by a holder of New Preferred Stock (including the presentation of New Preferred Stock for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global New Preferred Stock is credited and only in respect of such portion of the aggregate liquidation preference of New Preferred Stock as to which such participant or participants has or have given such direction.

          The Company understands: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transaction between participants through electronic book entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

          Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interest in the Global New Preferred Stock Certificate among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. The Company will have no responsibility for the performance by DTC or its respective participants or indirect participants of its respective obligations under the rules and procedures governing their operations.

       CERTIFICATED NEW PREFERRED STOCK

          If DTC is at any time unwilling or unable to continue as a depositary for the Global New Preferred Stock and a successor depositary is not appointed by ICG within 90 days, ICG will issue Certificated New Preferred Stock in exchange for the Global New Preferred Stock Certificate.

       CERTAIN DEFINITIONS

          Set forth below are certain defined terms used in the Amended Articles. Reference is made to the Amended Articles for the full definition of such terms, as well as any other capitalized terms used herein for which no definition is provided.

          "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of ICG and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the net income of any Person (other than net income attributable to a Restricted Subsidiary) in which any Person (other than ICG or any of its Restricted Subsidiaries) has a joint interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to ICG or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described above (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with ICG or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by ICG or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales;
       (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described above, any amount paid or accrued as dividends on preferred stock of ICG or any Restricted Subsidiary owned by Persons other than ICG and any of its Restricted Subsidiaries; and (vi) all extraordinary gains and extraordinary losses.

          "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of ICG and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of ICG and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recently available quarterly or annual consolidated balance sheet of ICG and its Restricted Subsidiaries, prepared in conformity with GAAP.

          "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that, with respect to ICG and any of its Subsidiaries, the term "Affiliate" shall be deemed to include Mr. William Becker, Mr. Lawrence Becker and any person related by blood or marriage to either of them.

          "Asset Acquisition" means (i) an investment by ICG or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of ICG or shall be merged into or consolidated with ICG or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of ICG and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by ICG or any of its Restricted Subsidiaries of the property and assets of any Person other than ICG or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of ICG and its Restricted Subsidiaries on the date of such acquisition.

          "Asset Disposition" means the sale or other disposition by ICG or any of its Restricted Subsidiaries (other than to ICG or another Restricted Subsidiary of ICG) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary of ICG or (ii) all or substantially all of the assets that constitute a division or line of business of ICG or any of its Restricted Subsidiaries.

          "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transactions) in one transaction or a series of related transactions by ICG or any of its Restricted Subsidiaries to any Person other than ICG or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of ICG or any of its Restricted Subsidiaries or (iii) any other property and assets of ICG or any of its Restricted Subsidiaries outside the ordinary course of business of ICG or such Restricted Subsidiary and, in each case, that is not governed by the provisions described under "--Merger, Consolidation and Sale of Assets," provided that the meaning of "Asset Sale" shall not include (A) sales or other dispositions of inventory, receivables and other current assets, and (B) dispositions of assets of ICG or any of its Restricted Subsidiaries, in substantially simultaneous exchanges for consideration consisting of any combination of cash, Temporary Cash Investments and assets that are used or useful in the telecommunications business of ICG or its Restricted Subsidiaries, if such consideration has an aggregate fair market value substantially equal to the fair market value of the assets so disposed of; provided, however, that fair market value shall be determined in good faith by the Board of Directors of ICG, whose determination shall be conclusive and evidenced by a Board Resolution delivered to the Transfer Agent.

          "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

          "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the date of the Amended Articles, including, without limitation, all Common Stock and preferred stock.

          "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligations" means the discounted present value of the rental obligations under such lease.

          "Closing Date" means the date the New Preferred Stock is originally issued under the Amended Articles.

          "Consolidated EBITDA" means, for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iv) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, and (vi) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for ICG and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by ICG or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

          "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by ICG or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized

       Lease Obligations paid, accrued or scheduled to be paid or to be accrued by ICG and its Restricted Subsidiaries during such period; excluding, however, without duplication, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the 13/1//2% Notes and the warrants issued therewith, the New Notes and/or the New Preferred Stock, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

          "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of ICG and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of ICG or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

          "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect ICG or any of its Restricted Subsidiaries against fluctuations in currency values to or under which ICG or any of its Restricted Subsidiaries is a party or a beneficiary on the Closing Date or becomes a party or a beneficiary thereafter.

          "FOTI" means Fiber Optic Technologies Inc., a Colorado corporation.

          "GAAP" means generally accepted accounting principles in the United States of America as in effect as of August 8, 1995, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the 13/1// 2% Notes and the warrants issued therewith, the New Notes and/or the New Preferred Stock and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

          "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

          "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an Incurrence of Indebtedness by reason of the acquisition of more than 50% of the Capital Stock of any Person; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

          "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and
       (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided
       (i) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the original issue price of such Indebtedness and (ii) that Indebtedness shall not include any liability for federal, state, local or other taxes.

          "Indebtedness to EBITDA Ratio" means, as at any date of determination, the ratio of (i) the aggregate amount of Indebtedness of ICG and its Restricted Subsidiaries on a consolidated basis ("Consolidated Indebtedness") as at the date of determination (the "Transaction Date") to (ii) the Consolidated EBITDA of ICG for the then most recent four full fiscal quarters for which reports have been filed pursuant to the "Reports" covenant described above (such four full fiscal quarter period being referred to herein as the "Four Quarter Period"); provided that (x) pro forma effect shall be given to any Indebtedness Incurred from the beginning of the Four Quarter Period through the Transaction Date (including any Indebtedness Incurred on the Transaction Date), to the extent outstanding on the Transaction Date, (y) if during the period commencing on the first day of such Four Quarter Period through the Transaction Date (the "Reference Period"), ICG or any of the Restricted Subsidiaries shall have engaged in any Asset Sale, Consolidated EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale and any related retirement of Indebtedness as if such Asset Sale and related retirement of Indebtedness had occurred on the first day of such Reference Period or (z) if during such Reference Period ICG or any of the Restricted Subsidiaries shall have made any Asset Acquisition, Consolidated EBITDA of ICG shall be calculated on a pro forma basis as if such Asset Acquisition and any related financing had occurred on the first day of such Reference Period. In calculating this ratio for purposes of the Amended Articles, the amount of outstanding Indebtedness shall be deemed to include the liquidation preference of any preferred stock then outstanding.

          "IntelCom" means IntelCom Group Inc. and its successors and assigns.

          "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of ICG or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include the designation of a Restricted Subsidiary as an Unrestricted Subsidiary. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described above, (i) "Investment" shall include the fair market value of the assets (net of liabilities) of any Restricted Subsidiary of ICG at the time that such Restricted Subsidiary of ICG is designated an Unrestricted Subsidiary and shall exclude the fair market value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of ICG and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors in good faith.

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

          "MTN" means Maritime Telecommunications Network, Inc., a Colorado corporation, and its successors.

          "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to ICG or any Restricted Subsidiary of ICG) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of ICG and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by ICG or any Restricted Subsidiary of ICG as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to ICG or any Restricted Subsidiary of
       ICG) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

          "Offer to Purchase" means an offer to purchase shares of New Preferred Stock by ICG from the Holders commenced by mailing a notice to the Transfer Agent and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all shares of New Preferred Stock validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any shares of New Preferred Stock not tendered will continue to accrue dividends pursuant to its terms; (iv) that, unless ICG defaults in the payment of the purchase price, any shares of New Preferred Stock accepted for payment pursuant to the Offer to Purchase shall cease to accrue dividends on and after the Payment Date; (v) that Holders electing to have an shares of New Preferred Stock purchased pursuant to the Offer to Purchase will be required to surrender the shares of New Preferred Stock together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the shares of New Preferred Stock completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the liquidation preference of the shares of New Preferred Stock delivered for purchase and a statement that such Holder is withdrawing his election to have such shares of New Preferred Stock purchased; and (vii) that Holders whose shares of New Preferred Stock are being purchased only in part will be issued new shares of New Preferred Stock equal in the liquidation preference of the shares of New Preferred Stock surrendered; provided that each share of New Preferred Stock purchased and each new share of New Preferred Stock issued shall be in a principal amount of $1,000 or integral multiples thereof. On the Payment Date, ICG shall (i) accept for payment on a pro rata basis shares of New Preferred Stock or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all shares of New Preferred Stock or portions thereof, so accepted; and (iii) deliver, or cause to be delivered, to the Transfer Agent all shares of New Preferred Stock or portions thereof, so accepted together with an Officers' Certificate specifying the shares of New Preferred Stock or portions thereof accepted for payment by ICG. The Paying Agent shall promptly mail to the Holders of shares of New Preferred Stock so accepted, payment in an amount equal to the purchase price, and the Transfer Agent shall promptly authenticate and mail to such Holders new shares of New Preferred Stock equal in liquidation preference to any unpurchased portion of the shares of New Preferred Stock surrendered;0 provided that each share of New Preferred Stock purchased and each new share of New Preferred Stock issued shall be in a principal amount of $1,000 or integral multiples thereof. ICG will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Transfer Agent shall act as the Paying Agent for an Offer to Purchase. ICG will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that ICG is required to repurchase shares of New Preferred Stock pursuant to an Offer to Purchase.

          "Ohio LINX" means ICG Ohio LINX, Inc., an Ohio corporation.

          "Permitted Investment" means (i) an Investment in a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, ICG or a Restricted Subsidiary; provided that such person's primary business is related, ancillary or complementary to the businesses of ICG and its Restricted Subsidiaries on the date of such Investment; (ii) a Temporary Cash Investment; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) loans or advances to employees made in the ordinary course of business in accordance with past practice of ICG or its Restricted Subsidiaries and that do not in the aggregate exceed $2 million at any time outstanding; (v) stock, obligations or securities received in satisfaction of judgments; and (vi) Indebtedness of IntelCom owed to ICG, in an amount not to exceed the reasonable expenses of IntelCom as a holding company that are actually incurred, and paid, by IntelCom; provided that such Indebtedness of IntelCom is evidenced by an unsubordinated promissory note that provides that it will be paid prior to any mandatory redemption of the New Preferred Stock if such payment would be necessary to effectuate such redemption.

          "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights of way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of ICG or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Incurrence of Indebtedness and Issuance of New Preferred Stock" covenant described above, (1) to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of ICG and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of ICG or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of stock or Indebtedness of, any corporation existing at the time such corporation becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of ICG or any Restricted Subsidiary other than the property or assets acquired; (xii) Liens in favor of ICG or any Restricted Subsidiary;
       (xiii) Liens arising from the rendering of a final judgment or order against ICG or any Restricted Subsidiary of ICG that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed to protect ICG or any of its Restricted Subsidiaries from fluctuations in the price of commodities; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by ICG or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of ICG and its Restricted Subsidiaries prior to the Closing Date; and (xviii) Liens on or sales of receivables.

          "Preferred stock" or "preferred stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference stock, whether now outstanding or issued after the date of the Amended Articles, including, without limitation, all series and classes of such preferred or preference stock.

          "Public Equity Offering" means a bona fide underwritten primary public offering of Common Stock of IntelCom or ICG pursuant to an effective registration statement under the Securities Act.

          "Redeemable Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the mandatory redemption date of the shares of New Preferred Stock, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the mandatory redemption date of the shares of New Preferred Stock, or (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the mandatory redemption date of the shares of New Preferred Stock; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of a "change of control" occurring prior to the mandatory redemption date of the shares of New Preferred Stock shall not constitute Redeemable Stock if the "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the "Change of Control" covenant described above and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to ICG's repurchase of New Preferred Stock as described above under "-- Change of Control."

          "Restricted Subsidiary" means any Subsidiary of ICG other than an Unrestricted Subsidiary.

          "New Notes" means the New Notes Due 2006 of ICG, guaranteed by IntelCom on a senior unsecured basis and issued on the Closing Date.

          "Notes Indenture" means the Indenture dated as of the Closing Date among ICG, IntelCom and the Trustee pursuant to which the New Notes are issued.

          "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary of ICG that, together with its Subsidiaries, (i) for the most recent fiscal year of ICG, accounted for more than 10% of the consolidated revenues of ICG and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of ICG and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of ICG for such fiscal year.

          "StarCom" means StarCom International Optics Corporation, a British Columbia corporation, and its subsidiaries.

          "Strategic Investor" means any Person engaged in the telecommunications business which has a net worth or equity market capitalization of at least $1 billion.

          "Strategic Investor Subordinated Indebtedness" means all Indebtedness of ICG owed to a Strategic Investor that is contractually subordinate in right of payment to the shares of New Preferred Stock to at least the following extent: no payment of principal (or premium, if any) or interest on or otherwise payable in respect of such Indebtedness may be made (whether as a result of a default or otherwise) prior to the payment in full of all of ICG's obligations under the shares of New Preferred Stock; provided, however, that prior to the payment of such obligations, interest on Strategic Investor Subordinated Indebtedness may be payable solely in kind or in common stock (other than Redeemable Stock) of IntelCom or ICG.

          "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

          "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within 270 days of the date of acquisition thereof, bankers' acceptances with maturities not exceeding 270 days, and overnight bank deposits, in each case issued by or with a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $100 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Guarantor) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group, and (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or Moody's Investors Service, Inc.

          "13 1/2% Notes" means the 13 1/2% Notes Due 2005 of ICG guaranteed by IntelCom on a senior unsecured basis.

          "13 1/2% Notes Indenture" means Indenture dated as of August 8, 1995 among ICG, the Guarantor and the Trustee pursuant to which ICG issued the 13 1/2% Notes.

          "Transaction Date" means, with respect to the Incurrence of any Indebtedness by ICG or any of its Restricted Subsidiaries or the Issuance of any Redeemable Stock of ICG, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

          "Unrestricted Subsidiary" means (i) any Subsidiary of ICG that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary of ICG (including any newly acquired or newly formed Subsidiary of ICG), other than ICG or a Subsidiary that has given a Subsidiary Guarantee, to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, ICG or any Restricted Subsidiary; provided that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, that such designation would be permitted under the "Limitation on Restricted Payments" covenant described above. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of ICG; provided that immediately after giving effect to such designation
       (x) ICG could Incur $1.00 of additional Indebtedness under the first paragraph of the "Incurrence of Indebtedness and Issuance of New Preferred Stock" covenant described above and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Transfer Agent by promptly filing with the Transfer Agent a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

          "Voting Stock" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

          "Wholly Owned" means, with respect to any Subsidiary of any Person, such Subsidiary if all of the outstanding Capital Stock in such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) is owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

          "Zycom" means Zycom Corporation, an Alberta, Canada corporation.

                       DESCRIPTION OF EXCHANGE DEBENTURES

          The Exchange Debentures, if issued, will be issued under the Exchange Debenture Indenture among ICG, IntelCom, as guarantor, and Norwest Bank Colorado, National Association, as trustee or such other trustee as may qualify under the Trust Indenture Act and be selected by ICG (the "Trustee"). A copy of the form of Exchange Debenture Indenture is available from the Company upon request. The terms of the Exchange Debentures include those stated in the Exchange Debenture Indenture and those made part of the Exchange Debenture Indenture by reference to the Trust Indenture Act. Prospective holders of the Exchange Debentures are referred to the Exchange Debenture Indenture and the Trust Indenture Act for a statement of such terms. The following summary of certain provisions of the Exchange Debenture Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act and to all of the provisions of the Exchange Debenture Indenture, including the definitions of certain terms therein and those terms made a part of the Exchange Debenture Indenture by reference to the Trust Indenture Act. The definitions of certain terms used in the Exchange Debenture Indenture and in the following summary are set forth below under "--Certain Definitions." References herein to "$" refers to U.S. dollars.

          IntelCom's Board of Directors has adopted a plan under which IntelCom will become a subsidiary of a new, publicly traded Delaware corporation ("Newco"). If such transaction is completed, references to "IntelCom" herein shall be deemed to also refer to Newco. In addition, Newco will fully and unconditionally guarantee ICG's obligations under the Exchange Debentures on a senior subordinated basis. Upon completion of the transaction whereby IntelCom becomes a subsidiary of Newco, references herein to "Guarantor" shall be deemed to also refer to Newco.

       GENERAL

          The Exchange Debentures will be general unsecured obligations of ICG and will be limited in aggregate principal amount to the aggregate liquidation preference of the New Preferred Stock (including shares of New Preferred Stock issued in payment of dividends), plus accrued and unpaid dividends, on the date of exchange of the New Preferred Stock into Exchange Debentures (plus any additional Exchange Debentures issued in lieu of cash interest as described herein). The Exchange Debentures will be issued in fully registered form only in denominations of $1,000 and integral multiples thereof (other than as described in "Description of New Preferred Stock--Exchange" or with respect to additional Exchange Debentures issued in lieu of cash interest as described herein). The Exchange Debentures will be senior subordinated obligations of ICG, subordinated to all existing and future Senior Indebtedness of ICG and senior to all subordinated obligations of ICG.

          Principal of, and premium, if any, and interest on the Exchange Debentures will be payable, and the Exchange Debentures may be presented for registration of transfer or exchange, at the office of the Paying Agent and Registrar. At ICG's option, interest, to the extent paid in cash, may be paid by check mailed to the registered address of Holders of the Exchange Debentures as shown on the register for the Exchange Debentures. The Trustee will initially act as Paying Agent and Registrar. ICG may change any Paying Agent and Registrar without prior notice to Holders of the Exchange Debentures. Holders of the Exchange Debentures must surrender Exchange Debentures to the Paying Agent to collect principal payments.

          The Exchange Debentures will mature on May 1, 2007. Each Exchange Debenture will bear interest at the rate of 14/1//4% per annum from the Exchange Debenture Issue Date or from the most recent interest payment date to which interest has been paid or provided for. Interest will be payable semiannually in cash (or, on or prior to May 1, 2001, at the option of ICG, in additional Exchange Debentures, subject to the restrictions contained in the Notes Indenture, the 13/1//2% Notes Indenture and any other agreement of ICG or IntelCom) in arrears on each of May 1 and November 1 commencing with the first such date after the Exchange Debenture Issue Date. Interest on the Exchange Debentures will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed.

          Because of ICG's option through May 1, 2001 to pay interest on the Exchange Debentures by issuing additional Exchange Debentures, any Exchange Debentures issued prior to that date will be treated as issued with

       OID, unless under special rules for interest holidays the amount of OID is treated as de minimis. See "Certain United States Federal Income Tax Consequences."

       GUARANTEE

          ICG's obligations under the Exchange Debentures will be fully and unconditionally guaranteed (the "Debenture Guarantee") on a senior subordinated basis by IntelCom (in such context, the "Guarantor"); provided that the Debenture Guarantee shall not be enforceable against the Guarantor in an amount in excess of the net worth of the Guarantor at the time that determination of such net worth is, under applicable law, relevant to the enforceability of such Debenture Guarantee. Such net worth shall include any claim of the Guarantor against ICG for reimbursement.

       ADDITIONAL AMOUNTS

          Any payments made by IntelCom under or with respect to the Exchange Debentures pursuant to the Debenture Guarantee will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (hereinafter, "Taxes"), unless IntelCom is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If IntelCom is required to withhold or deduct any amount for or on account of Taxes from any payment made under or with respect to the Exchange Debentures, IntelCom will pay such additional amounts ("Additional Amounts") as may be necessary, so that the net amount received by each Holder of Exchange Debentures (including Additional Amounts) after such withholding or deduction will not be less than the amount such Holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts will be payable with respect to a payment made to a Holder (an "Excluded Holder") (i) with which IntelCom does not deal at arm's length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment, or (ii) which is subject to such Taxes by reason of its being connected with Canada or any province or territory thereof otherwise than solely by reason of the Holder's activity in connection with purchasing the Exchange Debentures, by the mere holding of Exchange Debentures or by reason of the receipt of payments thereunder. IntelCom will upon written request of any Holder (other than an Excluded Holder), reimburse such Holder, for the amount of (i) any Taxes so levied or imposed and paid by such Holder as a result of payments made under or with respect to the Exchange Debentures and (ii) any Taxes so levied or imposed with respect to any reimbursement under the foregoing clause (i), but excluding any such Taxes on such Holder's net income so that the net amount received by such Holder after such reimbursement will not be less than the net amount the Holder would have received if Taxes on such reimbursement had not been imposed.

          At least 30 days prior to each date on which any payment under or with respect to the Exchange Debentures is due and payable, if IntelCom will be obligated to pay Additional Amounts with respect to such payment, IntelCom will deliver to the Trustee an Officers' Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Trustee to pay such Additional Amounts to Holders on the payment date. Whenever either in the Exchange Debenture Indenture, any Exchange Debenture or in this Memorandum there is mentioned, in any context, the payment of principal (and premium, if any), Redemption Price, interest or any other amount payable under or with respect to any Exchange Debenture, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

          In the event that (i) IntelCom has become or would become obligated to pay, on the next date on which any amount would be payable under or with respect to the Exchange Debentures, any Additional Amounts as a result of certain changes affecting Canadian withholding tax laws, and (ii) IntelCom cannot reasonably arrange for another obligor to make such payment so as to avoid the requirement to pay such Additional Amounts, then IntelCom may redeem all, but not less than all, the Exchange Debentures at any time at 100% of the principal amount thereof, together with accrued interest thereon, if any, to the redemption date. See "-- Optional Redemption."

       SUBORDINATION AND RANKING

          The Exchange Debentures will be senior subordinated Indebtedness of ICG, subordinated to the prior payment when due of the principal of, and premium, if any, and accrued and unpaid interest on, all existing and future Senior Indebtedness of ICG and senior to the prior payment when due of the principal of, and premium, if any, and accrued and unpaid interest on, all subordinated Indebtedness of ICG. IntelCom's guarantee of the Exchange Debentures will be senior subordinated Indebtedness of IntelCom, subordinated to the prior payment when due of the principal of, and premium, if any, and accrued and unpaid interest on, all existing and future Senior Guarantor Indebtedness of IntelCom and senior to the prior payment when due of the principal of, and premium, if any and accrued and unpaid interest on, all subordinated Indebtedness of IntelCom.

          Upon (a) any distribution to creditors of ICG in a liquidation or dissolution of ICG or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to ICG or its property or (b) an assignment for the benefit of creditors or any marshalling of ICG's assets and liabilities, the holders of Senior Indebtedness shall be entitled to receive payment in full of all Obligations due in respect of such Senior Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness) before holders of the Exchange Debentures shall be entitled to receive any payment with respect to the Exchange Debentures. Until all Obligations with respect to Senior Indebtedness are paid in full, any distribution to which holders of the Exchange Debentures would be entitled shall be made to holders of Senior Indebtedness.
       Notwithstanding the foregoing, holders of the Exchange Debentures may receive securities that are subordinated, at least to the same extent as the Exchange Debentures, to Senior Indebtedness and any securities issued in exchange for Senior Indebtedness.

          In addition, ICG may not make any payment upon or in respect of the Exchange Debentures (except in such subordinated securities) if (a) a default in the payment of any principal, premium, if any, interest or other Obligations with respect to any Designated Senior Indebtedness occurs and is continuing beyond any applicable grace period (whether upon maturity, as a result of acceleration or otherwise) or (b) any other default occurs and is continuing with respect to any Designated Senior Indebtedness that permits holders of such Designated Senior Indebtedness to accelerate its maturity, and ICG and the Trustee receive a notice of such default (a "Payment Blockage Notice") from the holders, or from the trustee, agent or other representative of the holders, of any such Designated Senior Indebtedness. Payments on the Exchange Debentures may and shall be resumed upon the earlier of (i) the date upon which the default is cured or waived or (ii) in the case of a default referred to in clause (b) above, 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated. No new period of payment blockage may be commenced within 360 days after the receipt by the Trustee of any prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 180 days.

          Upon (a) any distribution to creditors of IntelCom in a liquidation or dissolution of IntelCom or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to IntelCom or its property or (b) an assignment for the benefit of creditors or any marshalling of IntelCom's assets and liabilities, the holders of Senior Guarantor Indebtedness shall be entitled to receive payment in full of all Obligations due in respect of such Senior Guarantor Indebtedness (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Guarantor Indebtedness) before holders of the Exchange Debentures shall be entitled to receive any payment with respect to the Exchange Debentures. Until all Obligations with respect to Senior Guarantor Indebtedness are paid in full, any distribution to which holders of the Exchange Debentures would be entitled shall be made to holders of Senior Guarantor Indebtedness. Notwithstanding the foregoing, holders of the Exchange Debentures may receive securities that are subordinated, at least to the same extent as the Exchange Debentures, to Senior Guarantor Indebtedness and any securities issued in exchange for Senior Guarantor Indebtedness.

          IntelCom may not make any payment upon or in respect of its Debenture Guarantee (except in subordinated securities described in the second paragraph above) if (a) a default in the payment of any principal, premium, if any, interest or other Obligations with respect to any Designated Senior Guarantor Indebtedness occurs and is continuing beyond any applicable grace period (whether upon maturity, as a result of acceleration or otherwise) or (b) any other default occurs and is continuing with respect to any Designated Senior Guarantor Indebtedness that permits holders of such Designated Senior Guarantor Indebtedness to accelerate its maturity, and IntelCom and the Trustee receive a notice of such default (a "Guarantor Payment Blockage Notice") from the holders, or from the trustee, agent or other representative of the holders, of any such Designated Senior Guarantor Indebtedness. Payments on the Exchange Debentures may and shall be resumed upon the earlier of (i) the date upon which the default is cured or waived or (ii) in the case of a default referred to in clause (b) above, 179 days after the date on which the applicable Guarantor Payment Blockage Notice is received, unless the maturity of any Designated Senior Guarantor Indebtedness has been accelerated. No new period of payment blockage may be commenced within 360 days after the receipt by the Trustee of any prior Guarantor Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Guarantor Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Guarantor Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 180 days.

          The Exchange Debenture Indenture will further require that ICG promptly notify holders of Senior Indebtedness if payment on the Exchange Debentures is accelerated because of an Event of Default.

          "Designated Senior Indebtedness" under the Exchange Debenture Indenture is defined to mean the Indebtedness specified in clause (i)(A) of the definition of Senior Indebtedness and any Indebtedness constituting Senior Indebtedness that, at the date of determination, has an aggregate principal amount of at least $25 million and that is specifically designated by ICG in the instrument creating or evidencing such Senior Indebtedness as "Designated Senior Indebtedness."

          "Designated Senior Guarantor Indebtedness" under the Exchange Debenture Indenture is defined to mean the Indebtedness specified in clause (i)(A) of the definition of Senior Guarantor Indebtedness and any Indebtedness constituting Senior Guarantor Indebtedness that, at the date of determination, has an aggregate principal amount of at least $25 million and that is specifically designated by the Guarantor in the instrument creating or evidencing such Senior Guarantor Indebtedness as "Designated Guarantor Senior Indebtedness."

          "Senior Guarantor Indebtedness" means (i) Indebtedness of the Guarantor under its Guarantee of the New Notes and its Guarantee under the Notes Indenture, its Guarantee of the 13/1//2% Notes and its Guarantee under the 13/1//2% Notes Indenture and all fees, expenses and indemnities payable in connection with any of the foregoing and (ii) all other Indebtedness of the Guarantor (other than the Debenture Guarantee), including principal and interest on such Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is pari passu with, or subordinated in right of payment to, the Debenture Guarantee; provided that the term "Senior Guarantor Indebtedness" shall not include (a) any Indebtedness of the Guarantor that, when Incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code, was without recourse to the Guarantor, (b) any Indebtedness of the Guarantor to a Subsidiary of the Guarantor or to a joint venture in which the Guarantor has an interest, (c) any Indebtedness of the Guarantor, to the extent not permitted by the "Limitation on Indebtedness" or the "Senior Subordinated Indebtedness" covenants described below, (d) any repurchase, redemption or other obligation in respect of Redeemable Stock, (e) any Indebtedness to any employee of the Guarantor or any of its Subsidiaries, (f) any liability for federal, state, local or other taxes owed or owing by the Guarantor, (g) the Guarantor's obligations with respect to the Convertible Subordinated Notes or (h) any trade payables. Senior Indebtedness will also include interest accruing subsequent to events of bankruptcy of the Guarantor at the rate provided for in the document governing such Senior Guarantor Indebtedness, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under federal bankruptcy law.

          "Senior Indebtedness" means (i) Indebtedness of ICG under the New Notes and the Notes Indenture, the 13/1//2% Notes and the 13/1//2 % Notes Indenture and all fees, expenses and indemnities payable in connection with any of the foregoing and (ii) all other Indebtedness of ICG (other than the Exchange Debentures), including principal and interest on such Indebtedness, unless such Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such Indebtedness is issued, is pari passu with, or subordinated in right of payment to, the Exchange Debentures; provided that the term "Senior Indebtedness" shall not include (a) any Indebtedness of ICG that, when Incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code, was without recourse to ICG, (b) any Indebtedness of ICG to a Subsidiary of ICG or to a joint venture in which ICG has an interest, (c) any Indebtedness of ICG, to the extent not permitted by the "Limitation on Indebtedness" or the "Senior Subordinated Indebtedness" covenants described below, (d) any repurchase, redemption or other obligation in respect of Redeemable Stock, (e) any Indebtedness to any employee of ICG or any of its Subsidiaries, (f) any liability for federal, state, local or other taxes owed or owing by ICG or (g) any trade payables. Senior Indebtedness will also include interest accruing subsequent to events of bankruptcy of ICG at the rate provided for in the document governing such Senior Indebtedness, whether or not such interest is an allowed claim enforceable against the debtor in a bankruptcy case under federal bankruptcy law.

          As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of the Exchange Debentures may recover less ratably than other creditors of ICG or IntelCom. IntelCom and ICG are expected to incur substantial amounts of additional indebtedness in the future, subject to compliance with the limitations contained in the Notes Indenture, the 13/1//2% Notes Indenture and the Exchange Debenture Indenture. See "Risk Factors--Substantial Indebtedness; Ability to Service Debt" and "--Holding Company Reliance on Subsidiaries' Funds; Priority of Creditors; Subordination of Exchange Debentures."

       OPTIONAL REDEMPTION

          The Exchange Debentures will be redeemable at ICG's option on or after May 1, 2001. Thereafter, the Exchange Debentures will be subject to redemption at the option of ICG, in whole or in part, at any time upon not less than 30 nor more than 60 days' prior notice mailed by first class mail to each Holder's last address as it appears in the Security Register, at the redemption prices (expressed as a percentage of principal amount) set forth below, plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of Holders of record on the relevant Regular Record Date that is on or prior to the redemption date to receive interest due on an Interest Payment Date), if redeemed during the 12-month period beginning on May 1 of the years indicated below:


                         YEAR                      PERCENTAGE

                          2001..................    107.125%
                          2002..................    104.750%
                          2003..................    102.375%
                          2004 and thereafter...    100.000%


          In addition, at any time on or prior to May 1, 1999, ICG may, at its option from time to time, redeem Exchange Debentures having an aggregate principal amount of up to $52.5 million at a redemption price equal to 114 1/4% of the principal amount thereof, with proceeds of one or more Public Equity Offerings of Common Stock of (A) ICG or (B) IntelCom, provided that (i) with respect to the Public Equity Offering referred to in clause (B) above, cash proceeds of such Public Equity Offering in an amount sufficient to effect the redemption of Exchange Debentures to be so redeemed are contributed by IntelCom to ICG prior to such redemption and used by ICG to effect such redemption and (ii) such redemption occurs within 180 days after consummation of such Public Equity Offering.

          If less than all of the Exchange Debentures are to be redeemed at any time, the Trustee shall select the Exchange Debentures to be redeemed on a pro rata basis, by lot or in accordance with any other method the Trustee considers fair and appropriate (and in such manner as complies with applicable legal and stock exchange requirements, if any); provided that no Exchange Debentures with a principal amount of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but no more than 60 days before the redemption date to each Holder of Exchange Debentures to be redeemed at its registered address. If any Exchange Debenture is to be redeemed in part only the notice of redemption that related to such Exchange Debenture shall state the portion of the principal amount to be redeemed. A new Exchange Debenture in principal amount equal to the unredeemed portion will be issued in the name of the Holder thereof upon cancellation of the original Exchange Debenture, and after the redemption date, interest will cease to accrue on the Exchange Debentures called for redemption.

       REPURCHASE OF EXCHANGE DEBENTURES UPON A CHANGE OF CONTROL

          Upon the occurrence of a Change of Control ICG will be required (whether or not funds are available therefor) to make an offer (the "Change of Control Offer") to each holder of Exchange Debentures to repurchase all or any part of such holder's Exchange Debentures at a cash purchase price equal to 101% of the aggregate principal amount thereof, plus an amount in cash equal to accumulated and unpaid interest, if any, accrued to the date of purchase. The Change of Control Offer must be made within 30 days following a Change of Control, must remain open for at least 30 and not more than 40 days and must comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations. Notwithstanding the foregoing, ICG has agreed not to make a Change of Control Offer if any of the New Notes or 13/1//2% Notes are outstanding upon the occurrence of a Change of Control unless all of the New Notes and 13/1//2% Notes tendered pursuant to the "Change of Control Offers" with respect thereto are repurchased as a result of such Change of Control, in which case the date on which all New Notes and 13/1//2% Notes (and any other Indebtedness of ICG having provisions similar to Section 4.04(x) of the Notes Indenture) are so repurchased will, under the Exchange Indenture, be deemed to be the date on which such Change of Control shall have occurred.

          "Change of Control" means such time as (i) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock having more than 40% of the voting power of the total Voting Stock of IntelCom on a fully diluted basis;
       (ii) individuals who on the Closing Date constitute the Board of Directors of IntelCom (together with any new directors whose election by the Board of Directors or whose nomination for election by IntelCom's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or (iii) all of the Common Stock of ICG is not beneficially owned by IntelCom; provided, however, that a Change of Control shall be deemed not to occur solely as a result of a Reorganization permitted by the Exchange Debenture Indenture.

          None of the provisions in the Exchange Debenture Indenture relating to a purchase upon a Change of Control are waivable by ICG's Board of Directors. ICG could, in the future, enter into certain transactions, including certain recapitalizations of ICG, that would not constitute a Change of Control, but would increase the amount of indebtedness outstanding at such time. If a Change of Control were to occur, ICG would be obligated to offer to repurchase all of the New Notes and 13/1//2% Notes prior to making an offer to repurchase Exchange Debentures, and there can be no assurance that ICG would have sufficient funds to pay the purchase price for all the Exchange Debentures that ICG is required to purchase. In the event that ICG were required to purchase outstanding Exchange Debentures pursuant to a Change of Control Offer, ICG expects that it would need to seek third-party financing, to the extent it does not have available funds, to meet its purchase obligations. However, there can be no assurance that ICG would be able to obtain such financing. In addition, ICG's ability to purchase Exchange Debentures may be limited by other then-existing agreements.

       CERTAIN COVENANTS

       LIMITATION ON INDEBTEDNESS

          (a) Under the terms of the Exchange Debenture Indenture, the Guarantor will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Exchange Debentures, the Debenture Guarantee and Indebtedness outstanding on the Exchange Debenture Issue Date); provided that the Guarantor and ICG may Incur Indebtedness if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Indebtedness to EBITDA Ratio would be greater than zero and less than 5:1.

          Notwithstanding the foregoing, the Guarantor and any Restricted Subsidiary (except as specified below) may Incur each and all of the following: (i) Indebtedness of the Guarantor or ICG outstanding at any time, which Indebtedness generates gross proceeds to the Guarantor or ICG of up to $900 million, less the gross proceeds of Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant described below; (ii) Indebtedness to the Guarantor or any of its Wholly Owned Restricted Subsidiaries; provided that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Restricted Subsidiary ceasing to be a Wholly Owned Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Guarantor or another Wholly Owned Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (ii); (iii) Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness Incurred under clause (i), (ii), (v), (vi), (viii), (ix),
       (xi) or (xii) of this paragraph, and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that Indebtedness the proceeds of which are used to refinance or refund the Exchange Debentures or Indebtedness that is pari passu with, or subordinated in right of payment to, the Exchange Debentures or the Debenture Guarantee shall only be permitted under this clause (iii) if (A) in case the Exchange Debentures are refinanced in part or the Indebtedness to be refinanced is pari passu with the Exchange Debentures or the Debenture Guarantee, as the case may be, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Exchange Debentures or the Debenture Guarantee, as the case may be, (B) in case the Indebtedness to be refinanced is subordinated in right of payment to the Exchange Debentures or the Debenture Guarantee, as the case may be, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Exchange Debentures or the Debenture Guarantee, as the case may be, at least to the extent that the Indebtedness to be refinanced is subordinated to the Exchange Debentures or the Debenture Guarantee, as the case may be and (C) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; and provided further that in no event may Indebtedness of the Guarantor or ICG be refinanced by means of any Indebtedness of any Restricted Subsidiary of the Guarantor or ICG, as the case may be, pursuant to this clause (iii); (iv) Indebtedness (A) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (B) under Currency Agreements and Interest Rate Agreements; provided that such agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (C) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of ICG or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary of ICG (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of ICG for the purpose of financing such acquisition), in a principal amount at maturity not to exceed the gross proceeds actually received by ICG or any Restricted Subsidiary in connection with such disposition; (v) Indebtedness of the Guarantor or, to the extent the proceeds referred to below are contributed to ICG, ICG, not to exceed, at any one time outstanding, twice the amount of Net Cash Proceeds received by the Guarantor after the Closing Date from the issuance and sale of its Capital Stock (other than Redeemable Stock or preferred stock); provided that such Indebtedness does not mature prior to the Stated Maturity of the Exchange Debenture and has an Average Life longer than the Exchange Debentures; (vi) Strategic Investor Subordinated Indebtedness; (vii) Indebtedness of the Guarantor or ICG, to the extent the proceeds thereof are immediately used after the Incurrence thereof to purchase Exchange Debentures tendered in an Offer to Purchase made as a result of a Change of Control; (viii) Indebtedness of any Restricted Subsidiary of the Guarantor Incurred pursuant to any credit agreement (including equipment leasing or financing agreements) of such Restricted Subsidiary in effect on August 8, 1995 (or any agreement refinancing Indebtedness under such credit agreement), up to the amount of the commitment under such credit agreement on August 8, 1995; (ix) Indebtedness of the Guarantor or ICG, in an amount not to exceed $100 million at any one time outstanding, consisting of Capitalized Lease Obligations with respect to assets that are used or useful in the telecommunications business of the Guarantor or its Restricted Subsidiaries; (x) Indebtedness incurred to defease the Exchange Debentures; (xi) Indebtedness of any Person that becomes a Restricted Subsidiary of the Guarantor after the Closing

       Date, which Indebtedness exists or for which there is a commitment to lend at the time such Person becomes a Restricted Subsidiary, and subsequent Incurrences thereof ("Acquired Indebtedness"), in an accreted amount not to exceed $50 million at any one time outstanding in aggregate for all such Restricted Subsidiaries; provided that such Acquired Indebtedness does not exceed 65% of the consideration (calculated by including the Acquired Indebtedness as part of such consideration) for the acquisition of such Person; and (xii) Indebtedness of the Guarantor or ICG, in an amount not to exceed $30 million at any one time outstanding, consisting of letters of credit and similar arrangements used to support obligations of the Guarantor or any of its Restricted Subsidiaries with respect to the acquisition of (by purchase, lease or otherwise), construction of, or improvements on, assets that will be used or useful in the telecommunications business of the Guarantor or its Restricted Subsidiaries.

          (b) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness or Redeemable Stock described in the above clauses, ICG, in its sole discretion, shall classify such item of Indebtedness or Redeemable Stock and only be required to include the amount and type of such Indebtedness Redeemable Stock in one of such clauses.

       LIMITATION ON RESTRICTED PAYMENTS

          So long as any of the Exchange Debentures are outstanding, the Guarantor will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on its Capital Stock (other than dividends or distributions payable solely in shares of its or such Restricted Subsidiary's Capital Stock (other than Redeemable Stock) of the same class held by such holders or in options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than the Guarantor or any of its Restricted Subsidiaries (and other than pro rata dividends or distributions on Common Stock of Restricted Subsidiaries), (ii) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of the Guarantor or any Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by Persons other than the Guarantor or any of its Wholly Owned Restricted Subsidiaries (except for Capital Stock of MTN, StarCom, Ohio LINX, FOTI and Zycom to the extent the consideration therefor consists solely of Common Stock (other than Redeemable Stock) of the Guarantor transferred in compliance with the Securities Act), (iii) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of ICG or the Guarantor that is subordinated in right of payment to the Exchange Debentures or the Debenture Guarantee, as the case may be; or (iv) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (i) through (iv) being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted
       Payment: (A) a Default or Event of Default shall have occurred and be continuing, (B) the Guarantor could not Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant or (C) the aggregate amount expended for all
                                       ===
       Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) after the date of the Exchange Debenture Indenture shall exceed the sum of (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of such amount) (determined by excluding income resulting from transfers of assets by the Guarantor or a Restricted Subsidiary to an Unrestricted Subsidiary) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following the Closing Date and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed pursuant to the "Reports" covenant plus (2) the aggregate Net Cash Proceeds received by the Guarantor after the Closing Date from the issuance and sale permitted by the Exchange Debenture Indenture of its Capital Stock (other than Redeemable Stock) to a Person who is not a Subsidiary of the Guarantor, or from the issuance to a Person who is not a Subsidiary of the Guarantor of any options, warrants or other rights to acquire Capital Stock of the Guarantor (in each case, exclusive of any Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Exchange Debentures) plus (3) an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Guarantor or any Restricted Subsidiary (except to the extent any such payment is included in the calculation of Adjusted Consolidated Net Income), or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed the amount of Investments previously made by the Guarantor and its Restricted Subsidiaries in such Person.

          The foregoing provision shall not be violated by reason of: (i) the payment of any dividend within 60 days after the date of declaration thereof if, at said date of declaration, such payment would comply with the foregoing paragraph; (ii) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Exchange Debentures or the Debenture Guarantee, as the case may be, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (iii) of the second paragraph of the "Limitation on Indebtedness" covenant; (iii) the repurchase, redemption or other acquisition of Capital Stock of the Guarantor or ICG (or options, warrants or other rights to acquire such Capital Stock) and with respect to any New Preferred Stock, the payment of accrued dividends thereon, in exchange for, or out of the proceeds of a substantially concurrent issuance or sale of, shares of Capital Stock (other than Redeemable Stock) of the Guarantor or ICG; provided that the redemption of any preferred stock and the payment of accrued dividends thereon pursuant to any mandatory redemption feature thereof and any redemption of any other Capital Stock and with respect to any New Preferred Stock, the payment of accrued dividends thereon (or options, warrants or other rights to acquire such Capital Stock) shall be deemed to be "substantially concurrent" with such issuance and sale if the required notice with respect to such redemption is irrevocably given by a date which is no later than five Business Days after receipt of the proceeds of such issuance and sale and such redemption and payment is consummated within the period provided for in the documents providing for the redemption of such preferred stock or the documents governing the redemption of such other Capital Stock, as the case may be; (iv) the acquisition of Indebtedness of ICG or the Guarantor which is subordinated in right of payment to the Exchange Debentures or the Debenture Guarantee, as the case may be, in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock of the Guarantor (other than Redeemable Stock); (v) payments or distributions, in the nature of satisfaction of dissenters' rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Exchange Debenture Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of ICG or the Guarantor;
       (vi) Investments, not to exceed $10 million in aggregate, each evidenced by a senior promissory note payable to ICG that provides that it will become due and payable prior to (or, in the case of acceleration, concurrently with) any required repayment (including pursuant to an Offer to Purchase in connection with a Change of Control) of the Exchange Debentures; (vii) Investments, not to exceed $5 million in the aggregate, that meet the requirements of clause (vi) above; provided that the Board of Directors of the Guarantor shall have determined, in good faith, that each such Investment under this clause (vii) will enable the Guarantor, ICG or one of their Restricted Subsidiaries to obtain additional business that it might not be able to obtain without the making of such Investment; (viii) with respect to preferred stock permitted to be issued and sold by the "Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant, the payment (A) of dividends on such preferred stock in additional shares of preferred stock and (B) of cash dividends on such preferred stock and accrued interest on unpaid dividends, in each case after May 1, 2001; (ix) the repurchase, in the event of a Change of Control, of preferred stock of ICG or the Guarantor and Indebtedness of ICG or the Guarantor into which such preferred stock has been exchanged; provided that prior to repurchasing such preferred stock or Indebtedness, ICG or the Guarantor, as the case may be, shall have made a Change of Control Offer to repurchase the Exchange Debentures in accordance with the terms of the Exchange Debenture Indenture (and an offer to repurchase other Indebtedness, if required by the terms thereof, in accordance with the indenture or other document governing such other Indebtedness) and shall have accepted and paid for any Exchange Debentures (and other Indebtedness) properly tendered in connection with such Change of Control Offer for the Exchange Debentures or change of control offer for such other Indebtedness; and (x) the issuance of preferred stock permitted to be issued under the Exchange Debenture Indenture in exchange for Indebtedness; provided that the Incurrence of such Indebtedness complies with the "Limitation on Indebtedness" covenant; provided that, except in the case of clauses (i) and (iii), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

          Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clauses (ii), (viii)(A) and (x) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clause (iii) or (iv) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. Notwithstanding the foregoing, in the event the proceeds of an issuance of Capital Stock of the Guarantor are used for the redemption, repurchase or other acquisition of the Exchange Debentures, or Indebtedness that is pari passu with or senior to the Exchange Debentures, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of such Indebtedness.

       LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

          So long as any of the Exchange Debentures are outstanding, the Guarantor will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by the Guarantor or any other Restricted Subsidiary, (ii) pay any Indebtedness owed to the Guarantor or any other Restricted Subsidiary, (iii) make loans or advances to the Guarantor or any other Restricted Subsidiary or (iv) transfer any of its property or assets to the Guarantor or any other Restricted Subsidiary.

          The foregoing provisions shall not restrict any encumbrances or restrictions: (i) existing on the Exchange Debenture Issue Date in the Exchange Debenture Indenture or any other agreements in effect on the Exchange Debenture Issue Date, and any extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced; (ii) existing under or by reason of applicable law; (iii) existing with respect to any Person or the property or assets of such Person acquired by the Guarantor or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired; (iv) in the case of clause (iv) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant, (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset, (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Guarantor or any Restricted Subsidiary not otherwise prohibited by the Exchange Debenture Indenture or (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Guarantor or any Restricted Subsidiary in any manner material to the Guarantor or any Restricted Subsidiary; (v) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary; or (vi) imposed pursuant to preferred stock of ICG issued pursuant to clause (vi) of the "Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant, or exchange debentures or exchange notes of ICG issued in exchange therefor; provided that such restrictions (A) may include a prohibition (x) on payments on Capital Stock upon liquidation, winding-up and dissolution of ICG and (y) on the payment of dividends on and the making of any distribution on, or the purchase, redemption, retirement or other acquisition for value of, Capital Stock of ICG if dividends or another amounts on such preferred stock are unpaid and (B) any restrictions imposed pursuant to preferred stock of ICG other than pursuant to clause (A) shall be no more restrictive than the restrictions contained in the Exchange Debenture Indenture (assuming that references to the Guarantor in the Exchange Debenture Indenture were replaced with references to ICG). Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Guarantor or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Guarantor or any of its Restricted Subsidiaries that secure Indebtedness of the Guarantor or any of its Restricted Subsidiaries.

       LIMITATION ON ISSUANCES AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

          Under the terms of the Exchange Debenture Indenture, the Guarantor will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except (i) to the Guarantor or a Wholly Owned Restricted Subsidiary; (ii) issuances or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law; (iii) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary; (iv) with respect to Common Stock of MTN, StarCom and Zycom; provided that the proceeds of any such sale under clause (iv) shall be applied in accordance with clause (A) or
       (B) of the first paragraph of the "Limitation on Asset Sales" covenant described below; (v) with respect to Common Stock of FOTI; provided that FOTI shall not retain any net proceeds from such sales or issuances in excess of $10 million in the aggregate and any net proceeds in excess of such $10 million shall be received by, or paid promptly by FOTI to, the Guarantor, ICG or any Wholly Owned Restricted Subsidiary of the Guarantor; and (vi) with respect to (A) preferred stock of ICG having an initial liquidation preference of up to $250 million and (B) any preferred stock of ICG issued as dividends on such preferred stock; provided that such preferred stock does not require the payment of cash dividends prior to May 1, 2001.

       LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES

          The Guarantor will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee any Indebtedness of ICG or any Indebtedness of the Guarantor ("Guaranteed Indebtedness"), unless (i) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Exchange Debenture Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Exchange Debentures by such Restricted Subsidiary and (ii) such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Guarantor, ICG or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee of any Restricted Subsidiary that (x) existed at the time such Person became a Restricted Subsidiary and (y) was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. If the Guaranteed Indebtedness is (A) pari passu with the Exchange Debentures or the Debenture Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be pari passu with, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the Exchange Debentures or the Debenture Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Exchange Debentures or the Debenture Guarantee, as the case may be.

          If, on or prior to the Exchange Debenture Issue Date, any Restricted Subsidiary shall have Guaranteed any Guaranteed Indebtedness, the Guarantor shall cause such Restricted Subsidiary to grant a Subsidiary Guarantee meeting the requirements of the preceding paragraph. Such Subsidiary Guarantee shall be granted on the Exchange Debenture Issue Date.

          Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer, to any Person not an Affiliate of the Guarantor, of all of ICG's and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Exchange Debenture Indenture) or (ii) the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

       LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES

          Under the terms of the Exchange Debenture Indenture, the Guarantor will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of the Guarantor or with any

       Affiliate of the Guarantor or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to the Guarantor or such Restricted Subsidiary than could be obtained, at the time of such transaction or at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

          The foregoing limitation does not limit, and shall not apply to (i) transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which the Guarantor or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to the Guarantor or such Restricted Subsidiary from a financial point of view; (ii) any transaction solely between the Guarantor and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries; (iii) the payment of reasonable and customary regular fees to directors of the Guarantor or ICG who are not employees of the Guarantor or ICG; (iv) any payments or other transactions pursuant to any tax-sharing agreement between the Guarantor and any other Person with which the Guarantor files a consolidated tax return or with which the Guarantor is part of a consolidated group for tax purposes; or (v) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant. Notwithstanding the foregoing, any transaction covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (ii) through (iv) of this paragraph, the aggregate amount of which exceeds $2 million in value, must be approved or determined to be fair in the manner provided for in clause (i)(A) or (B) above.

       LIMITATION ON LIENS

          Under the terms of the Exchange Debenture Indenture, the Guarantor will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the Exchange Debentures (or, in the case of a Lien on assets or properties of the Guarantor, the Debenture Guarantee) and all other amounts due under the Exchange Debenture Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the Exchange Debentures or the Debenture Guarantee, prior to) the obligation or liability secured by such Lien.

          The foregoing limitation does not apply to (i) Liens existing on the Closing Date; (ii) Liens granted after the Closing Date on any assets or Capital Stock of ICG or its Restricted Subsidiaries created in favor of the Holders; (iii) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to the Guarantor or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to the Guarantor or such other Restricted Subsidiary; (iv) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (iii) of the second paragraph of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of the Guarantor, ICG or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; (v) Liens with respect to assets or properties of any Person that becomes a Restricted Subsidiary after the Closing Date; provided that such Liens do not extend to or cover any assets or properties of the Guarantor or any of its Restricted Subsidiaries other than the assets or properties of such Person subject to such Lien on the date such Person becomes a Restricted Subsidiary; and provided further that such Liens are not incurred in contemplation of, or in connection with, such Person becoming a Restricted Subsidiary; (vi) Permitted Liens; (vii) Liens securing Senior Indebtedness or Senior Guarantor Indebtedness; or (viii) Liens, solely in favor of Acquired Indebtedness, on Capital Stock of Persons that become Restricted Subsidiaries of the Guarantor after the Closing Date.

       MERGER, CONSOLIDATION AND SALE OF ASSETS

          Neither ICG nor the Guarantor shall consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person (other than a consolidation or merger with or into a Wholly Owned Restricted Subsidiary with a positive net worth; provided that, in connection with any such merger or consolidation, no consideration (other than Common Stock in the surviving Person, ICG or the Guarantor) shall be issued or distributed to the stockholders of ICG or the Guarantor) or permit any Person to merge with or into

       ICG or the Guarantor unless: (i) ICG or the Guarantor shall be the continuing Person, or the Person (if other than ICG or the Guarantor) formed by such consolidation or into which ICG or the Guarantor is merged or that acquired or leased such property and assets of ICG or the Guarantor shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of ICG or the Guarantor, as the case may be, and under the Exchange Debenture Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction on a pro forma basis, ICG or the Guarantor, as the case may be, or any Person becoming the successor obligor of the Exchange Debentures or the Debenture Guarantee, as the case may be, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of ICG or the Guarantor, as the case may be, immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a pro forma basis ICG, or any Person becoming the successor obligor of the Exchange Debentures, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; and (v) ICG delivers to the Trustee an Officers' Certificate (attaching the arithmetic computations to demonstrate compliance with clauses (iii) and
       (iv) above) and an Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; provided, however, that clauses (iii) and (iv) above do not apply if, in the good faith determination of the Board of Directors of the Guarantor, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is part of a plan to change the jurisdiction of incorporation of ICG or the Guarantor to a state of the United States; and provided further that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

       LIMITATION ON ASSET SALES

          Under the terms of the Exchange Debenture Indenture, the Guarantor will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (i) the consideration received by the Guarantor or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (ii) at least 75% of the consideration received consists of cash or Temporary Cash Investments. In the event and to the extent that the Net Cash Proceeds received by the Guarantor or its Restricted Subsidiaries from one or more Asset Sales occurring on or after the Closing Date in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of ICG and its Subsidiaries has been prepared), then the Guarantor shall or shall cause the relevant Restricted Subsidiary to (i) within six months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of the Guarantor or ICG, or Indebtedness of any Restricted Subsidiary other than ICG, in each case owing to a Person other than the Guarantor or any of its Restricted Subsidiaries or (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within six months after the date of such agreement), in property or assets of a nature or type or that are used in a business (or in a company having property and assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, the Guarantor and its Restricted Subsidiaries existing on the date of such investment (as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) apply (no later than the end of the six-month period referred to in clause (i)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause
       (i)) as provided in the following paragraphs of this "Limitation on Asset Sales" covenant. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such six-month period as set forth in clause (i) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

          If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10 million, ICG must commence, not later than the seventy-fifth Business Day following the first day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Exchange Debentures equal to the Excess Proceeds on such date, at a purchase price equal to 101% of the aggregate principal amount of the Exchange Debentures, plus, in each case, accrued interest (if any) to the date of purchase.

       SENIOR SUBORDINATED INDEBTEDNESS

          Neither the Guarantor nor ICG will incur any Indebtedness, other than the Exchange Debentures or the Debenture Guarantee, respectively, that is expressly made subordinated in right of payment to any Senior Indebtedness or Senior Guarantor Indebtedness, unless such Indebtedness, by its terms and by the terms of any agreement or instrument pursuant to which such Indebtedness is outstanding is expressly made pari passu with, or subordinate in right of payment to, the Exchange Debentures or the Debenture Guarantee, as the case may be, pursuant to provisions substantially similar to those contained in Article Eleven of the Exchange Debenture Indenture; provided that the foregoing limitations shall not apply to distinctions between categories of Senior Indebtedness that exist by reason of any Liens or Guarantees arising or created in respect of some but not all Senior Indebtedness.

       REPORTS

          So long as any Exchange Debentures are outstanding, ICG and the Guarantor shall file with the Commission the annual reports, quarterly reports and the information, documents and other reports required to be filed by ICG with the Commission pursuant to Sections 13 or 15 of the Exchange Act, whether or not ICG has or is required to have a class of securities registered under the Exchange Act, at the time it is or would be required to file the same with the Commission and, within 15 days after ICG is or would be required to file such reports, information or documents with the Commission, shall mail such reports, information and documents to the Trustee and to holders of the Exchange Debentures.

       EVENTS OF DEFAULT

          The following events will be defined as "Events of Default" in the Exchange Debenture Indenture: (a) default in the payment of principal of (or premium, if any, on) any Exchange Debenture when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise whether or not such payment is prohibited by Article Eleven of the Exchange Debenture Indenture; (b) default in the payment of interest on any Exchange Debenture when the same becomes due and payable, and such default continues for a period of 30 days whether or not such payment is prohibited by Article Eleven of the Exchange Debenture Indenture; (c) ICG or the Guarantor defaults in the performance of or breaches any other covenant or agreement of ICG or the Guarantor in the Exchange Debenture Indenture or under the Exchange Debentures and such default or breach continues for a period of 30 consecutive days after written notice to ICG by the Trustee or the Holders of 25% or more in aggregate principal amount of the Exchange Debentures; (d) there occurs with respect to any issue or issues of Indebtedness of ICG, the Guarantor or any Significant Subsidiary having an outstanding principal amount at maturity of $10 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or
       (II) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default; (e) any final judgment or order (not covered by insurance) for the payment of money in excess of $10 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against ICG, the Guarantor or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; (f) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of ICG, the Guarantor or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of ICG, the Guarantor or any Significant Subsidiary or for all or substantially all of the property and assets of ICG, the Guarantor or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of ICG, the Guarantor or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days; or

       (g) ICG, the Guarantor or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of ICG, the Guarantor or any Significant Subsidiary or for all or substantially all of the property and assets of ICG, the Guarantor or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors.

          If an Event of Default (other than an Event of Default specified in clause (f) or (g) above that occurs with respect to ICG or the Guarantor) occurs and is continuing under the Exchange Debenture Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Exchange Debentures, then outstanding, by written notice to ICG (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal amount of, premium, if any, and accrued interest, if any, on the Exchange Debentures to be immediately due and payable. Upon a declaration of acceleration, such principal amount, premium, if any, and accrued interest, if any, shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (d) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (d) shall be remedied or cured by ICG, the Guarantor or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (f) or (g) above occurs with respect to ICG or the Guarantor, the principal amount of, premium, if any, and accrued interest, if any, on the Exchange Debentures then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding Exchange Debentures by written notice to ICG and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if, among other things, (i) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and accrued interest on the Exchange Debentures that have become due solely by such declaration of acceleration, have been cured or waived and (ii) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "--Modification and Waiver."

          The Holders of at least a majority in aggregate principal amount of the outstanding Exchange Debentures may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Exchange Debenture Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Exchange Debentures not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Exchange Debentures. A Holder may not pursue any remedy with respect to the Exchange Debenture Indenture or the Exchange Debentures unless: (i) the Holder gives the Trustee written notice of a continuing Event of Default; (ii) the Holders of at least 25% in aggregate principal amount of outstanding Exchange Debentures make a written request to the Trustee to pursue the remedy; (iii) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense; (iv) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and (v) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Exchange Debentures do not give the Trustee a direction that is inconsistent with the request. However, such limitations do not apply to the right of any Holder of an Exchange Debenture to receive payment of the principal of, premium, if any, or accrued interest on, such Exchange Debenture or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Exchange Debentures, which right shall not be impaired or affected without the consent of the Holder.

          The Exchange Debenture Indenture will require certain officers of ICG and the Guarantor to certify, on or before a date not more than 90 days after the end of each fiscal year of the Guarantor, that a review has been conducted of the activities of ICG, or the Guarantor, as the case may be, and its Restricted Subsidiaries and ICG's, or the Guarantor's, and its Restricted Subsidiaries' performance under the Exchange Debenture Indenture and that ICG and the Guarantor have fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. ICG and the Guarantor will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Exchange Debenture Indenture.

       LEGAL DEFEASANCE AND COVENANT DEFEASANCE

          ICG may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Exchange Debentures ("legal defeasance"). Such legal defeasance means that ICG shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Exchange Debentures, except for (a) the rights of Holders of outstanding Exchange Debentures to receive payments in respect of the principal of, and premium, if any, and interest on, such Exchange Debentures when such payments are due, or on the redemption date, as the case may be, (b) ICG's obligations with respect to the Exchange Debentures concerning issuing temporary Exchange Debentures, registration of Exchange Debentures, mutilated, destroyed, lost or stolen Exchange Debentures and the maintenance of an office or agency for payment and money for security payments held in trust, (c) the rights, powers, trust, duties and immunities of the Trustee, and ICG's obligations in connection therewith and (d) the legal defeasance provisions of the Exchange Debenture Indenture. In addition, ICG may, at its option and at any time, elect to have the obligations of ICG released with respect to certain covenants that are described in the Exchange Debenture Indenture ("covenant defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Debentures. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Exchange Debentures.

          In order to exercise either legal defeasance or covenant defeasance,
       (i) ICG must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Exchange Debentures, cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants selected by the Trustee, to pay the principal of, and premium, if any, and interest on, the outstanding Exchange Debentures on the stated maturity or on the applicable optional redemption date, as the case may be, of such principal or installment of principal of, or premium, if any, or interest on, the outstanding Exchange Debentures; (ii) in the case of legal defeasance, ICG shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that
       (A) ICG has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the New Preferred Stock Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Exchange Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;
       (iii) in the case of covenant defeasance, ICG shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Exchange Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit; (v) such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, the Exchange Debenture Indenture or any other material agreement or instrument to which ICG is a party or by which ICG is bound; (vi) ICG shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by ICG with the intent of preferring the holders of Exchange Debentures over the other creditors of ICG or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (vii) ICG shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with.

       MODIFICATION AND WAIVER

          Modifications and amendments of the Exchange Debenture Indenture may be made by ICG, the Guarantor and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Exchange Debentures; provided, however, that no such modification or amendment may, without consent of each Holder affected thereby, (i) change the Stated Maturity of the principal of, or any installment of interest on, any Exchange Debenture, (ii) reduce the principal amount of, or any premium, if any, payable upon the redemption of, or the rate of interest on, any Exchange Debenture, (iii) adversely affect the right of repayment at the option of any Holder of any Exchange Debenture, (iv) change the currency in which principal of, or premium, if any, or interest on, any Exchange Debenture is payable, (v) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Exchange Debenture, (vi) waive a default in the payment of principal of, premium, if any, or interest on the Exchange Debenture, (vii) reduce the percentage in principal amount of outstanding Exchange Debentures the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Exchange Debenture Indenture or for waiver of certain defaults, (viii) release the Guarantor from its Debenture Guarantee or (ix) modify any of the provisions of Article Eleven of the Exchange Debenture Indenture in a manner adverse to the Holders.

       NO PERSONAL LIABILITY OF INCORPORATORS, SHAREHOLDERS, OFFICERS, DIRECTORS, OR EMPLOYEES

          The Exchange Debenture Indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Exchange Debentures or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of ICG or the Guarantor in the Exchange Debenture Indenture, or in any of the Exchange Debentures or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee or controlling person of ICG or the Guarantor or of any successor Person thereof. Each Holder, by accepting the Exchange Debentures, waives and releases all such liability.

       CONCERNING THE TRUSTEE

          The Exchange Debenture Indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in such Exchange Debenture Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

          The Exchange Debenture Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of ICG or the Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

       CERTAIN DEFINITIONS

          Set forth below are certain defined terms used in the Exchange Debenture Indenture. Reference is made to the Exchange Debenture Indenture for the full definition of such terms, as well as any other capitalized terms used herein for which no definition is provided.

          "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of the Guarantor and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication): (i) the net income of any Person (other than net income attributable to a Restricted Subsidiary) in which any Person (other than the Guarantor or any of its Restricted Subsidiaries) has a joint interest and the net income of any Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Guarantor or any of its Restricted Subsidiaries by such other Person or such Unrestricted Subsidiary during such period; (ii) solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described above (and in such case, except to the extent includable pursuant to clause (i) above), the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Guarantor or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by the Guarantor or any of its Restricted Subsidiaries; (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary; (iv) any gains or losses (on an after-tax basis) attributable to Asset Sales;
       (v) except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant described above, any amount paid or accrued as dividends on preferred stock of the Guarantor or any Restricted Subsidiary owned by Persons other than the Guarantor and any of its Restricted Subsidiaries; and (vi) all extraordinary gains and extraordinary losses.

          "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of the Guarantor and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (i) all current liabilities of the Guarantor and its Restricted Subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recently available quarterly or annual consolidated balance sheet of the Guarantor and its Restricted Subsidiaries, prepared in conformity with GAAP.

          "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided that, with respect to the Guarantor and any of its Subsidiaries, the term "Affiliate" shall be deemed to include William W. Becker, Lawrence L. Becker and any person related by blood or marriage to either of them.

          "Asset Acquisition" means (i) an investment by the Guarantor or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Guarantor or shall be merged into or consolidated with the Guarantor or any of its Restricted Subsidiaries; provided that such Person's primary business is related, ancillary or complementary to the businesses of the Guarantor and its Restricted Subsidiaries on the date of such investment or (ii) an acquisition by the Guarantor or any of its Restricted Subsidiaries of the property and assets of any Person other than the Guarantor or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of the Guarantor and its Restricted Subsidiaries on the date of such acquisition.

          "Asset Disposition" means the sale or other disposition by the Guarantor or any of its Restricted Subsidiaries (other than to the Guarantor or another Restricted Subsidiary of the Guarantor) of (i) all or substantially all of the Capital Stock of any Restricted Subsidiary of the Guarantor or (ii) all or substantially all of the assets that constitute a division or line of business of the Guarantor or any of its Restricted Subsidiaries.

          "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transactions) in one transaction or a series of related transactions by the Guarantor or any of its Restricted Subsidiaries to any Person other than the Guarantor or any of its Restricted Subsidiaries of (i) all or any of the Capital Stock of any Restricted Subsidiary, (ii) all or substantially all of the property and assets of an operating unit or business of the Guarantor or any of its Restricted Subsidiaries or (iii) any other property and assets of the Guarantor or any of its Restricted Subsidiaries outside the ordinary course of business of the Guarantor or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the Exchange Debenture Indenture applicable to mergers, consolidations and sales of assets of the Guarantor; provided that the meaning of "Asset Sale" shall not include (A) sales or other dispositions of inventory, receivables and other current assets, and (B) dispositions of assets of the Guarantor or any of its Restricted Subsidiaries, in substantially simultaneous exchanges for consideration consisting of any combination of cash, Temporary Cash Investments and assets that are used or useful in the telecommunications business of the Guarantor or its Restricted Subsidiaries, if such consideration has an aggregate fair market value substantially equal to the fair market value of the assets so disposed of; provided, however, that fair market value shall be determined in good faith by the Board of Directors of ICG, whose determination shall be conclusive and evidenced by a Board Resolution delivered to the Trustee; and provided further that any cash or Temporary Cash Investments received by the Guarantor or any of its Restricted Subsidiaries pursuant to any transaction described in clause (B) above shall be applied in accordance with clause (A) or (B) of the first paragraph of the "Limitation on Asset Sales" covenant described above.

          "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (i) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (ii) the sum of all such principal payments.

          "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether now outstanding or issued after the date of the Exchange Debenture Indenture, including, without limitation, all Common Stock and preferred stock.

          "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; and "Capitalized Lease Obligations" means the discounted present value of the rental obligations under such lease.

          "Closing Date" means the date the New Preferred Stock is originally issued under the Amended Articles.

          "Consolidated EBITDA" means, for any period, the sum of the amounts for such period of (i) Adjusted Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) income taxes, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income (other than income taxes (either positive or negative) attributable to extraordinary and non-recurring gains or losses or sales of assets), (iv) depreciation expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, (v) amortization expense, to the extent such amount was deducted in calculating Adjusted Consolidated Net Income, and (vi) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for the Guarantor and its Restricted Subsidiaries in conformity with GAAP; provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the quotient of (1) the number of shares of outstanding Common Stock of such Restricted Subsidiary not owned on the last day of such period by the Guarantor or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding Common Stock of such Restricted Subsidiary on the last day of such period.

          "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by the Guarantor or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by the Guarantor and its Restricted Subsidiaries during such period; excluding, however, without duplication, (i) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of

       Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (iii) of the definition thereof) and (ii) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the 13/1//2% Notes and the warrants issued therewith, the New Notes and/or the New Preferred Stock, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

          "Consolidated Net Worth" means, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of the Guarantor and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of the Guarantor or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

          "Convertible Subordinated Notes" means the 8% Convertible Subordinated Notes and the 7% Convertible Subordinated Notes of IntelCom.

          "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Guarantor or any of its Restricted Subsidiaries against fluctuations in currency values to or under which the Guarantor or any of its Restricted Subsidiaries is a party or a beneficiary on the date of the Exchange Debenture Indenture or becomes a party or a beneficiary thereafter.

          "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

          "Exchange Debenture Issue Date" means the date the Exchange Debentures are originally issued under the Exchange Debenture Indenture.

          "FOTI" means Fiber Optic Technologies Inc., a Colorado corporation.

          "GAAP" means generally accepted accounting principles in the United States of America as in effect as of August 8, 1995, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained in the Exchange Debenture Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Exchange Debenture Indenture shall be made without giving effect to (i) the amortization of any expenses incurred in connection with the offering of the 13/1//2% Notes and the warrants issued therewith, the New Notes and/or the New Preferred Stock and (ii) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

          "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

          "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an Incurrence of Indebtedness by reason of the acquisition of more than 50% of the Capital Stock of any Person; provided that neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness. The term "Incurrence" has a corresponding meaning.

          "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables, (v) all obligations of such Person as lessee under Capitalized Leases, (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person and
       (viii) to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided
       (i) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the original issue price of such Indebtedness and (ii) that Indebtedness shall not include any liability for federal, state, local or other taxes.

          "Indebtedness to EBITDA Ratio" means, as at any date of determination, the ratio of (i) the aggregate amount of Indebtedness of the Guarantor, ICG and their Restricted Subsidiaries on a consolidated basis ("Consolidated Indebtedness") as at the Transaction Date to (ii) the Consolidated EBITDA of the Guarantor for the then most recent four full fiscal quarters for which reports have been filed pursuant to the "Reports" covenant described above (such four full fiscal quarter period being referred to herein as the "Four Quarter Period"); provided that (x) pro forma effect shall be given to any Indebtedness Incurred from the beginning of the Four Quarter Period through the Transaction Date (including any Indebtedness Incurred on the Transaction Date), to the extent outstanding on the Transaction Date, (y) if during the period commencing on the first day of such Four Quarter Period through the Transaction Date (the "Reference Period"), the Guarantor, ICG or any of the Restricted Subsidiaries shall have engaged in any Asset Sale, Consolidated EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale and any related retirement of Indebtedness as if such Asset Sale and related retirement of Indebtedness had occurred on the first day of such Reference Period or (z) if during such Reference Period the Guarantor, ICG or any of the Restricted Subsidiaries shall have made any Asset Acquisition, Consolidated EBITDA of the Guarantor shall be calculated on a pro forma basis as if such Asset Acquisition and any related financing had occurred on the first day of such Reference Period. In calculating this ratio for purposes of the Amended Articles, the amount of outstanding Indebtedness shall be deemed to include the liquidation preference of any preferred stock then outstanding.

          "IntelCom" means IntelCom Group Inc. and its successors and assigns.

          "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of the Guarantor or its Restricted Subsidiaries) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include the designation of a Restricted Subsidiary as an Unrestricted Subsidiary. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described above, (i) "Investment" shall include the fair market value of the assets (net of liabilities) of any Restricted Subsidiary of the Guarantor at the time that such Restricted Subsidiary of the Guarantor is designated an Unrestricted Subsidiary and shall exclude the fair market value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Guarantor and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors in good faith.

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest).

          "MTN" means Maritime Telecommunications Network, Inc., a Colorado corporation, and its successors.

          "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Guarantor or any Restricted Subsidiary of the Guarantor) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of (i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Guarantor and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Guarantor or any Restricted Subsidiary of the Guarantor as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents (except to the extent such obligations are financed or sold with recourse to the Guarantor or any Restricted Subsidiary of the Guarantor) and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

          "Offer to Purchase" means an offer to purchase Exchange Debentures by ICG from the Holders commenced by mailing a notice to the Trustee and each Holder stating: (i) the covenant pursuant to which the offer is being made and that all Exchange Debentures validly tendered will be accepted for payment on a pro rata basis; (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date"); (iii) that any Exchange Debenture not tendered will continue to accrue interest pursuant to its terms; (iv) that, unless ICG defaults in the payment of the purchase price, any Exchange Debenture accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date; (v) that Holders electing to have an Exchange Debenture purchased pursuant to the Offer to Purchase will be required to surrender the Exchange Debenture, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Exchange Debenture completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date; (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Exchange Debentures delivered for purchase and a statement that such Holder is withdrawing his election to have such Exchange Debentures purchased; and
       (vii) that Holders whose Exchange Debentures are being purchased only in part will be issued new Exchange Debentures equal in principal amount to the unpurchased portion of the Exchange Debentures surrendered; provided that each Exchange Debenture purchased and each new Exchange Debenture issued shall be in a principal amount of $1,000 or integral multiples thereof. On the Payment Date, ICG shall (i) accept for payment on a pro rata basis Exchange Debentures or portions thereof tendered pursuant to an Offer to Purchase; (ii) deposit with the Paying Agent money sufficient to pay the purchase price of all Exchange Debentures or portions thereof, so accepted; and (iii) deliver, or cause to be delivered, to the Trustee or Transfer Agent, as the case may be, all Exchange Debentures or portions thereof, so accepted together with an Officers' Certificate specifying the Exchange Debentures or portions thereof accepted for payment by ICG. The Paying Agent shall promptly mail to the Holders of Exchange Debentures so accepted, payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Exchange Debenture equal in principal amount to any unpurchased portion of the Exchange Debenture surrendered; provided that each Exchange Debenture purchased and each new Exchange Debenture issued shall be in a principal amount of $1,000 or integral multiples thereof. ICG will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. ICG will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that ICG is required to repurchase Exchange Debentures pursuant to an Offer to Purchase.

          "Ohio LINX" means ICG Ohio LINX, Inc., an Ohio corporation.

          "Permitted Investment" means (i) an Investment in a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Guarantor or a Restricted Subsidiary; provided that such person's primary business is related, ancillary or complementary to the businesses of the Guarantor and its Restricted Subsidiaries on the date of such Investment;
       (ii) a Temporary Cash Investment; (iii) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP; (iv) loans or advances to employees made in the ordinary course of business in accordance with past practice of the Guarantor or its Restricted Subsidiaries and that do not in the aggregate exceed $2 million at any time outstanding; and (v) stock, obligations or securities received in satisfaction of judgments.

          "Permitted Liens" means (i) Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (ii) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (v) easements, rights of way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of the Guarantor or any of its Restricted Subsidiaries; (vi) Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant described above, (1) to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Indebtedness previously so secured, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item; (vii) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Guarantor and its Restricted Subsidiaries, taken as a whole; (viii) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Guarantor or its Restricted Subsidiaries relating to such property or assets; (ix) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease; (x) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xi) Liens on property of, or on shares of stock or Indebtedness of, any corporation existing at the time such corporation becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Guarantor or any Restricted Subsidiary other than the property or assets acquired; (xii) Liens in favor of the Guarantor or any Restricted Subsidiary; (xiii) Liens arising from the rendering of a final judgment or order against the Guarantor or any Restricted Subsidiary of the Guarantor that does not give rise to an Event of Default; (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (xvi) Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed to protect the Guarantor or any of its Restricted Subsidiaries from fluctuations in the price of commodities; (xvii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Guarantor or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of the Guarantor and its Restricted Subsidiaries prior to the Closing Date; and (xviii) Liens on or sales of receivables.

          "Preferred stock" or "preferred stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's preferred or preference stock, whether now outstanding or issued after the date of the Exchange Debenture Indenture, including, without limitation, all series and classes of such preferred or preference stock.

          "Public Equity Offering" means a bona fide underwritten primary public offering of Common Stock of ICG or IntelCom pursuant to an effective registration statement under the Securities Act.

          "Redeemable Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (i) required to be redeemed prior to the Stated Maturity of the Exchange Debentures, (ii) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Exchange Debentures, or
       (iii) convertible into or exchangeable for Capital Stock referred to in clause (i) or (ii) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Exchange Debentures; provided that any Capital Stock that would not constitute Redeemable Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Exchange Debentures shall not constitute Redeemable Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Exchange Debentures upon a Change of Control" covenants described above and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to the Guarantor's or ICG's repurchase of such Exchange Debentures, as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Exchange Debentures upon a Change of Control" covenants described above.

          "Restricted Subsidiary" means any Subsidiary of the Guarantor other than an Unrestricted Subsidiary.

          "New Notes" means the New Notes Due 2006 of ICG, guaranteed by IntelCom on a senior unsecured basis and issued on the Closing Date.

          "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary of the Guarantor that, together with its Subsidiaries, (i) for the most recent fiscal year of the Guarantor, accounted for more than 10% of the consolidated revenues of the Guarantor and its Restricted Subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Guarantor and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Guarantor for such fiscal year.

          "StarCom" means StarCom International Optics Corporation, a British Columbia corporation, and its subsidiaries.

          "Stated Maturity" means, (i) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and
       (ii) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

          "Strategic Investor" means any Person engaged in the telecommunications business which has a net worth or equity market capitalization of at least $1 billion.

          "Strategic Investor Subordinated Indebtedness" means all Indebtedness of ICG owed to a Strategic Investor that is contractually subordinate in right of payment to the Exchange Debentures to at least the following extent: no payment of principal (or premium, if any) or interest on or otherwise payable in respect of such Indebtedness may be made (whether as a result of a default or otherwise) prior to the payment in full of all of the Guarantor's and ICG's obligations under the Exchange Debentures; provided, however, that prior to the payment of such obligations, interest on Strategic Investor Subordinated Indebtedness may be payable solely in kind or in Common Stock (other than Redeemable Stock) of the Guarantor.

          "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

          "Temporary Cash Investment" means any of the following: (i) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, (ii) time deposit accounts, certificates of deposit and money market deposits maturing within 270 days of the date of acquisition thereof, bankers' acceptances with maturities not exceeding 270 days, and overnight bank deposits, in each case issued by or with a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $100 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Guarantor) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group, and (v) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or Moody's Investors Service, Inc.

          "13 1/2% Notes" means the 13 1/2% Notes Due 2005 of ICG guaranteed by IntelCom on a senior unsecured basis.

          "Transaction Date" means, with respect to the Incurrence of any Indebtedness by the Guarantor or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

          "Unrestricted Subsidiary" means (i) any Subsidiary of the Guarantor that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and
       (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary of the Guarantor (including any newly acquired or newly formed Subsidiary of the Guarantor), other than ICG or a Subsidiary that has given a Subsidiary Guarantee, to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Guarantor or any Restricted Subsidiary;

       provided that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, that such designation would be permitted under the "Limitation on Restricted Payments" covenant described above. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Guarantor; provided that immediately after giving effect to such designation (x) the Guarantor could Incur $1.00 of additional Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant described above and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

          "Voting Stock" means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

          "Wholly Owned" means, with respect to any Subsidiary of any Person, such Subsidiary if all of the outstanding Capital Stock in such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) is owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

          "Zycom" means Zycom Corporation, an Alberta, Canada corporation.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

           Reid & Priest LLP, counsel to the Company, has advised the Company that the following summary expresses their opinion as to the material anticipated federal income tax consequences of the purchase, ownership and disposition of the New Notes, the New Preferred Stock and the Exchange Debentures. Except where noted, it deals only with New Notes, New Preferred Stock and Exchange Debentures held as capital assets by United States Holders and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, life insurance companies, persons holding New Notes, New Preferred Stock or Exchange Debentures as a part of a hedging or conversion transaction or a straddle or United States Holders whose "functional currency" is not the U.S. dollar. It does not describe any federal income tax consequences of the purchase, ownership or disposition of the New Preferred Stock or the Exchange Debentures by Non-United States Holders, as defined below, because the Old Preferred Stock and Exchange Debentures were not sold in the Private Offering to persons other than United States Holders. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, including final Treasury regulations addressing debt instruments issued with original issue discount (the "OID Regulations"), rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below.
       ALL PROSPECTIVE PURCHASERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NEW NOTES, THE NEW PREFERRED STOCK OR THE EXCHANGE DEBENTURES.

       EXCHANGE OF NEW PREFERRED STOCK OR NEW NOTES

          An exchange of the New Preferred Stock for the Old Preferred Stock, or the New Notes for the Old Notes should not constitute a taxable event for federal income tax purposes because the New Preferred Stock should not be considered to differ materially in kind or extent from the Old Preferred Stock and the New Notes should not be considered to differ materially in kind or extent from the Old Notes. Rather, the New Preferred Stock received by a holder should be treated as a continuation of the Old Preferred Stock in the hands of such holder and the New Notes should be treated as a continuation of the Old Notes in the hands of such holder. As a result, holders who exchange their Old Preferred Stock for New Preferred Stock or their Old Notes for New Notes should not recognize any income, gain or loss for federal income tax purposes with respect to such exchange. The following discussion assumes that an exchange of New Preferred Stock for Old Preferred Stock or an exchange of New Notes for Old Notes will not be treated as an exchange for federal income tax purposes.

       TAX CONSEQUENCES TO UNITED STATES HOLDERS

          As used herein, a "United States Holder" means a beneficial owner that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source. An individual may, subject to certain exceptions, be deemed to be a resident (as opposed to a non-resident alien) of the United States by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). A "Non-United States Holder" is a holder that is not a United States Holder.

       DIVIDENDS ON THE NEW PREFERRED STOCK

          Distributions of cash or of additional New Preferred Stock on the New Preferred Stock will be treated as dividends to United States Holders to the extent of the Company's current and accumulated earnings and profits as determined under federal income tax principles. The amount of the Company's earnings and profits at any time will depend upon the future actions and financial performance of the Company. The amount of a distribution of additional New Preferred Stock will equal the fair market value New Preferred Stock distributed on the date of the distribution. The Company believes that it does not presently have any current or accumulated earnings and profits.

       Consequently, unless the Company generates earnings and profits in the future, distributions with respect to the New Preferred Stock may not qualify as dividends for federal income tax purposes. To the extent that the amount of a distribution on the New Preferred Stock exceeds the Company's current and accumulated earnings and profits, such distributions will be treated as a nontaxable return of capital and will be applied against and reduce the adjusted tax basis of the New Preferred Stock in the hands of each United States Holder (but not below zero), thus increasing the amount of any gain (or reducing the amount of any loss) which would otherwise be realized by such United States Holder upon the sale or other taxable disposition of such New Preferred Stock. The amount of any such distribution which exceeds the adjusted tax basis of the New Preferred Stock in the hands of the United States Holder will be treated as capital gain and will be either long-term or short-term capital gain depending on the United States Holder's holding period for the New Preferred Stock.

          Under Section 243 of the Code, corporate United States Holders generally will be able to deduct 70% of the amount of any distribution qualifying as a dividend. There are, however, many exceptions and restrictions relating to the availability of such dividends-received deduction. Section 246A of the Code reduces the dividends-received deduction allowed to a corporate United States Holder that has incurred indebtedness "directly attributable" to its investment in portfolio stock. Section 246(c) of the Code requires that, in order to be eligible for the dividends-received deduction, a corporate United States Holder must generally hold the shares of New Preferred Stock for a 46-day minimum holding period or a 91-day period in certain circumstances. A taxpayer's holding period for these purposes is suspended during any period in which a United States Holder has certain options or contractual obligations with respect to substantially identical stock or holds one or more other positions with respect to substantially identical stock that diminishes the risk of loss from holding the New Preferred Stock. A recent legislative proposal would (i) reduce the dividends-received deduction from 70% to 50%, and (ii) modify the manner in which the 46- or 91-day minimum holding period is determined. It is unclear whether and in what form such proposal will be enacted.

          Under Section 1059 of the Code a corporate United States Holder is required to reduce its tax basis (but not below zero) in the New Preferred Stock by the nontaxed portion of any "extraordinary dividend" if such stock has not been held for more than two years before the earliest of the date such dividend is declared, announced or agreed to. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income by operation of the dividends-received deduction provisions of Section 243 of the Code. An extraordinary dividend on the New Preferred Stock generally would be a dividend that
       (i) equals or exceeds 5% of the corporate United States Holder's adjusted tax basis in the New Preferred Stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend or (ii) exceeds 20% of the corporate United States Holder's adjusted tax basis in such stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend. In determining whether a dividend paid on the New Preferred Stock is an extraordinary dividend, a corporate United States Holder may elect to substitute the fair market value of the New Preferred Stock for such United States Holder's tax basis for purposes of applying these tests, provided such fair market value is established to the satisfaction of the Secretary of Treasury (the "Secretary") as of the day before the ex-dividend date. An extraordinary dividend also currently includes any amount treated as a dividend in the case of a redemption that is either non-pro rata as to all stockholders or in partial liquidation of the Company, regardless of the stockholder's holding period and regardless of the size of the dividend, including a redemption pursuant to ICG's right to redeem the New Preferred Stock for cash or exchange the New Preferred Stock for Exchange Debentures. If any part of the nontaxed portion of an extraordinary dividend is not applied to reduce the corporate United States Holder's tax basis as a result of the limitation on reducing such basis below zero, such part will be treated as gain upon sale or exchange of the New Preferred Stock. However, recently introduced legislation would require gain on the nontaxed portion of an extraordinary dividend to be recognized at the time when the extraordinary dividend is paid rather than at the time of the sale or exchange of the New Preferred Stock. It is unclear whether and in what form such legislation will be enacted. Special rules exist with respect to extraordinary dividends for "qualified preferred dividends." A qualified preferred dividend is any fixed dividend payable with respect to any share of stock which (i) provides for fixed preferred dividends payable not less frequently than annually and (ii) is not in arrears as to dividends at the time the United States Holder acquires such stock. A qualified preferred dividend does not include any dividend payable with respect to any share of stock if the actual rate of return of such stock exceeds 15%. Section 1059 does not apply to qualified preferred dividends if the corporate United States Holder holds such stock for more than five years. If the United States Holder disposes of such stock before it has been held for more than five years, the amount subject to extraordinary dividend treatment with respect to qualified preferred dividends is limited to the excess of the actual rate of return over the stated rate of return. Actual or stated rates of return are the actual or stated dividends expressed as a percentage of the lesser of (1) the United States Holder's tax basis in such stock or
       (2) the liquidation preference of such stock. CORPORATE UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE POSSIBLE APPLICATION OF SECTION 1059 TO THEIR OWNERSHIP AND DISPOSITION OF THE NEW PREFERRED STOCK.

          A corporate United States Holder's liability for alternative minimum tax may be affected by the portion of the dividends received which such corporate United States Holder deducts in computing taxable income. This results from the fact that corporate stockholders are required to increase alternative minimum taxable income by 75% of the excess of current earnings and profits (with certain adjustments) over alternative minimum taxable income (determined without regard to earnings and profit adjustments or the alternative tax net operating loss deduction).

       REDEMPTION PREMIUM

          Under Section 305(c) of the Code and the applicable Treasury regulations thereunder, if the redemption price of New Preferred Stock exceeds its issue price, the difference ("redemption premium") may be taxable as a constructive distribution of additional New Preferred Stock to the United States Holder (treated as a dividend to the extent of the Company's current and accumulated earnings and profits and otherwise subject to the treatment described above for distributions) over a certain period. Because the New Preferred Stock provides for an optional right of redemption by the Company at a price in excess of the issue price, United States Holders could be required to recognize such redemption premium under a constant interest rate method similar to that described below for accruing OID (see "--Original Issue Discount") if, based on all of the facts and circumstances, the optional redemption is more likely than not to occur. If stock may be redeemed at more than one time, the time and price at which such redemption is most likely to occur must be determined based on all of the facts and circumstances. Applicable Treasury regulations provide a "safe harbor" under which a right to redeem will not be treated as more likely than not to occur if
       (i) the issuer and the United States Holder are not related within the meaning of the Treasury regulations; (ii) there are no plans, arrangements or agreements that effectively require or are intended to compel the issuer to redeem the stock (disregarding, for this purpose, a separate mandatory redemption) and (iii) exercise of the right to redeem would not reduce the yield of the stock, as determined under the Treasury regulations. Further, the Treasury regulations provide that such redemption premium is not taxable as a constructive distribution if it is solely in the nature of a penalty for premature redemption. A redemption premium is solely in the nature of a penalty for premature redemption if it is paid as a result of changes in economic or market conditions over which neither the issuer nor the holder have control. Regardless of whether the optional redemption is more likely than not to occur or whether the redemption premium is solely in the nature of a penalty for premature redemption, constructive dividend treatment will not result if the redemption premium does not exceed a de minimis amount. Based on the Treasury regulations, the Company intends to take the position that the existence of the Company's optional redemption right does not result in a constructive distribution to the United States Holders.

       REDEMPTION AND EXCHANGE FOR EXCHANGE DEBENTURES

          A redemption of shares of the New Preferred Stock for cash or an exchange of the New Preferred Stock for Exchange Debentures will be a taxable transaction on which a United States Holder will generally recognize capital gain or loss (except to the extent of amounts received on the exchange that are attributable to declared dividends, which will be treated in the same manner as distributions described above) provided that the redemption (i) results in complete termination of the holder's stock interest in ICG or (ii) results in a "meaningful reduction" in a United States Holder's stock interest in the Company. Whether a redemption will result in a meaningful reduction depends on the particular holder's facts and circumstances. In determining whether a United States Holder's interest in ICG has been reduced or terminated, the holder is deemed, under the constructive ownership rules of Section 302(c) of the Code, to own any shares of ICG stock that are owned, or deemed owned, by certain related persons and entities and any shares that such holder, or related person or entity, has the right to acquire by exercise of an option. If the redemption of the New Preferred Stock does not result in a complete termination or meaningful reduction, as described above, the transaction would be treated as a distribution of cash or Exchange Debentures, as the case may be. Such distribution will be treated in the same manner as distributions described above. However, corporate holders should be aware that to the extent such distribution is treated as a dividend it would be an extraordinary dividend under Section 1059 of the Code. If the redemption of the New Preferred Stock does result in a complete termination or meaningful reduction, the gain or loss recognized on such exchange will generally be equal to the difference between the amount realized by the United States Holder of the New Preferred Stock and such United States Holder's adjusted tax basis in the New Preferred Stock surrendered in the redemption.

          In the case of a redemption for cash, the amount realized will be the cash received on the redemption. In the case of an exchange of New Preferred Stock for Exchange Debentures, the amount realized on receipt of the Exchange Debenture would be equal to the "issue price" of the Exchange Debenture. Thus, the amount realized on the exchange will be equal to the issue price of the Exchange Debentures plus any cash received on the exchange (other than cash received with respect to declared dividends). The issue price of an Exchange Debenture would be equal to its fair market value if as of the exchange date the Exchange Debentures or the New Preferred Stock are traded on an established securities market on or at any time during the 60-day period ending 30 days after the exchange date. If neither the New Preferred Stock nor the Exchange Debentures are so traded, the issue price of the Exchange Debentures would be the stated principal amount of the Exchange Debentures provided that the yield on the Exchange Debentures is equal to or greater than the "applicable federal rate" in effect at the time the Exchange Debenture is issued. If the yield on the Exchange Debentures is less than such applicable federal rate, its issue price under Section 1274 of the Code would be equal to the present value as of the issue date of all payments to be made on the Exchange Debentures, discounted at the applicable federal rate. It cannot be determined at the present time whether the New Preferred Stock or the Exchange Debentures will be, at the relevant time, traded on an established securities market within the meaning of the Proposed Regulations.

          Depending upon a United States Holder's particular circumstances, the tax consequences of holding Exchange Debentures may be less advantageous than the tax consequences of holding New Preferred Stock because, for example, payments of interest on the Exchange Debentures will not be eligible for any dividends-received deduction that may be available to corporate United States Holders and because, as discussed below, the Exchange Debentures will be issued with OID.

       PAYMENTS OF INTEREST ON THE NEW NOTES AND EXCHANGE DEBENTURES

          The stated interest on a New Note and, if issued with OID, an Exchange Debenture will not be treated as interest for federal income tax purposes, but instead will be subject to the OID rules described below. If the Exchange Debentures are not issued with OID, then interest on an Exchange Debenture generally will be includible in a United States Holder's income as ordinary income under the Holder's method of accounting.

          In the event IntelCom makes payments to a United States Holder pursuant to the Note Guarantee or the Debenture Guarantee, such Holder will be required to include in income, as ordinary income, not only amounts received but also any additional amounts payable for Canadian withholding taxes.

       ORIGINAL ISSUE DISCOUNT

          The New Notes were, and the Exchange Debentures, if issued in exchange for New Preferred Stock, may be, issued with OID, as further discussed below. United States Holders of New Notes or Exchange Debentures issued with OID will be subject to special tax accounting rules, as described in greater detail below. Holders of such New Notes or Exchange Debentures should be aware that they generally must include OID in gross income for federal income tax purposes on an annual basis under a constant yield accrual method. As a result, Holders will include OID in income in advance of the receipt of cash attributable to that income. However, United States Holders of New Notes or Exchange Debentures issued with OID generally will not be required to include separately in income cash payments received on such Notes or Debentures, even if denominated as interest, to the extent such payments do not constitute qualified stated interest (as defined below). The New Notes and Exchange Debentures issued with OID will be referred to as "Original Issue Discount Debentures." The Company will report to United States Holders of New Notes on a timely basis the reportable amount of OID and interest income based on its understanding of applicable law and, if any Exchange Debentures are issued with OID, the Company will report such amounts to

       United States Holders of such Debentures. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES OF OWNING EXCHANGE DEBENTURES.

          The amount of OID, if any, on a debt instrument is the excess of its "stated redemption price at maturity" over its "issue price," subject to a statutorily defined de minimis exception. The "issue price" of a debt instrument issued for cash is equal to the first price (excluding sales to bond houses and brokers) at which price a substantial amount of such debt instruments was sold. The "stated redemption price at maturity" of a debt instrument is the sum of its principal amount plus all other payments required thereunder, other than payments of "qualified stated interest" (defined generally as stated interest that is unconditionally payable in cash or in property (other than the debt instruments of the issuer), at least annually at a single fixed rate that appropriately takes into account the length of intervals between payments).

          Because interest on the New Notes is not payable until November 1, 2001, the stated interest on the New Notes will not be treated as qualified stated interest. In addition, the New Notes were issued at a price that was less than the stated principal amount. As a result, the New Notes will be treated as having been issued with OID equal to the excess of their stated redemption price at maturity (which will be equal to the sum of the principal amount plus all payments of stated interest) over the issue price of the Old Notes (which will be equal to the initial price at which a substantial amount of Old Notes were sold (excluding sales to bond houses and brokers)).

           In the event that an exchange offer is not consummated or shelf
            ==
       registration is not declared effective prior to the date that is six months after the Closing Date then, as liquidated damages, additional interest payable in cash ("Additional Interest") shall become payable with respect to the New Notes. Treasury regulations provide that in the case of a debt instrument such as a New Note that provides for an alternative payment schedule applicable upon the occurrence of one or more contingencies, the yield and maturity of such debt instrument for purposes of calculating the amount of OID are determined by assuming that the payments will be made according to the stated payment schedule of the debt instrument unless, based on all the facts and circumstances as of the closing date, it is more likely than not that payments will not be made in accordance with the stated payment schedule of the debt instrument. ICG has determined that it is more likely than not that Additional Interest will not be required to be paid. As a result, ICG will calculate OID with respect to the New Notes by assuming that no Additional Interest will be paid. This determination by ICG is generally binding on all holders of New Notes, unless a Holder explicitly discloses on a statement attached to such Holder's timely filed United States federal income tax return for the taxable year that includes the acquisition date of the Note that its determination of yield and maturity is different from that of ICG. The yield to maturity of the New Notes is, rounded to two decimal places, 12.50%, based on the issue price and computed on the basis of semiannual compounding. The above yield does not take into account any Additional Interest. There can be no assurance that forthcoming regulations will not require that such amounts be included in computing the yield to maturity. If Additional Interest does become payable, then solely for purposes of the accrual of OID, the yield and maturity of the New Notes will be redetermined by treating the New Notes as reissued on the date the exchange offer requirement is not met for an amount equal to its adjusted issue price on that date.

          Because ICG has the option through May 1, 2001 to pay interest on the Exchange Debentures by issuing additional Exchange Debentures, if any Exchange Debentures are issued on or prior to that date none of the stated interest on the Exchange Debentures would be treated as qualified stated interest unless under special rules for interest holidays the amount of OID is treated as de minimis. Any Exchange Debentures so issued would be treated as having been issued with OID equal to the excess of their stated redemption price at maturity (which will be equal to the sum of the principal amount plus all payments of stated interest) over their issue price (which will be as described under the "-- Redemption and Exchange for Exchange Debenture", above). Any additional Exchange Debentures issued in lieu of cash would not be treated as debt instruments separate from the Exchange Debentures upon which they were issued, but instead are aggregated with such Exchange Debentures.

          The right to issue additional Exchange Debentures in lieu of paying cash interest through May 1, 2001 is treated for purposes of the original issue discount provisions of the Code as an option to defer the interest payments on the Exchange Debentures until maturity. Treasury regulations provide that in the case of a debt instrument that provides the issuer with an unconditional option or options exercisable during the term of the debt instrument that, if exercised, require payments to be made on the debt instrument under an alternative payment schedule, the yield and maturity of such debt instrument for purposes of calculating OID are determined by assuming the issuer exercises or does not exercise the option in a manner that minimizes the yield on the debt instrument.

          If the issue price of the Exchange Debentures is equal to their principal amount, the yield to maturity of the Exchange Debentures if the option to pay interest with additional Exchange Debentures is exercised will be equal to the yield to maturity if the option is not exercised. Accordingly, for purposes of calculating OID, it would be assumed that ICG will not exercise the option because exercise of the option will not minimize the yield. If the option was in fact subsequently exercised and additional Exchange Debentures were issued by ICG in lieu of cash, such additional Exchange Debentures would be aggregated with the Exchange Debentures upon which they were issued, and OID would be calculated for the remainder of the term of the Exchange Debentures based upon an adjusted issue price which includes the principal amount of the additional Exchange Debentures. As a result of such exercise, United States Holders of Exchange Debentures would include OID in income in advance of the receipt of cash, regardless of such Holders' regular methods of accounting.

          If the issue price of the Exchange Debentures is less than their principal amount, the yield to maturity of the Exchange Debentures, if the option to pay interest with additional Exchange Debentures is exercised, will be less than the yield to maturity if the option is not exercised. Accordingly, for purposes of calculating OID, it would be assumed that ICG will exercise the option because to do so will minimize the yield. If ICG does in fact exercise its option and issues additional Exchange Debentures in lieu of cash, United States Holders of Exchange Debentures will include OID in income in advance of the receipt of cash, regardless of such Holders' regular methods of accounting. If ICG subsequently makes a cash payment instead of exercising its option and issuing an additional Exchange Debenture, the cash payment made will be treated as a prepayment of the Exchange Debentures, partially retiring such Exchange Debentures on a pro rata basis on the date of such payment. Such retirement would be a taxable exchange to the Holder of the Exchange Debenture.

          If the Exchange Debentures are issued after May 1, 2001, ICG would not have the option to pay interest with additional Exchange Debentures. In such event, (i) all interest payments on any Exchange Debenture issued will be qualified stated interest, (ii) the redemption price at maturity of any Exchange Debenture will be equal to its principal amount, and
       (iii) any Exchange Debenture will therefore be issued with OID only to the extent its principal amount exceeds its issue price (provided that such excess is not de minimis).

          The amount of OID includible in income by the initial United States Holder of an Original Issue Discount Debenture is the sum of the "daily portions" of OID with respect to the Original Issue Discount Debenture for each day during the taxable year or portion of the taxable year in which such United States Holder held such Debenture ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an Original Issue Discount Debenture may be of any length and may vary in length over the term of the Original Issue Discount Debenture, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the Original Issue Discount Debenture's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. The yield of a New Note is, rounded to two decimal places, 12.50%. Special rules will apply for calculating OID for an initial short accrual period. The "adjusted issue price" of an Original Issue Discount Debenture at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below) and reduced by any payments made on such Debenture (other than qualified stated interest) on or before the first day of the accrual period.

          Both the New Notes and the Exchange Debentures may be redeemed prior to their Stated Maturity at the option of the Company. For purposes of computing the yield of such instrument, ICG will be deemed to exercise or not exercise its option to redeem the Original Issue Discount Debentures in a manner that minimizes the yield on the Original Issue Discount Debentures. It is not anticipated that ICG's ability to redeem prior to stated maturity would affect the yield of such instrument.


          In the event of a change of control, ICG will be required to offer to repurchase all of the New Notes and the Exchange Debentures. The right of holders to require repurchase upon a Change of Control will not affect the yield or maturity date of (i) the New Notes or any Exchange Debentures issued before August 13, 1996 unless, based on all the facts and circumstances as of the issue date, it is more likely than not that such an event giving rise to the repurchase will occur or (ii) any Exchange Debentures issued on or after August 13, 1996, provided that, based on all the facts and circumstances as of the issue date, the payment schedule on such Exchange Debentures that does not reflect a change of control is significantly more likely than not to occur.
       ICG does not intend to treat the change of control provisions of the New Notes or the Exchange Debentures as affecting the computation of the yield to maturity of any New Notes or Exchange Debentures.

          United States Holders may elect to treat all interest on any New Note or Exchange Debenture as OID and calculate the amount includible in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. The election is to be made for the taxable year in which the United States Holder acquired the New Note or Exchange Debenture, and may not be revoked without the consent of the Internal Revenue Service (the "IRS"). UNITED STATES HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS ABOUT THIS ELECTION.

       MARKET DISCOUNT ON RESALE OF NEW NOTES OR EXCHANGE DEBENTURES

          If a United States Holder purchases an Exchange Debenture (other than an Original Issue Discount Debenture) for an amount less than its stated redemption price at maturity or, in the case of an Original Issue Discount Debenture, for an amount that is less than its adjusted issue price, the amount of the difference will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. However, with respect to a United States Holder who purchases a New Note at original issuance, such instrument will not be treated as issued with market discount unless it is purchased for less than its issue price and the difference between the purchase price and the issue price is greater than a specified de minimis amount. Under the market discount rules, a United States Holder will be required to treat any principal payment on a New Note or an Exchange Debenture, or any gain on the sale, exchange, retirement or other disposition of, a New Note or an Exchange Debenture as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such New Note or Exchange Debenture at the time of such payment or disposition. In addition, the United States Holder may be required to defer, until the maturity of the New Note or the Exchange Debenture or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such New Note or Exchange Debenture.

          Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the New Note or the Exchange Debenture, unless the United States Holder elects to accrue on a constant interest method. A United States Holder of a New Note or the Exchange Debenture may elect to include market discount in income currently as it accrues (on either a ratable or constant interest method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

       ACQUISITION PREMIUM; AMORTIZABLE BOND PREMIUM

          A United States Holder that purchases a New Note or an Exchange Debenture for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the New Note or Exchange Debenture after the purchase date, other than qualified stated interest, will be considered to have purchased such New Note or Exchange Debenture at an "acquisition premium." Under the acquisition premium rules, the amount of OID, if any, which such United States Holder must include in its gross income with respect to such New Note or Exchange Debenture for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

          If at the time the New Preferred Stock is exchanged for Exchange Debentures or at the time a subsequent United States Holder purchases Exchange Debentures, the United States Holder's tax basis in any such Exchange Debenture exceeds the sum of all amounts payable on the Exchange Debenture after the exchange date or purchase date, other than qualified stated interest, such excess may constitute "premium" and such United States Holder will not be required to include any OID in income. A United States Holder generally may elect to amortize bond premium over the remaining term of the Exchange Debenture on a constant yield method. The amount amortized in any year will be treated as a reduction of the United States Holder's interest income from the Exchange Debenture. Bond premium on an Exchange Debenture held by a United States Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Exchange Debenture. The election to amortize bond premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing United States Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

       REDEMPTION, SALE OR EXCHANGE OF NEW NOTES OR EXCHANGE DEBENTURES

          The adjusted tax basis of a United States Holder who receives Exchange Debentures in exchange for New Preferred Stock will, in general, be equal to the issue price of such Exchange Debentures, increased by OID and market discount previously included in income by the United States Holder and reduced by any amortized premium and any cash payments on the Exchange Debentures other than qualified stated interest. A United States Holder's tax basis in a New Note will, in general, be the United States Holder's cost therefor, increased by market discount previously included in income by the United States Holder and reduced by any amortized premium and any cash payments on the New Notes. Upon the redemption, sale, exchange or retirement of a New Note or Exchange Debenture, a United States Holder will recognize gain or loss equal to the difference between the amount realized upon the redemption, sale, exchange or retirement (less any accrued qualified stated interest, not previously taken into account, which will be taxable as such) and the adjusted tax basis of the New Note or Exchange Debenture. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of redemption, sale, exchange or retirement the New Note or Exchange Debenture has been held for more than one year.

       APPLICABLE HIGH YIELD DISCOUNT OBLIGATIONS

          If the yield to maturity on Original Issue Discount Debentures equals or exceeds the sum of (x) the "applicable federal rate" (as determined under Section 1274(d) of the Code) in effect for the month in which the Original Issue Discount Debentures are issued (the "AFR") and (y) 5% and the OID on such Original Issue Discount Debentures is "significant," the Original Issue Discount Debentures will be considered "applicable high yield discount obligations" ("AHYDOs") under Section 163(i) of the Code. The "applicable federal rate" is 6.4% for long-term debt instruments issued in April 1996. Consequently, the Company will not be allowed to take a deduction for interest (including OID) accrued on the Original Issue Discount Debentures for U.S. federal income tax purposes until such time as the Company actually pays such interest (including OID) in cash or in other property (other than stock or debt of the Company or a person deemed to be related to the Company under Section 453(f)(1) of the Code).

          Moreover, if the yield to maturity on the Original Issue Discount Debenture exceeds the sum of (x) the AFR and (y) 6% (such excess shall be referred to hereinafter as the "Disqualified Yield"), the deduction for interest (including OID) accrued on the Original Issue Discount Debentures will be permanently disallowed (regardless of whether the Company actually pays such interest or OID in cash or in other property) for U.S. federal income tax purposes to the extent such interest or OID is attributable to the Disqualified Yield on the Original Issue Discount Debentures ("Dividend-Equivalent Interest"). For purposes of the dividends-received deduction, such Dividend-Equivalent Interest will be treated as a dividend to the extent it is deemed to have been paid out of the Company's current or accumulated earnings and profits.

          Due to their maturity date, yield to maturity, and amount of OID, the New Notes will be subject to the applicable high yield discount obligation rules described above. As a result, ICG will not be permitted to deduct any OID on such New Notes until such OID is paid. In addition, with respect to corporate United States Holders, the Dividend Equivalent Interest will be treated as a dividend for purposes of the dividends-received deduction under Section 243 of the Code to the extent of ICG's current and accumulated earnings and profits and will not be deductible by ICG. To the extent that ICG's earnings and profits are insufficient, any portion of the Dividend Equivalent Interest that would have otherwise been treated as a dividend for purposes of the dividends-received deduction will continue to be taxed as OID income in accordance with the rules described above under the heading "Original Issue Discount."

          Because the amount of OID, if any, attributable to the Exchange Debentures will be determined at such time such Exchange Debentures are issued and the AFR at the time such Exchange Debentures are issued in exchange for New Preferred Stock is not predictable, it is impossible to determine at the present time whether an Exchange Debenture will be treated as an AHYDO.

       ADDITIONAL LIMITATION ON DEDUCTION OF INTEREST BY ICG

          Under Section 163(j) of the Code, no deduction is allowed for "disqualified interest" paid or accrued by a corporation during a taxable year if (i) such corporation has "excess interest expense" (as defined by the Code generally to mean the excess, if any, of the corporation's net interest expense over 50% of the "adjusted taxable income" of the corporation) for the taxable year, and (ii) the ratio of debt to equity of such corporation exceeds 1.5:1. "Disqualified Interest" includes any interest paid or accrued by a corporation with respect to debt that is guaranteed by a foreign person that is related to such corporation to the extent that no gross basis United States tax is imposed with respect to such interest. ICG expects that Section 163(j) of the Code may apply, at least initially, to interest paid or accrued by ICG with respect to the New Notes because (1) the New Notes are guaranteed by IntelCom (a foreign person that is related to ICG and its Subsidiaries), (2) it is anticipated that there will be no gross basis U.S. tax imposed on interest paid or accrued with respect to the New Notes, and (3) the ratio of debt to equity of ICG presently exceeds 1.5:1. As a result, the ability of ICG to deduct interest paid or accrued with respect to the New Notes may be substantially limited by Section 163(j) of the Code.
       Because the Exchange Debentures are not being issued currently, it is impossible to determine at the present time whether an Exchange Debenture will be subject to the limitation of Section 163(j).

       INFORMATION REPORTING AND BACKUP WITHHOLDING

          In general, information reporting requirements will apply to certain payments of dividends, principal, interest, OID, and premium and to the proceeds of sales of New Notes, Exchange Debentures and New Preferred Stock made to United States Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

          Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such United States Holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

       TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

       INTEREST AND OID ON NEW NOTES

          Subject to the discussion below concerning backup withholding, no withholding of United States federal income tax will be required with respect to the payment by the Company or any paying agent of principal or interest (which for purposes of this discussion includes OID) on a New Note owned by a Non-United States Holder, provided (i) that the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (iii) the beneficial owner is not a bank whose receipt of interest on a New Note is described in Section 881(c)(3)(A) of the Code and (iv) the beneficial owner satisfies the statement requirement (described generally below) set forth in Section 871(h) and Section 881(c) of the Code and the regulations thereunder.

          To satisfy the requirement referred to in (iv) above, the beneficial owner of such New Note, or a financial institution holding the New Note on behalf of such owner, must provide, in accordance with specified procedures, the Company or its paying agent with a statement to the effect that the beneficial owner is not a U.S. person. These requirements will be met if (1) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a U.S. person (which certification may be made on an Internal Revenue Service Form W-8 (or successor form)) or (2) a financial institution holding the New Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof.

          The Company will not withhold federal income tax on interest paid to a Non-United States Holder if it receives the Service's Form 4224 from that Non-United States Holder, establishing that such income is effectively connected with the conduct of a trade or business in the United States, unless the Company has knowledge to the contrary. Interest (including
       OID) or redemption premium paid to a Non-United States Holder (other than a partnership) that is effectively connected with the conduct by the holder of a trade or business in the United States is generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, such effectively connected income may also be subject to the United States federal branch profits tax (which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits) at a 30% rate (unless the rate is reduced or eliminated by an applicable income tax treaty and the holder is a qualified resident of the treaty country). In the case of a partnership that has foreign partners (i.e., persons who would be Non-United States Holders if they held the New Notes directly), such effectively connected income allocable to the foreign partner would generally be subject to United States federal withholding tax (regardless of whether such income is, in fact, distributed to such foreign partner) at a 35% rate, if the foreign partner is a corporation, or at a 39.6% rate, if the foreign partner is not a corporation. Any foreign partner of such a partnership would be entitled to a credit against his United States federal income tax for his share of the withholding tax paid by the partnership.

       SALE, EXCHANGE, REDEMPTION OR OTHER DISPOSITION OF NEW NOTES

          A Non-United States Holder will generally not be subject to United States federal income tax with respect to gain recognized on a sale, exchange, redemption or other disposition of New Notes unless (i) the gain is effectively connected with a trade or business of the Non-United States Holder in the United States, or (ii) in the case of a Non-United States Holder who is an individual and holds the New Notes as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met.

          Gains derived by a Non-United States Holder (other than a partnership) from the sale or other disposition of New Notes that are effectively connected with the conduct by the holder of a trade or business in the United States are generally taxed at the graduated rates that are applicable to United States persons. In the case of a Non-United States Holder that is a corporation, such effectively connected income may also be subject to the United States federal branch profits tax (which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits) at a 30% rate (unless the rate is reduced or eliminated by an applicable income tax treaty and the holder is a qualified resident of the treaty country). In the case of a partnership that has foreign partners (i.e., persons who would be Non-United States Holders if they held the New Notes, directly), such effectively connected income allocable to the foreign partner would generally be subject to United States federal withholding tax (regardless of whether such income is, in fact, distributed to such foreign partner) at a 35% rate, if the foreign partner is a corporation, or at a 39.6% rate, if the foreign partner is not a corporation. Any foreign partner of such a partnership would be entitled to a credit against his United States federal income tax for his share of the withholding tax paid by the partnership. If an individual Non-United States Holder falls under clause (ii) above, he will be subject to a flat 30% tax on the gain derived from the sale or other disposition, which may be offset by United States capital losses recognized within the same taxable year as such sale or other disposition (notwithstanding the fact that he is not considered a resident of the United States).

       FEDERAL ESTATE AND GIFT TAX

          A New Note beneficially owned by an individual who at the time of death is a Non-United States Holder will not be subject to United States federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of Section 871(h)(3) of the Code and provided that the interest payments with respect to such New Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

          Any Non-United States Holder will not be subject to United States federal gift tax on a transfer of New Notes, unless such person is an individual who is a domiciliary of the United States.

       INFORMATION REPORTING AND BACKUP WITHHOLDING

          No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-United States Holders if a statement described in (iv) under "Non-United States Holders--Interest and OID on New Notes" has been received and the payor does not have actual knowledge that the beneficial owner is a United States person.

          In addition, backup withholding and information reporting will not apply if payments of principal, interest, OID or premium on a New Note are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such New Note, or if a foreign office of a broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of a New Note to the owner thereof. If, however, such nominee, custodian, agent or broker is, for United States federal income tax purposes, a U.S. person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (I) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a U.S. person and certain other conditions are met or (2) the beneficial owner otherwise establishes an exemption. Temporary Treasury regulations provide that the Treasury is considering whether backup withholding will apply with respect to such payments of principal, interest or the proceeds of a sale that are not subject to backup withholding under the current regulations.

          Payments of principal, interest, OID and premium on a New Note, paid to the beneficial owner of a New Note by a United States office of a custodian, nominee or agent, or the payment by the United States office of a broker of the proceeds of sale of a New Note will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement referred to in (iv) under "Non-United States Holders--Interest and OID on New Notes" and the payor does not have actual knowledge that the beneficial owner is a United States person or otherwise establishes an exemption.

          Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such Holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

          Except as described below, a broker-dealer may not participate in the Exchange Offers in connection with a distribution of the New Notes or the New Preferred Stock. Each broker-dealer that receives New Notes or New Preferred Stock for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes or New Preferred Stock. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes or New Preferred Stock received in exchange for Old Notes or Old Preferred Stock where such Old Notes or Old Preferred Stock were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 90 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until ____________ __, 1996 all dealers effecting transactions in the New Notes or New Preferred Stock may be required to deliver a prospectus.

          The Company will not receive any proceeds from any sale of New Notes or New Preferred Stock by broker-dealers. New Notes or New Preferred Stock received by broker-dealers for their own account pursuant to the Exchange Offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or New Preferred Stock or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes or New Preferred Stock. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offers and any broker or dealer that participates in a distribution of such New Notes or New Preferred Stock may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes or New Preferred Stock and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

          The Company has agreed to pay all expenses incident to the Exchange Offers other than commissions or concessions of any brokers or dealers and expenses of counsel for the holders of the New Notes or New Preferred Stock and will indemnify the holders of the New Notes and the New Preferred Stock (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS

          The validity of the New Notes and the New Preferred Stock offered hereby will be passed upon by Reid & Priest LLP, New York, New York. The validity of the New Note Guarantee will be passed upon by Tupper Jonsson & Yeadon, Vancouver, British Columbia, Canada.


                                    EXPERTS

          The consolidated financial statements and financial statement schedules of IntelCom as of September 30, 1995 and 1994, and for each of the years in the three-year period ended September 30, 1995, have been incorporated by reference herein and in the Registration Statement, in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     INDEX TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
INTELCOM GROUP INC.
  Pro Forma Condensed Consolidated Financial Statements (unaudited)....... F- 2
  Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1996
   (unaudited)............................................................ F- 3
  Pro Forma Condensed Consolidated Statement of Operations for the year ended September 30, 1995 (unaudited)................................... F- 4
  Pro Forma Condensed Consolidated Statement of Operations for the six
   months ended March 31, 1996 (unaudited)................................ F- 5
  Notes to Pro Forma Condensed Consolidated Financial Statements
   (unaudited)............................................................ F- 6

                              INTELCOM GROUP INC.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  In December 1995, the Company received approximately $21.1 million from the purchaser of four of its teleports in partial payment for the assets and entered into a management agreement with the purchaser whereby the purchaser assumed control over the teleport operations. Upon FCC approval of the transaction the Company completed the sale in March 1996 and received an additional $.4 million due to certain closing adjustments. Total proceeds received were $21.5 million and the Company recognized a loss of approximately $.8 million on the sale. Revenue associated with these operations was approximately $3.5 million, $5.9 million, $9.1 million, $4.5 million and $2.5 million for the fiscal years ended September 30, 1993, 1994, 1995 and the six months ended March 31, 1995 and 1996, respectively. The Company has reported the results of operations from these assets through December 31, 1995.

  On April 30, 1996, ICG completed a private offering (the "Private Offering") of 12 1/2% Senior Discount Notes (the "12 1/2% Notes") and of 14 1/4% Exchangeable Preferred Stock (the "Preferred Stock") for gross proceeds of $300.0 million and $150.0 million, respectively. Net proceeds from the Private Offering after costs of approximately $17.0 million were approximately $433.0 million.

  The 12 1/2% Notes are unsecured senior obligations of ICG (guaranteed by IntelCom) that mature on May 1, 2006, at a maturity value of $550.3 million. Interest will accrue at 12 1/2% per annum beginning May 1, 2001, and is payable each May 1 and November 1 commencing November 1, 2001.

  The Preferred Stock consists of 150,000 shares that bear a cumulative dividend at the rate of 14 1/4% per annum. The dividend is payable quarterly in arrears each February 1, May 1, August 1 and November 1 commencing August 1, 1996. Through May 1, 2001, the dividend is payable at the option of ICG in cash or additional shares of Preferred Stock. ICG may exchange the Preferred Stock into 14 1/4% Senior Subordinated Exchange Debentures at any time after the exchange is permitted by certain indenture restrictions. The Preferred Stock is subject to mandatory redemption on May 1, 2007.

  Approximately $35.3 million of the proceeds from the Private Offering were used to redeem the 12% Redeemable Preferred Stock of ICG (the "Redeemable Preferred Stock") issued in August 1995 ($30.0 million), pay accrued preferred dividend ($2.6 million) and to repurchase 916,666 IntelCom warrants ($2.7 million) issued in connection with the Redeemable Preferred Stock. The Company recognized a charge of approximately $12.3 million for the excess of the redemption price of the Redeemable Preferred Stock over the carrying amount at April 30, 1996 and a charge of approximately $11.5 million for the payment with respect to consents to amendments to the 13 1/2% Notes Indenture to permit the Private Offering which, together, will be reflected in the Company's results of operations for the three months ended June 30, 1996.

  The accompanying unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1996, includes the historical balance sheet of the Company and the Pro Forma effect of the Private Offering. The unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended September 30, 1995 and the six months ended March 31, 1996 include the historical results of operations for the Company and the Pro Forma effects of the sale of the teleports and the Private Offering as if they occurred at the beginning of the periods presented.

  The unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the historical audited financial statements and related notes thereto of the Company included elsewhere herein. The unaudited Condensed Consolidated Pro Forma Financial Statements are not necessarily indicative of the results that actually would have occurred had the Pro Forma transactions been consummated at the dates indicated, nor are they necessarily indicative of future operating results or financial position of the Company.

                              INTELCOM GROUP INC.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1996
                                 (IN THOUSANDS)

                                                       PRIVATE
                                          HISTORICAL  OFFERING         PRO FORMA
                                          ----------  ---------        ---------
                                                   (UNAUDITED)
                 ASSETS
Cash and cash equivalents................ $ 139,485   $387,867 (c)     $ 527,352
Other current assets.....................    59,532        --             59,532
                                          ---------   --------         ---------
    Total current assets.................   199,017    387,867           586,884
Property and equipment, net..............   275,942        --            275,942
Other non-current assets.................    91,608      9,741 (d)       101,349
                                          ---------   --------         ---------
                                          $ 566,567   $397,608         $ 964,175
                                          =========   ========         =========
  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities...................... $  46,081   $    --          $  46,081
Long-term debt, net of discount, less
 current portion.........................   393,704    300,029 (a)       693,733
Deferred credits and other liabilities...    68,086        --             68,086
                                          ---------   --------         ---------
    Total liabilities....................   507,871    300,029           807,900
Minority interest........................     3,612        --              3,612
Redeemable preferred stock of subsidiary
 ($30,000 liquidation value).............    19,571   (19,571) (b)           --
Preferred stock of ICG (redeemable)
 ($150,000 liquidation value)............       --     144,380 (e)       144,380
Shareholders' equity:
  Common shares..........................   205,284        --            205,284
  Additional paid-in capital.............    26,520     (2,673)(f)        23,847
  Foreign currency translation
   adjustment............................      (330)       --               (330)
  Accumulated deficit....................  (195,961)   (24,557)(a)(b)   (220,518)
                                          ---------   --------         ---------
    Total shareholders' equity...........    35,513    (27,230)            8,283
                                          ---------   --------         ---------
                                          $ 566,567   $397,608         $ 964,175
                                          =========   ========         =========

                              INTELCOM GROUP INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     YEAR ENDED SEPTEMBER 30, 1995
                            -----------------------------------------------------
                                          SALE OF     PRIVATE
                            HISTORICAL TELEPORTS (2) OFFERING      PRO FORMA
                            ---------- ------------- ---------     ---------
                                            (UNAUDITED)
Revenue:
  Telecom services........   $ 32,330     $   --     $    --       $  32,330
  Network services........     58,778         --          --          58,778
  Satellite services......     20,502      (9,142)        --          11,360
                             --------     -------    --------      ---------
    Total revenue.........    111,610      (9,142)        --         102,468
                             --------     -------    --------      ---------
Cost of services..........     76,778      (5,804)        --          70,974
Selling, general and
 administrative expenses..     65,022      (3,774)        --          61,248
Depreciation and
 amortization.............     16,624      (2,214)        --          14,410
                             --------     -------    --------      ---------
    Operating expenses....    158,424     (11,792)        --         146,632
                             --------     -------    --------      ---------
    Operating loss........    (46,814)      2,650         --         (44,164)
Other income (expense):
  Interest expense........    (24,368)        402     (49,978)(a)    (73,944)
  Other, net..............     (4,999)          5     (34,126)(b)    (39,120)
                             --------     -------    --------      ---------
    Net loss..............    (76,181)      3,057     (84,104)      (157,228)
Preferred stock dividend..       (467)        --          --            (467)
                             --------     -------    --------      ---------
    Net loss attributable
     to common sharehold-
     ers..................   $(76,648)    $ 3,057    $(84,104)     $(157,695)
                             ========     =======    ========      =========
    Loss per common share.   $  (3.25)    $  0.13    $  (3.56)     $   (6.68)
                             ========     =======    ========      =========
Weighted average number of
 common shares
 outstanding..............     23,604      23,604      23,604         23,604

                              INTELCOM GROUP INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                      SIX MONTHS ENDED MARCH 31, 1996
                                -----------------------------------------------
                                             SALE OF     PRIVATE      PRO FORMA
                                HISTORICAL TELEPORTS(2)  OFFERING     OFFERING
                                ---------- ------------ ---------     ---------
                                                (UNAUDITED)
Revenue:
  Telecom services.............  $ 31,148     $  --     $    --       $  31,148
  Network services.............    29,691        --          --          29,691
  Satellite services...........    10,504     (2,478)        --           8,026
                                 --------     ------    --------      ---------
    Total revenue..............    71,343     (2,478)        --          68,865
                                 --------     ------    --------      ---------
Cost of services...............    49,824     (1,696)        --          48,128
Selling, general and
 administrative expenses.......    40,239     (1,493)        --          38,746
Depreciation and amortization..    12,361       (653)        --          11,708
                                 --------     ------    --------      ---------
    Operating expenses.........   102,424     (3,842)        --          98,582
                                 --------     ------    --------      ---------
    Operating loss.............   (31,081)     1,364         --         (29,717)
Other income (expense):
  Interest expense.............   (29,432)        90     (30,739)(a)    (60,081)
  Other, net...................    (1,070)       --      (21,900)(b)    (22,970)
                                 --------     ------    --------      ---------
    Loss before income taxes
     and cumulative effect of
     change in accounting......   (61,583)     1,454     (52,639)      (112,768)
Income tax benefit/(expense)...     4,482        --          --           4,482
                                 --------     ------    --------      ---------
    Net loss before cumulative
     effect of change in
     accounting................   (57,101)     1,454     (52,639)      (108,286)
Cumulative effect of change of
 accounting....................    (3,453)       --          --          (3,453)
                                 --------     ------    --------      ---------
    Net loss...................   (60,554)     1,454     (52,639)      (111,739)
Preferred dividend.............    (1,027)       --          --          (1,027)
                                 --------     ------    --------      ---------
    Net loss attributable to
     common shareholders.......  $(61,581)    $1,454    $(52,639)     $(112,766)
                                 ========     ======    ========      =========
    Loss per common share......  $  (2.42)    $ 0.06    $  (2.07)     $   (4.43)
                                 ========     ======    ========      =========
Weighted average number of
 common shares outstanding.....    25,471     25,471      25,471         25,471

                              INTELCOM GROUP INC.

  NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(1) BASIS OF PRESENTATION:

  Pro Forma information reflects the sale of the teleports and the completion of the Private Offering. The Company's historical balance sheet as March 31, 1996 includes the effects of the sale of the teleports.

  The accompanying unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1996 includes the historical balance sheet of the Company and the Pro Forma effect of the Private Offering. The unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended September 30, 1995 and the six months ended March 31, 1996 include the historical results of operations for the Company and the Pro Forma effects of the sale of the teleports and the Private Offering as if they occurred at the beginning of the periods presented.

(2) SALE OF TELEPORTS

  The Pro Forma adjustments for the sale of the teleports eliminates the revenue, operating expenses and other income (expense) relating to the teleport operations for the periods indicated. The sale of the Company's teleports is reflected in the actual balance sheet as of March 31, 1996.

(3) PRIVATE OFFERING AND PRO FORMA ADJUSTMENTS

  The Pro Forma adjustments for the Private Offering reflect (i) the receipt of the net proceeds from the Private Placement and interest on the $300.0 million gross proceeds of the 12 1/2% notes and preferred stock dividends on $150.0 million liquidation preference of Preferred Stock, without giving effect to any interest income on available cash or the capitalization of any interest associated with construction in progress, (ii) amortization of debt issuance costs and accretion of preferred stock issuance costs associated with the Private Offering over ten and eleven years, respectively, (iii) the redemption of $30.0 million of Redeemable Preferred Stock, payment of accrued dividends and the related $12.3 million charge for the excess of the redemption price as of April 30, 1996 over the carrying amount, (iv) the repurchase of 916,666 redeemable warrants presented, and (v) the payment with respect to consents to amendments to the 13 1/2% Notes Indenture to permit the Private Placement, as if such events had occurred at the beginning of the periods presented or for balance sheet purposes, on the balance sheet date. Pro Forma adjustments for the Private Offering are as follows:

  (a) The note discount on the 12 1/2% Notes will be accreted using the interest method on the $300.0 million gross proceeds; debt issuance costs are amortized over the ten year period to maturity of the notes as a charge to interest expense. In addition, the payment with respect to consents to amendments to the 13 1/2% Notes Indenture to permit the Private Offering is recorded as interest expense.

  (b) Upon the redemption of the $30,000,000 of Redeemable Preferred Stock, the Company paid accrued dividends of approximately $2.6 million and recognized a charge of approximately $12.3 million for the excess of the redemption price over the carrying amount as of April 30, 1996. In addition, the adjustment reflects the accrual of a cumulative 14 1/4% dividend on the Preferred Stock reduced by the historical 12% dividend that had been incurred on the Redeemable Preferred Stock. Costs associated with the issuance of the Preferred Stock will be accreted over the eleven years from date issued until mandatorily redeemable.

  (c) To reflect the net proceeds of the Private Offering, the repurchase of the Redeemable Preferred Stock, the payment of accrued preferred dividends, the repurchase of 916,666 redeemable warrants and the payment with respect to consents to amendments to the 13 1/2% Notes Indenture to permit the Private Offering.

                              INTELCOM GROUP INC.

                                  (UNAUDITED)
  (d) Debt issuance costs are capitalized in other non-current assets and amortized over the ten year period to maturity of the notes as a charge to interest expense.

  (e) The Preferred Stock is net of costs associated with the issuance of the Preferred Stock, which will be accreted over the eleven years from date issued until mandatorily redeemable.

  (f) The cost of the repurchase of 916,666 redeemable warrants of approximately $2.7 million is reflected as an adjustment to additional paid-in capital as the repurchase price is less than the value allocated to the warrants at the date issued.

       No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it related or any offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.



TABLE OF CONTENTS



AVAILABLE INFORMATION.................. -4-

INFORMATION INCORPORATED BY REFERENCE.. -4-

PROSPECTUS SUMMARY..................... -6-

RISK FACTORS........................... -21-

THE EXCHANGE OFFERS.................... -28-

DESCRIPTION OF NEW NOTES............... -36-

DESCRIPTION OF NEW PREFERRED STOCK..... -60-

DESCRIPTION OF EXCHANGE DEBENTURES..... -83-

PLAN OF DISTRIBUTION...................-120-

LEGAL MATTERS..........................-120-

EXPERTS................................-120-

INDEX TO PROFORMACONDENSED
CONSOLIDATED FINANCIAL
STATEMENTS............................. F-1

                         INTELCOM GROUP (U.S.A.), INC.


                              INTELCOM GROUP INC.



                                 -------------
                                   PROSPECTUS
                                 -------------







                              __________ ___, 1996

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

  ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

       As permitted by Section 7-3-101.5 of the Colorado Corporation Code, ICG's First Amended and Restated Articles of Incorporation provide that ICG shall indemnify any and all officers, directors, or employees against expenses incurred by them, in connection with the defense of any legal proceedings or threatened legal proceedings to which such persons are made a party because of such positions if:

    (I) He conducted himself in good faith;

    (II)  He reasonably believed;

       (A) In the case of conduct in his official capacity with the corporation, that his conduct was in the corporation's best interest; or

       (B) In all other cases, that his conduct was at least not opposed to the corporation's best interests; and

    (III) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

    The IntelCom Bylaws, as amended, contain a provision limiting the liability of directors of IntelCom to the fullest extent permitted under the laws of the Canada Business Corporations Act (the "CBCA"). The CBCA allows IntelCom, with court approval, to indemnify a Director or former Director of IntelCom against all costs, charges and expenses, actually and reasonably incurred by him, including an amount paid to settle an action or satisfy a judgment in civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a Director, including an action brought by IntelCom if:

    a) he acted honestly and in good faith with the view to the best interest of the company; and

    b) in the case of criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

    IntelCom's Bylaws also allow the Directors to cause IntelCom to indemnify any officer, employee or agent of IntelCom against all costs, charges and expenses incurred by him resulting from his acting as officer, employee or agent of the company. See Part 7 of IntelCom's Bylaws for a description of the indemnification provisions of IntelCom's Bylaws.

    See Item 22 of this Registration Statement regarding the position of the Securities and Exchange Commission on indemnification for liabilities arising under the Securities Act.

  ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


  (1) Underwriting Agreement.  Not Applicable
      ----------------------

  (2) Plan of Acquisition, Reorganization, Arrangement, Liquidation or
      ----------------------------------------------------------------
      Succession.  None
      ----------

  (3) Articles of Incorporation.
      -------------------------

       3.1: First Amended and Restated Articles of Incorporation of IntelCom Group (U.S.A.), Inc.+

  (4) Instruments defining the rights of security holders, including indentures.
      -------------------------------------------------------------------------

      4.1: Note Purchase Agreement, dated September 16, 1993 [Incorporated by reference to Annual Report on Form 20-F for the year ended September 30, 1993, as filed on March 31, 1994].

      4.2: Note Purchase Agreement, dated October 27, 1993 [Incorporated by reference to Annual Report on Form 20-F for the year ended September 30, 1993, as filed on March 31, 1994].

      4.3: Form of Indenture between IntelCom Group Inc. and Bankers Trust Company for 7% Convertible Subordinated Redeemable Notes due 1998 [Incorporated by reference to Exhibit 4.3 to Registration Statement on Form S-1, File No. 33-75636].

      4.4: Form of Indenture between IntelCom Group Inc. and Bankers Trust Company for 7% Simple Interest Convertible Subordinated Redeemable Notes due 1998 [Incorporated by reference to Exhibit 4.4 to Registration Statement on Form S-1, File No. 33-75636].

      4.4: Note Purchase Agreement, dated as of July 14, 1995, among IntelCom Group (U.S.A.), Inc., IntelCom Group Inc., Morgan Stanley Group Inc. ("MS Group") (the "Initial Purchaser"), Princes Gate Investors, L.P., Acorn Partnership I, L.P., PGI Investments Limited, PGI Sweden AB, and Gregor von Opel (collectively, together with the Initial Purchaser, the "Committed Purchasers") and MS Group, as agent for the Purchasers (as such term is defined therein) [Incorporated by reference to Exhibit 4.1 to Form 8-K, as filed on August 2, 1995].

      4.5: Warrant Agreement, dated as of July 14, 1995, among the Registrant, the Committed Purchasers, and IntelCom Group (U.S.A.), Inc., as Warrant Agent [Incorporated by reference to Exhibit 4.2 to Form 8-K, as filed on August 2, 1995].

      4.6: Indenture, dated as of August 8, 1995, among IntelCom Group (U.S.A.), Inc., IntelCom Group Inc. and Norwest Bank Colorado, National Association [Incorporated by reference to Exhibit 4.1 to Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, as filed on August 10, 1995].

      4.7: Registration Rights Agreement, dated as of August 8, 1995 among IntelCom Group Inc., IntelCom Group (U.S.A.), Inc. and Morgan Stanley & Co. Incorporated [Incorporated by reference to Exhibit 4.2 to Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, as filed on August 10, 1995].

      4.8: Warrant Agreement, dated as of August 8, 1995 between IntelCom Group Inc. and Norwest Bank Colorado, National Association [Incorporated by reference to Exhibit 4.3 to Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, as filed on August 10, 1995].

      4.9: Warrant Agreement Amendment, dated as of August 8, 1995 among IntelCom Group Inc., Morgan Stanley Group, Inc., Princes Gate Investors, L.P., IntelCom Group (U.S.A.), Inc., and certain subsidiaries of IntelCom Group (U.S.A.), Inc. [Incorporated by reference to Exhibit 4.4 to Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, as filed on August 10, 1995].

      4.10:  Form of Old Note+

      4.11:  Form of New Note+

      4.12:  Form of Letter of Transmittal  with respect to the Note Exchange
             Offer+

      4.13: Indenture, dated as of April 30, 1996, among IntelCom Group (U.S.A.), Inc., IntelCom Group Inc. and Norwest Bank Colorado, National Association.+

      4.14:  Registration Rights Agreement, dated April 30, 1996, among
             IntelCom Group (U.S.A.), Inc., IntelCom Group Inc. and Norwest Bank Colorado, National Association, with respect to the Preferred Stock.+

      4.15:  Registration Rights  Agreement dated April 30, 1996, among
             IntelCom Group (U.S.A.), Inc., IntelCom Group Inc. and Norwest Bank Colorado, National Association, with respect to the Senior Discount Notes.+

      4.16:  Form of Old Preferred Stock Certificate+

      4.17:  Form of New Preferred Stock Certificate+

      4:18: Form of Letter of Transmittal with respect to the Preferred Stock Exchange Offer.+

  (5)    Opinion regarding legality.
         --------------------------

       5.1:  Opinion of Reid & Priest LLP+

       5.2:  Opinion of Tupper, Jonsson & Yeadon +

  (8)    Opinion regarding tax matters.
         -----------------------------


       8.1:  Opinion of Reid & Priest LLP +


  (10) Material Contracts.  Not Applicable
       ------------------


  (12) Statement re Computation of Ratios.  Not Applicable
       ----------------------------------


  (15) Letter regarding Unaudited Interim Financial Statements.  Not
       -------------------------------------------------------
       Applicable

  (23)  Consents.
        --------

       23.1:  Consent of KPMG Peat Marwick LLP

       23.2:  Consent of Reid & Priest LLP (included in Exhibit 5.1) +

       23.3:  Consent of Tupper, Jonsson & Yeadon (included in Exhibit 5.2) +


       23.2: Consent of Connecticut Research [Incorporated by reference to Annual Report on Form 10-K for the year ended September 30, 1994, as filed on December 27, 1994]

  (24)  Power of Attorney.
        -----------------


       24.1 Power of Attorney with respect to IntelCom Group (U.S.A.),   Inc.+

       24.2 Power of Attorney with respect to IntelCom Group,  Inc.+

  (25) Statement of Eligibility of Trustee.
       -----------------------------------

       25.1: Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Norwest Bank Colorado, National Association +


       ______________________


       + Previously filed

  ITEM 22. UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrants hereby undertake:

    (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

  (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

  (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

  (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
      Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirement of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado, on June 27, 1996.

                                        INTELCOM GROUP (U.S.A.), INC.


                                        By:              *
                                             ------------------------
                                             J. Shelby Bryan
                                             Chairman of the Board, President,
                                             Chief Executive Officer and
                                             Director





       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

         Signature                         Title                     Date
- ----------------------------  -------------------------------  ----------------

            *                   Chairman of the Board,          June 27, 1996
- ----------------------------          President,
      J. Shelby Bryan         Chief Executive Officer and
                              Director (Principal executive
                                        officer)


     /s/ John D. Field        Executive Vice President and      June 27, 1996
- ----------------------------             Director
        John D. Field

           *                     Executive Vice President,      June 27, 1996
- ----------------------------   Chief Financial Officer and
      James D. Grenfell       Director (Principal accounting
                                         officer)


           *                            Director                June 27, 1996
- ----------------------------
William J. Maxwell


           *                            Director                June 27, 1996
- ----------------------------
Marc E. Maassen



- ---------------------------

    By:           /s/ John D. Field
        -----------------------------------------
             John D. Field
             Attorney-in-Fact

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado, on June 27, 1996.

                                     INTELCOM GROUP INC.

                                     By:    *
                                        --------------------------------------
                                        J. Shelby Bryan
                                        President, Chief Executive Officer and
                                        Director




    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                        Title                    Date
- ----------------------  ----------------------------  ----------------



- ----------------------    Chairman of the                June   , 1996
William J. Laggett        Board of Directors



  *                       President, Chief Executive     June 27, 1996
- ----------------------    Officer and Director
J. Shelby Bryan



  *                       Executive Vice President       June 27, 1996
- --------------------      and Chief Financial Officer
James D. Grenfell


  *                       Director                       June 27, 1996
- --------------------
Harry R. Herbst


- --------------------      Director                       June   , 1996
William W. Becker

  *                       Director                       June 27, 1996
- --------------------
Jay E. Ricks

  *                       Director                       June 27, 1996
- --------------------
Gregory C.K. Smith

  *                       Director                       June 27, 1996
- --------------------
Leontis Teryazos




- ---------------------------


By:           /s/ John D. Field
   -----------------------------------------
             John D. Field
             Attorney-in-Fact

    Exhibit Index  Page No.
    -------------  --------



    (23)  Consents.
          --------

         23.1:  Consent of KPMG Peat Marwick LLP